UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

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PPL Electric Utilities Corporation

(Name of Registrant as Specified in Its Charter)

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PPL Electric Utilities Corporation

Notice of Annual Meeting
May 21, 2009

and

Information Statement
(including appended
2008 Financial Statements)

PPL ELECTRIC UTILITIES CORPORATION
Two North Ninth Street
Allentown, Pennsylvania 18101

Notice of Annual Meeting of Shareowners

Time and Date	9:00 a.m., Eastern Daylight Time, on Thursday, May 21, 2009.

Place	Offices of PPL Electric Utilities Corporation Two North Ninth Street Allentown, Pennsylvania

Items of Business	• To elect the directors listed herein

• To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You can vote if you are a shareowner of record on February 27, 2009.

Proxy Voting	Proxies are not being solicited from shareowners because a quorum exists for the Annual Meeting based on the PPL Electric Utilities Corporation stock held by its parent, PPL Corporation. PPL Corporation owns all of the outstanding shares of common stock, and as a result, 99% of the voting shares of PPL Electric Utilities Corporation. PPL Corporation intends to vote all of these shares in favor of the election of PPL Electric Utilities Corporation’s nominees as directors.

By Order of the Board of Directors,

Elizabeth Stevens Duane
Secretary

April 28, 2009

Important Notice Regarding the Availability of Materials
for the Shareowner Meeting to Be Held on May 21, 2009:

This Information Statement is available at
http://www.pplweb.com/PPLElectricInfoStatement

(i)

PPL ELECTRIC UTILITIES CORPORATION
Two North Ninth Street
Allentown, Pennsylvania 18101

Information Statement

Annual Meeting of Shareowners
May 21, 2009
9:00 a.m. (Eastern Daylight Time)

We are providing this Information Statement in connection with the Annual Meeting of Shareowners of PPL Electric Utilities Corporation, or the company, to be held on May 21, 2009, and at any adjournment or postponement of the Annual Meeting. PPL Corporation, the parent of PPL Electric Utilities Corporation, owns all of the shares of the company’s outstanding common stock, which represents 99% of the company’s outstanding voting shares. As a result, a quorum exists for the Annual Meeting based on PPL Corporation’s stock ownership. ACCORDINGLY, WE ARE NOT ASKING THE SHAREOWNERS FOR A PROXY, AND SHAREOWNERS ARE REQUESTED NOT TO SEND US A PROXY. We first released this Information Statement to shareowners on or about April 28, 2009.

GENERAL INFORMATION

What am I voting on?

There is one proposal scheduled to be voted on at the meeting, which is the election of the six directors listed herein for a term of one year.

Who can vote?

Holders of PPL Electric Utilities Corporation common stock, 4 1/2% Preferred Stock and Series Preferred Stock as of the close of business on the record date, February 27, 2009, may vote at the Annual Meeting. Each share of common stock, 4 1/2% Preferred Stock and Series Preferred Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

If your shares are registered directly in your name with PPL Electric Utilities Corporation’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “shareowner of record.” The Notice of Annual Meeting and Information Statement have been sent directly to you by PPL Electric Utilities Corporation.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting and Information Statement has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareowner of record.

How do I vote?

As we are not asking shareowners for a proxy by mail, you may come to the Annual Meeting and cast your vote there by ballot. Please bring your admission ticket with you to the Annual Meeting. You may request directions to the Annual Meeting by contacting Investor Services at 1-800-345-3085.

Abstentions and broker non-votes are not counted as either “yes” or “no” votes.

We do not expect that any other matters will be brought before the Annual Meeting.

Who can attend the Annual Meeting?

If you are a shareowner of record, your admission ticket is enclosed with the Notice of Annual Meeting and Information Statement. You will need to bring your admission ticket, along with picture identification, to the meeting. If you own shares in street name, please bring your most recent brokerage statement, along with picture identification, to the meeting. The company will use your brokerage statement to verify your ownership of 4 1/2% Preferred Stock or Series Preferred Stock and admit you to the meeting.

What constitutes a quorum?

As of the record date of February 27, 2009, there were a total of 66,873,245 shares of PPL Electric Utilities Corporation outstanding and entitled to vote, consisting of 66,368,056 shares of common stock all owned by PPL Corporation, 247,524 shares of 4 1/2% Preferred Stock and 257,665 shares of Series Preferred Stock. The 2,500,000 outstanding shares of Preference Stock are not entitled to vote. In order to conduct the Annual Meeting, a majority of the outstanding shares entitled to vote must be present in order to constitute a quorum. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record who holds shares for another person has not received voting instructions from the beneficial owner of the shares and, under New York Stock Exchange, or NYSE, listing standards, does not have discretionary authority to vote on a proposal.

What vote is needed for the directors to be elected?

Shareowners have the unconditional right of cumulative voting. Shareowners may vote in this manner by multiplying the number of shares registered in their respective names on the record date by the total number of directors to be elected at the Annual Meeting and casting all of such votes for one nominee or distributing them among any two or more nominees. The nominees who receive the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person’s name in the list of nominees on the ballot. Shares will be voted for the remaining nominees on a pro rata basis.

How does the company keep voter information confidential?

To preserve voter confidentiality, we voluntarily limit access to shareowner voting records to designated employees of PPL Services Corporation. These employees sign a confidentiality agreement that prohibits them from disclosing the manner in which a shareowner has voted to any employee of company affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

What is householding, and how does it affect me?

Beneficial owners of PPL Electric Utilities Corporation 4 1/2% Preferred Stock and Series Preferred Stock held in street name may receive a notice from their broker, bank or other holder of record stating that only one Information Statement and/or other shareowner communications and notices will be delivered to multiple security holders sharing an address. This practice, known as “householding,” will reduce the company’s printing, shipping, and postage costs. If any beneficial owner wants to revoke consent to this practice and wishes to receive his or her own documents and other communications, however, then he or she must contact the broker, bank or other holder of record with a notice of revocation. Any shareowner may obtain a copy of such documents from the company at the address and phone number listed on the back cover page of this Information Statement.

PROPOSAL: ELECTION OF DIRECTORS

The nominees this year are Dean A. Christiansen, David G. DeCampli, Paul A. Farr, Robert J. Grey, James H. Miller and William H. Spence, all of whom are currently serving as directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, PPL Corporation intends to vote its shares of PPL Electric Utilities Corporation common stock for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors
recommends that shareowners vote FOR this Proposal

Nominees for Directors:

DEAN A. CHRISTIANSEN, 49, is a Principal of Acacia Capital, Inc., a New York-based corporate finance firm he co-founded in 1990, providing mergers and acquisition, corporate finance, and equity and debt placement advisory services to the middle market. From August 2004 to June 2008, Mr. Christiansen also served as Managing Director of Sales and Marketing for Capital Markets Engineering & Trading LLC, a New York-based structured finance and fixed income securities financing boutique he helped organize. In addition, from October 2000 to July 2003, he served as President and Director of Lord Securities Corporation of New York, a corporate governance and financial administrative services company with operations world-wide. Mr. Christiansen received a degree in government from the University of Notre Dame and has completed additional studies in Aerospace engineering. He is also a member of the board of PPL Transition Bond Company, LLC. Mr. Christiansen has been a director since 2001.

DAVID G. DeCAMPLI, 51, is President of the company. Before being named to his current position in April 2007, Mr. DeCampli served as Senior Vice President-Transmission and Distribution Engineering and Operations of the company since December 2006. Prior to joining the company in December 2006, Mr. DeCampli served in the following positions for Exelon Energy Delivery, a retail energy marketer specializing in the supply of natural gas and electricity, in Chicago: as Vice President-Asset Investment Strategy and Development from April 2004; as Vice President and Chief Integration Officer from June 2003; as Vice President-Distribution Operations from April 2002; and as Vice President-Merger Implementation & Operations Strategy from October 2000. He also previously held various other engineering and management positions at PECO Energy. Mr. DeCampli earned a bachelor’s degree in electrical engineering from Drexel University and a master’s in organizational dynamics from the University of Pennsylvania. He has been a director since 2007.

PAUL A. FARR, 41, is Executive Vice President and Chief Financial Officer of the company’s parent, PPL Corporation. Prior to assuming his current position in April of 2007, Mr. Farr was named Senior Vice President-Financial of PPL Corporation in August 2005, Vice President and Controller in August 2004 and served as Controller until January 2006. Prior to serving in his PPL Corporation positions, Mr. Farr served as Senior Vice President of PPL Global, LLC, a subsidiary of PPL Corporation that owns and operates electricity businesses in the United Kingdom, from January 2004, as well as Vice President-International Operations from June 2002 and Vice President since October 2001. Mr. Farr also served for several years as the chief financial officer of PPL Montana, LLC, and in other management positions at PPL Global. Before joining PPL in 1998, Mr. Farr served as an international project finance manager at Illinova Generating Company, as an international tax manager for Price Waterhouse LLP and as an international tax senior at Arthur Andersen. Mr. Farr earned a bachelor’s degree in accounting from Marquette University and a master’s degree in management from Purdue University. He is a certified public accountant and also serves on the boards of PPL Energy Supply, LLC and PPL Transition Bond Company, LLC. Mr. Farr has been a director since 2007.

ROBERT J. GREY, 58, serves as Senior Vice President, General Counsel and Secretary of the company’s parent, PPL Corporation, and is on the board of PPL Energy Supply, LLC. Mr. Grey earned his bachelor’s degree from Columbia University, a law degree from Emory University and a Master of Laws degree from George Washington University. Before being named as Senior Vice President, General Counsel and Secretary of PPL Corporation and the company in 1996, a position he served with the company until July 2000, Mr. Grey served as Vice President, General Counsel and Secretary. Before joining the company in 1995, Mr. Grey served as General Counsel for Long Island Lighting Company and was a partner with the law firm of Preston Gates & Ellis, now known as Kirkpatrick & Lockhart Preston Gates Ellis LLP. He has been a director since 2000.

JAMES H. MILLER, 60, is Chairman, President and Chief Executive Officer of the company’s parent, PPL Corporation. Prior to his current appointment in October of 2006, Mr. Miller was named President of PPL Corporation in August 2005; Chief Operating Officer in September 2004, a position he held until the end of June 2006; and Executive Vice President in January 2004. He also served as President of PPL Generation, LLC, a PPL subsidiary that operates power plants in the United States. He also serves on the boards of PPL Corporation and PPL Energy Supply, LLC. Mr. Miller earned a bachelor’s degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear program. Before joining PPL Generation, LLC in February 2001, Mr. Miller served as Executive Vice President and Vice President, Production of USEC, Inc. from 1995 and prior to that time as President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and in various engineering and management positions at the former Delmarva Power and Light Co. Mr. Miller has been a director since 2001.

WILLIAM H. SPENCE, 52, is Executive Vice President and Chief Operating Officer of the company’s parent, PPL Corporation. Prior to joining PPL in June 2006, Mr. Spence had 19 years of service with Pepco Holdings, Inc., an energy delivery company in the Mid-Atlantic region, and its heritage companies, Delmarva Power and Conectiv. He served as Senior Vice President of Pepco Holdings from August 2002 and as Senior Vice President of Conectiv Holdings since September 2000. He joined Delmarva Power in 1987 in that company’s regulated gas business, where he held various management positions before being named Vice President of Trading in 1996. Mr. Spence also serves on the board of PPL Energy Supply, LLC. Mr. Spence earned a bachelor’s degree in petroleum and natural gas engineering from Penn State University and a master’s degree in business administration from Bentley College. Mr. Spence has been a director since 2006.

GOVERNANCE OF THE COMPANY

Board of Directors

Attendance. The Board of Directors held one Board meeting and acted by unanimous written consent 14 times during 2008. Each director attended the meeting held by the Board during 2008, except for Mr. Farr who was unable to attend the meeting. Directors are expected to attend all meetings of the Board, its Executive Committee and shareowners. All of our directors attended the 2008 Annual Meeting of Shareowners, except for Mr. Farr.

Communications with the Board. Shareowners or other parties interested in communicating with the Board of Directors may write to the following address:

Board of Directors
c/o Corporate Secretary’s Office
PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

The Secretary of the company forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or auditing matters are to be brought immediately to the attention of the company’s Office of Business Ethics and Compliance and are handled in accordance with procedures established by the Audit Committee of PPL Corporation with respect to such matters.

Code of Ethics. The company’s parent maintains its Standards of Conduct and Integrity, which are applicable to all Board members and employees of the company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the company. You can find the full text of the Standards in the Corporate Governance section of PPL Corporation’s Web site (www.pplweb.com/about/corporate+governance.htm). The Standards are also available in print, without charge, to any shareowner who requests a copy.

Board Committees

The company does not have standing audit, nominating or compensation committees of the Board of Directors.

Executive Committee. During the periods between Board meetings, the Executive Committee’s function is to act on behalf of the Board on appropriate matters that do not require full Board approval under the Pennsylvania Business Corporation Law or the company’s articles of incorporation and bylaws. This Committee did not meet during 2008. The members of the Executive Committee are Mr. Miller (chair), and Messrs. DeCampli and Farr.

Nominations. The Board of Directors of the company makes the nominations for election of directors for the company and does not have a separate standing nominating committee. As PPL Corporation owns all of the outstanding shares of the company’s common stock, which represents 99% of the company’s outstanding voting shares, PPL Corporation has a quorum and voting power for the purpose of election of directors of the company, and PPL Corporation recommends to the Board of Directors of the company all of the nominees for directors of the company. Therefore, the Board of Directors of the company acts upon these recommendations and actions of PPL Corporation.

Because the company does not list any common equity securities with the NYSE and is a direct consolidated subsidiary of PPL Corporation, the company is not required to have a majority of independent directors nor an audit committee or audit committee financial expert. Most of the directors nominated are officers of PPL Corporation and its subsidiaries, including the company. In addition, because the Amended and Restated Articles of Incorporation require the company to have at all times a director who is independent, the Board of Directors nominates one independent director for election to the Board of Directors, based on the independence requirements set forth in the Amended and Restated Articles of Incorporation. The current independent director, Mr. Christiansen, was chosen by the company’s board upon the recommendation of PPL Corporation. Because PPL Corporation controls the vote and the nomination of directors of the company, the company has not recently received any director recommendations from owners of voting preferred stock of the company. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to: the Corporate Secretary’s Office, PPL Electric Utilities Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. In order to be considered, nominations by shareowners must be received by the company 75 days prior to the 2010 Annual Meeting and must contain the information required by the Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and other information concerning the shareowner and the nominee.

In considering the candidates recommended by PPL Corporation, the Board of Directors seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience, including within PPL Corporation. The company believes that prior business experience is valuable and provides a necessary basis for consideration of the many complicated issues associated with the company’s business and the impact of related decisions on PPL Corporation and other shareowners, customers, employees and the general public. In addition, the Board of Directors seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the company’s operations and interests. After completing the evaluation process, the Board of Directors votes on whether to approve the nominees. Each nominee to be elected who is named in this Information Statement was recommended by PPL Corporation in accordance with the practices described above.

Compensation Processes and Procedures. The Compensation, Governance and Nominating Committee, or CGNC, of the Board of Directors of the company’s parent, PPL Corporation, determines compensation for all officers who are deemed to be executive officers of PPL Corporation. This group includes all of the named executive officers who are included in the “Summary Compensation Table” on page 22, except for David G. DeCampli before he was named president of the company in April 2007. Specifically, the CGNC has strategic and administrative responsibility for a broad range of issues, including ensuring that executive officers are compensated effectively and in a manner consistent with the company’s stated compensation strategy. The CGNC also oversees the administration of executive compensation plans, including the design of, and performance measures and award opportunities for, the executive incentive programs, and some employee benefits. The CGNC has the authority to make restricted stock, restricted stock unit, performance unit and option awards of PPL Corporation stock under the PPL Incentive Compensation Plan, or ICP. The Board of Directors of PPL Corporation appoints each member of the CGNC and has determined that each is an independent director.

The CGNC periodically reviews executive officer compensation to ensure that compensation is consistent with PPL Corporation’s compensation philosophies, company and personal performance, changes in market practices, and changes in an individual’s responsibilities. At the CGNC’s first regular in-person meeting each year, which it holds in January, the CGNC reviews the performance of PPL Corporation executive officers, including the company’s named executive officers, and makes awards for the just-completed fiscal year.

To assist in its efforts to meet the objectives outlined above, the CGNC has retained Towers Perrin, a nationally known executive compensation and benefits consulting firm, to advise it on a regular basis on executive compensation and benefit programs. Towers Perrin provides additional information to the CGNC so that it can determine whether the executive compensation programs of PPL Corporation and the company are reasonable and consistent with competitive practices. Representatives of Towers Perrin regularly participate in CGNC meetings and provide advice as to compensation trends and best practices, plan design and competitive market comparisons.

Annually, the CGNC requests Towers Perrin to develop an analysis of current competitive compensation practices and levels. This analysis begins with a general review at the committee’s July meeting and continues with a detailed analysis of competitive pay levels and practices at its year-end meeting. The CGNC uses this analysis when it assesses performance and considers salary levels and incentive awards at its January meeting following the performance year.

Senior management of PPL Corporation and each of its subsidiaries, including the company, develop the business plan and recommend to the CGNC the related goals for the annual cash incentive program and the long-term incentive program for the upcoming year, based on industry and market conditions and other factors. All of the incentive goals are reviewed and approved by the CGNC.

The CGNC has the authority to review and approve annually the compensation structure, including goals and objectives, of the president of the company and other executive officers who are deemed to be executive officers of PPL Corporation and are subject to Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including all of the executive officers named in this Information Statement. The chief executive officer of PPL Corporation reviews with the CGNC his evaluation of the performance and leadership of: (1) the executive officers who report directly to him; (2) the presidents of the major business lines who report to the chief operating officer, which includes the president of the company, with input from the chief operating officer; and (3) the treasurer and controller of PPL and the company, with input from the chief financial officer. The CGNC approves the annual compensation, including salary, incentive compensation and other remuneration of such executive officers.

Compensation of Directors

Directors who are employees of the company or its affiliates do not receive any separate compensation for service on the Board of Directors or its Executive Committee. The company pays Lord Securities Corporation an annual fee of $7,000 for providing the services of the company’s independent director, Dean A. Christiansen.

STOCK OWNERSHIP

As noted above, all of the outstanding shares of common stock of the company are owned by PPL Corporation. No directors or executive officers of the company own any shares of PPL Electric Utilities Corporation preferred, series preferred or preference stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, our directors and executive officers, and all holders of more than 10% of either 4 1/2% Preferred Stock or Series Preferred Stock, met all filing requirements under Section 16(a) of the Exchange Act during 2008.

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors of the company’s parent, PPL Corporation, adopted a written related-person transaction policy in January 2007 to recognize the process its Board will use in identifying potential conflicts of interest arising out of financial transactions, arrangements or relations between PPL Corporation or its subsidiaries, including the company, and any related persons. This policy applies to any transaction or series of transactions in which PPL Corporation or a subsidiary, including the company, is a participant, the amount exceeds $120,000 and a “related person” has a direct or indirect material interest. A related person includes not only the company’s directors and executive officers, but also others related to them by specified family relationships, as well as shareowners who own more than 5% of any class of PPL Corporation’s voting securities.

Under the policy, each related-person transaction must be reviewed and approved or ratified by the disinterested independent members of the Board of PPL Corporation, other than any employment relationship or transaction involving an executive officer and any related compensation, which must be approved by PPL Corporation’s Compensation, Governance and Nominating Committee, or CGNC. PPL Corporation collects information about potential related-person transactions in annual questionnaires completed by directors and executive officers, including those of the company. PPL Corporation also reviews any payments made by PPL Corporation or its subsidiaries, including the company, to each director and executive officer and their immediate family members, and to or from those companies that either employ a director or an immediate family member of any director or executive officer. PPL Corporation’s Office of General Counsel determines whether a transaction requires review by the Board of PPL Corporation or the CGNC. Transactions that fall within the definition of the policy are reported to the Board of PPL Corporation or the CGNC. The disinterested independent members of the Board of PPL Corporation, or the CGNC, as applicable, review and consider the relevant facts and circumstances and determine whether to approve, deny or ratify the related-person transaction. Since January 1, 2008, there have been no related-person transactions involving the company that were required either to be approved under the policy or reported under the related-person transaction rules of the Securities and Exchange Commission, or SEC, except for compensation for executive officers of the company that has been approved by the CGNC.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Board of Directors has reviewed the following Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Board authorized the Compensation Discussion and Analysis to be incorporated by reference into the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and included in this Information Statement.

Board of Directors

Dean A. Christiansen David G. DeCampli Paul A. Farr Robert J. Grey James H. Miller William H. Spence

Compensation Discussion and Analysis (“CD&A”)

The Compensation, Governance and Nominating Committee of the PPL Corporation Board of Directors, referred to throughout this CD&A as the Committee, is responsible for overseeing the executive compensation program and approves all executive compensation awards to those officers who are deemed to be executive officers of PPL Corporation. This group includes all of the named executive officers of the company. The Board of Directors of the company concurs with the decisions of the Committee.

Of the named executive officers who are included in the “Summary Compensation Table” on page 22, two of the named executive officers, James E. Abel and J. Matt Simmons, Jr., are not paid separately as officers of the company but are employees of PPL Services Corporation, an affiliate of PPL Corporation and of the company. Mr. DeCampli is an employee of the company. The company is a participating employer and has adopted all of the executive compensation plans offered by PPL Corporation to officers of the major operating subsidiaries of PPL Corporation as well as the officers of PPL Corporation. Each named executive officer participates in the executive compensation plans for their particular company, but all of the benefits offered and the terms of each plan are the same for all participating companies.

2008 Summary

•	Compensation awarded to our executive officers is composed of base salary, annual short-term cash incentives, and mid- and long-term stock-based incentives. Over 60% of total direct compensation of all of the executive officers each year is “at risk.”

•	2008 reflected our ongoing commitment to a pay-for-performance philosophy, where executive compensation is linked to performance of PPL Corporation and its subsidiaries, including the company, and to individual performance.

•	2008 was a challenging year for PPL Corporation, with net income and earnings, including earnings for the company, falling short of targeted goals.

•	Substantial reductions in total direct compensation with respect to our named executive officers for 2008, a year when key business objectives were not achieved, demonstrates that our program design is appropriately aligned with and tied to our business results.

•	Equity-based awards will continue to play an important role in this difficult economic environment because they reward named executive officers for the achievement of long-term business objectives and provide incentives for the creation of shareowner value.

•	An equity award based on total shareowner return of PPL Corporation was added to the mix of incentive awards granted in 2008, in order to focus executive performance on medium-term financial performance relative to industry peers.

Objectives of PPL’s Executive Compensation Program

The executive compensation program of PPL Corporation and its subsidiaries, including the company and collectively referred to throughout this CD&A as PPL, is designed to recruit, retain and motivate executive leadership and align compensation with PPL’s performance. Because executive officer performance has the potential to affect PPL’s profitability, the elements of our executive compensation program are intended to further

PPL’s business objectives by encouraging and retaining leadership excellence and expertise, rewarding our executive officers for sustained financial and operating performance, and aligning executive rewards with value creation for our shareowners over both the short and long term.

A key component of the program is direct compensation—salary and a combination of annual cash and stock-based incentive awards—which is intended to provide an appropriate, competitive level of compensation, to reward recent performance results and to motivate longer-term contributions to achieving PPL’s strategic business objectives. The Committee evaluates the direct compensation program as a whole and seeks to deliver a balance of current cash compensation and stock-based compensation. The program also balances a level of fixed compensation paid regularly—salary—with incentive compensation that varies with the performance of PPL. The incentive compensation program focuses executive awards on annual and longer-term performance and, for executive officers including the named executive officers in the Summary Compensation Table on page 22, provides the major portion of direct compensation in the form of PPL Corporation stock, ensuring that management and shareowner interests are aligned.

Other elements of the executive compensation program provide: the ability for executives to accumulate capital, predominantly in the form of equity to align executive interests with those of PPL Corporation’s shareowners; a level of retirement income; and, in the event of special circumstances like termination of employment in connection with a change in control of PPL Corporation, special severance protection to help ensure executive retention during the change in control process and to ensure executive focus on serving the company and shareowner interests without the distraction of possible job and income loss.

To ensure appropriate alignment with business strategy and objectives and shareowner interests, the Committee regularly reviews the executive compensation program and each of its components.

Compensation Elements

Our executive compensation program consists of: (1) direct compensation; (2) indirect compensation; and (3) special compensation.

Direct Compensation

Broadly stated, the direct compensation program is intended to reward:

•	Expertise and experience through competitive salaries;

•	Short-term financial and operational performance through annual cash incentive awards, which are tied to specific, measurable objectives;

•	Achievement of sustained financial results through performance-based restricted stock unit awards;

•	Medium-term financial performance through peer-group relative performance-based performance unit awards; and

•	Stock price growth through awards of stock options.

The direct compensation program includes salary, an annual cash incentive award and stock-based, long-term incentive awards. Stock-based incentive awards are granted in three forms of equity: restricted stock units, performance units and stock options.

In general, PPL offers a direct compensation program that is intended to be competitive with that of companies of similar size and complexity, which are also the companies with which PPL competes for talent. The Committee and the company target direct compensation to be generally at the median of the competitive market. Each year, competitive data are developed by the Committee’s compensation consultant, Towers Perrin, based on companies of similar size in terms of revenue scope both in the energy services industry and general industry companies other than energy services or financial services companies. In developing this competitive data, Towers Perrin uses its published compensation surveys (typically their current-year Executive Compensation Database and Long-Term Incentive Report (approximately 800 corporate participants), Energy Services Industry Executive Compensation Database (approximately 100 corporate participants) and Benchmark Compensation Survey of Energy Trading and Marketing Positions (approximately 65 corporate participants)). When possible and appropriate, analyses are performed to size-adjust the survey data to achieve a closer correlation with the appropriate revenue scope for the applicable PPL business position. The result of these analyses produces a market reference point we refer to as the “PPL competitive data,” which we believe appropriately reflects the competitive marketplace in which we compete for executive talent. General industry data determine the PPL competitive data used for staff positions and for setting incentive levels; energy industry data are used as the PPL competitive data reference point for salaries of business line positions.

PPL competitive data are used as a tool for evaluating salary levels as well as to set target incentive levels. For example, salary amounts are determined based on the PPL competitive data provided by the compensation consultant’s analyses for a particular position and the PPL Corporation chief executive officer’s assessment, with input from PPL Corporation’s chief operating officer and chief financial officer as appropriate, and the Committee’s assessment of the individual’s expertise and experience. Total direct compensation in relation to other executives, as well as prior year individual performance and performance of the business line for which the executive is responsible, are also taken into consideration in determining any adjustment in pay level.

In addition to assessing competitive pay levels, Towers Perrin reports to the Committee regularly, and in particular at each July meeting, on recent and emerging compensation trends they perceive in the energy services industry.

The majority of direct compensation for executive officers consists of incentive compensation that varies with the performance of PPL. A portion of incentive compensation is intended to reward annual or “short-term” performance; the rest consists of restricted stock units and performance units, which are intended to promote medium-term performance, and stock options, which are intended to promote longer-term stock price growth.

Table 1 below illustrates our allocation of direct compensation for the company’s named executive officers for 2008, which is shown as a percentage of total direct compensation. For example, the salary of the president is targeted to represent less than 34% of total direct compensation. Incentive compensation—annual and long-term—is targeted to represent more than 65% of the president’s direct pay, with about 50% stock-based and linked to longer-term financial performance.

TABLE 1

Elements of Targeted Compensation as a Percentage of Total Direct Compensation—2008*

	Percentage of Total Direct Compensation
			Vice President
Direct Compensation Element	President	Treasurer	and Controller
Salary	33.9%	40.8%	40.8%

Target Annual Cash Incentive Award	16.9%	16.3%	16.3%

Target Long-term Incentive Awards	49.2%	42.9%	42.9%

*	Percentages based on target award levels as a percentage of total direct compensation. Values of restricted stock units, performance units and stock option awards shown in the Summary Compensation Table in this Information Statement reflect compensation expense recognized in 2008 for financial reporting purposes rather than fair market values calculated using the number of shares or options actually awarded. See “—Tax and Accounting Considerations—SFAS 123(R)” at the end of this CD&A at page 21 for further details on how equity awards are expensed.

Base Salary

The Committee sets base salaries to reward expertise and experience. Salaries are not “at risk” in the sense that, once established, they are paid regularly and are not contingent on attainment of specific objectives. Salaries are established annually based on individual and, where applicable, business line performance and market comparisons. We adjust executive salaries based on the expertise and experience of each executive, prior year individual performance and performance of the business line for which the executive is responsible. Additionally, the critical need for a particular executive’s skill, overall assessment of an executive’s pay in relation to others within the company and level of pay relative to the PPL competitive data are considered in determining an individual’s base salary.

Generally, the company seeks to align salaries to the median of the companies in the PPL competitive data. Salaries are considered paid competitively if they are within 15% of the PPL competitive data, or within the PPL competitive range for a particular position. For example, if the median of PPL competitive data for the president position is $375,000, we consider appropriate market compensation for this position as ranging between $320,000 and $450,000, or 15% less than and 15% greater than the market reference point of $375,000.

Because target incentive award levels are set as a percentage of base salary, increases in salary also affect annual cash incentive award and equity incentive award opportunities.

In January of each year, the Committee reviews base salary levels for all PPL Corporation executive officers, including the named executive officers.

At its meeting on January 24, 2008, the Committee approved base salaries for the named executive officers as follows:

TABLE 2

2008 Salary Adjustments by Position
(effective January 1, 2008)

		PPL Competitive
Name and Position	Prior Salary	Range	2008 Salary	% Change
D. G. DeCampli
—President	$305,000	$331,500-$448,500	$350,000	14.8%

J. E. Abel*
—Treasurer	$275,100	$225,000-$305,000	$284,000	3.2%

J. M. Simmons, Jr.*
—Vice President and Controller	$250,000	$238,000-$322,000	$265,000	6.0%

*	Messrs. Abel and Simmons were compensated for their positions served at PPL Corporation, and not as officers of the company.

The Committee increased Mr. DeCampli’s salary upon promotion to president in 2007 and further adjusted his salary based on his sustained, effective performance and in recognition that his pay was towards the lower end of the PPL competitive range.

Mr. Abel’s salary was increased to reflect continued effective performance as Vice President-Finance and Treasurer of PPL Corporation.

Mr. Simmons’ salary was increased to reflect his effective performance in the same position for PPL Corporation and the fact that his salary was low relative to the PPL competitive range.

Annual Cash Incentive Awards

The annual cash incentive award program is designed to reward annual performance compared to business objectives established at the beginning of the year. Unlike salary, where payment is a fixed amount paid regularly, this compensation element is “at risk” because awards are based on achievement of prescribed business results. Awards may vary from the target award (that is, the result at which payouts would be at 100% of the target) to the threshold or minimum payment of 50% of target or to the program maximum of 150% of target established for each position. No payment will be made if the results are below the 50% payment threshold.

The Committee makes annual cash incentive awards to executive officers under the shareowner-approved PPL Corporation Short-Term Incentive Plan, or the Short-Term Incentive Plan. The awards are based on objective corporate financial and operational measures. Specific written performance objectives and business objectives are established by management and approved by the Committee during the first quarter of each calendar year. The Committee establishes target award levels, set as a percentage of salary for each executive, based on a review of the PPL competitive data and an internal comparison of executive positions.

The Committee set the following target award levels for the positions listed for the 2008 annual cash incentive awards under the Short-Term Incentive Plan:

TABLE 3

Annual Cash Incentive Targets by Position for 2008

Targets as %
Position	of Salary
President	50%

Treasurer*	40%

Vice President and Controller*	40%

*	Targets for these positions based on positions served at PPL Corporation.

The basis for the 2008 annual cash incentive awards was adjusted following a comprehensive review of the program at the end of 2007 and the beginning of 2008. The Committee adjusted the program in two ways: (1) to change the objectives to be more focused on quantifiable measures with a greater emphasis for executive officers on corporate earnings per share, or “EPS,” achievement; and (2) to restructure the weighting of the EPS, business line and individual objectives.

As a result of the changes approved for 2008, the number of objectives was greatly reduced for purposes of calculating amounts available to pay annual cash incentive awards with a primary emphasis on EPS achievement. An individual performance factor was introduced for the presidents of the principal operating subsidiaries, including the company. Additional discretionary factors will be considered when assessing individual performance and award allocation for presidents of principal operating subsidiaries and other staff.

To implement these changes, the Committee at its January 2008 meeting revised the weighting of goal results in determining 2008 cash incentive awards. Awards for presidents of principal operating subsidiaries, including the president of the company, are now weighted 60% EPS, 20% on the results of their business line and 20% based on individual performance. In 2007, the awards for presidents were based on 40% EPS and 60% on all business line results, with their particular business line more heavily weighted than other business lines, and no individual performance factor.

The introduction of an individual performance component for determining cash incentive awards for the president of the company allows more discretion for Committee and PPL Corporation CEO judgment and provides a means to reward or penalize presidents for safety and environmental performance, corporate initiatives or strategic goal attainment. (Simultaneously with changes to the weighting of goal results for the annual cash incentive program, the Committee made several changes to the long-term incentive program, noted below on page 13, including elimination of a strategic goal-based award. Performance in connection with strategic initiatives can be the basis for all or a portion of the individual component of the annual cash award.)

The corporate financial goal for 2008, which was a fully diluted EPS target described in detail below, represented 60% of the total award for the president of the company. Business line operating results comprised 20% of the president’s award opportunity. Awards for the treasurer, and the vice president and controller, are now weighted 50% EPS, 20% on individual performance and the remaining 30% is allocated to various operational objectives of the four principal operating subsidiaries of PPL Corporation and include business line net income, marketing and trading gross margin, generation availability, operation and maintenance expense and capital expenditure amounts, safety and environmental performance and other measures critical to the success of the business lines, all of which are described in detail below.

The following table summarizes the weightings allocated to financial and operational results, by executive officer position, for determining 2008 annual cash incentive awards:

TABLE 4

Annual Cash Incentive Weightings Applied to Financial and Operational Results

			Vice President
			and
Category	President	Treasurer	Controller
Financial Results	60%	50%	50%

Operational Results

PPL Generation	—	8%	8%

PPL EnergyPlus	—	8%	8%

PPL Electric Utilities	20%	7%	7%

PPL Global	—	7%	7%

Individual performance	20%	20%	20%

At its January 2009 meeting, the Committee reviewed 2008 performance results to determine whether the named executive officers had met pre-established 2008 performance objectives. Annual cash incentive awards are determined as summarized below by multiplying the financial results and, where applicable, operational results and individual performance, by the weightings in Table 4 above to determine the total performance result for each position. The total performance result is then multiplied by the target award opportunity as detailed in Table 3 above and then multiplied by salary as of December 31, 2008, the end of the performance period.

In determining individual performance for the annual cash incentive awards for the president of the company, the Committee considers the recommendations of the PPL Corporation chief executive officer. In developing his recommendations, the chief executive officer consults with the PPL Corporation chief operating officer who establishes individual objectives at the beginning of the year and conducts a performance review at the end of the performance year on each executive. The performance review includes an assessment conducted by the chief operating officer with input from the Corporate Leadership Council members and the vice president-Human Resources and Services. The assessment contains two dimensions—an assessment of attainment of overall objectives for the year, as well as an assessment of values behaviors and key attributes.

results	X	weights (Table 4)	X	target award % (Table 3)	X	year-end salary (Table 2)	=	annual cash incentive award

As a result, the Committee approved the following annual cash incentive awards, which are reflected in the Summary Compensation Table in the column headed “Non-Equity Incentive Plan Compensation.”

TABLE 5

Annual Cash Incentive Awards for 2008 Performance

	Salary Basis for	Total Goal		2008 Annual Cash
Name	Award	Results		Award
D. G. DeCampli	$350,000	44.5%	(1)	$77,900

J. E. Abel(2)	284,000	40.3%	(3)	45,800

J. M. Simmons, Jr.(2)	265,000	43.3%	(4)	45,900

(1)	Includes individual results achieved at 125% of target performance.

(2)	Paid by PPL Services Corporation for positions served at PPL Corporation.

(3)	Includes individual results achieved at 110% of target performance.

(4)	Includes individual results achieved at 125% of target performance.

As noted above, the total goal results are based on a combination of corporate financial results, operational results and individual performance. The financial and operational objectives, described in detail below, are based on PPL’s business plan. The financial objectives are set to meet management’s objectives and financial market expectations, and the operational objectives are established to support financial results for both the short and longer term.

Although awards may range from zero to 150% of target, we generally expect awards, in the aggregate, to range from 90% to 110% of target. Awards for the positions of the named executive officers over the last five years have ranged from 40.3% to 139.6% of target for the named executive officers.

Financial Results. Target EPS for the annual cash incentive program was $2.43 per share for 2008, with a 150% payout maximum of $2.55 and a 50% payout threshold of $2.19. Results below $2.19 result in a zero payout on this portion of the incentive goal. The target EPS used for goal purposes is corporate ongoing earnings.

The EPS achieved for purposes of the annual cash incentive program for 2008 was $2.02 per share, which is below the payment threshold, resulting in zero attainment for the financial results portion.

Operational Results. Operating objectives are detailed, quantifiable objectives set specifically for each business line annually. The operational objectives are structured to attain the target EPS for the year, while at the same time promoting near-term activities that benefit the operating assets in future years. Because the target EPS is a challenging goal relative to the previous year’s target, many of the supporting operational objectives require difficult-to-reach elements in order to produce operating results that render the target EPS. The company’s operational objectives for 2008 for the company’s named executive officers included: earnings before interest and taxes (EBIT); 2008 milestones for the Mobile Operations Management Project, including capital expenditures, efficiencies, schedule and operational improvements; and execution of the Rate Cap Mitigation Strategy, including among other items, an improvement in the Roper Poll of customers index.

Operational results for Messrs. Abel and Simmons are based on the combined operating results of PPL Corporation’s four major subsidiaries.

Results compared to target for the four major PPL business subsidiaries for 2008 were: the company—97.5%; PPL Generation—36.8%; PPL EnergyPlus—35%; and PPL Global—143.6%. The company’s goals are described above. The goals for the other units are based on EBIT, net income and cash flow and, for PPL Generation, commercial availability of its generating plants, and for PPL EnergyPlus, gross margin, and for PPL Global’s United Kingdom electric company, customer service measures.

Changes to the Annual Cash Incentive Program for 2009

At its December 2008 and January 2009 meetings, the Committee conducted a review of the incentive compensation program design in light of the challenges experienced by the company during 2008. The Committee concluded that the incentive compensation program was operating appropriately. The substantially reduced annual cash incentive awards for all three named executive officers demonstrated that PPL’s program design appropriately responds to PPL’s business results.

At its March 26, 2009 meeting, in addition to approving the performance goals for 2009, the Committee approved two changes to the annual cash incentive program effective for the 2009 performance period. The Committee (1) extended the performance range of the program to provide for a 200% potential, maximum payout if performance is proportionately higher than the current maximum payout of 150% of the target, and (2) implemented a program cutoff. The change to the payment range aligns the program with competitive practice where the typical payment range is 50% to 200% of the target. The cutoff will eliminate any annual cash incentive payments for executives and employees if performance on the EPS goal is 20% lower than the target for the 2009 performance period. Previously, even if EPS goal performance did not exceed the threshold, operating unit results may have produced an annual cash incentive award for executives and employees other than the members of the Corporate Leadership Council of PPL Corporation.

Long-term Incentive Awards (Equity Awards)

PPL grants long-term incentive awards to align the interests of the executive officers with those of PPL Corporation shareowners. Long-term incentive awards for executive officers, including the named executive officers, are made annually under the shareowner-approved PPL Corporation Incentive Compensation Plan.

At its January 2008 meeting, the Committee modified the long-term incentive program for 2008: (1) to eliminate the strategic goal-based restricted stock unit award included in the program in prior years; (2) to introduce a performance unit award based on relative, total shareowner return; and (3) to rebalance the value of each form of equity award within the total long-term incentive opportunity. The strategic goal-based restricted stock unit award had been a tool to focus on specific goals during the restructuring of the electric industry over the past decade. Although the goal had specific objectives and milestones, the evaluation of the performance was somewhat subjective. The new performance unit goal is a quantifiable goal with results determined by PPL Corporation’s stock price growth and dividend payments over a three-year period compared to specific industry peers. Within the long-term incentive program, the medium-term focus of the performance unit award balances the internally focused performance measures of the restricted stock unit award and the longer-term, stock price growth focus of the stock option award to provide a balanced focus on shareowner value creation for our executive officers.

Based on the Committee’s assessment of market practice, particularly the prevalence of relative, total shareowner return-based programs in the industry, and the Committee’s view that the balance of three types of equity awards properly focused executives on internal and external performance factors as well as medium-term and longer-term performance, the Committee rebalanced the mix of long-term incentives from the prior 65% restricted stock unit and 35% stock option mix. Under the revised mix, restricted stock units based on sustained financial and operational performance represent 40% of an executive’s total long-term incentive opportunity; the performance unit award represents 20% of the award opportunity; and stock options represent 40% of the award opportunity, as further detailed in Table 6 below.

The long-term incentive program is designed to reward mid- and long-term performance and is composed of three awards:

•	Restricted stock unit awards for sustained financial and operational performance;

•	Performance unit awards for three-year performance relative to PPL Corporation’s industry peers based on total PPL Corporation shareowner return—stock price growth and dividends; and

•	Stock option awards for stock price growth.

General

PPL grants restricted stock unit awards based on the achievement of targeted business results. Restricted stock unit awards provide executives the right to receive an equivalent number of shares of PPL Corporation common stock after a restriction or holding period. These grants are therefore “at risk” because awards may vary from zero to the program maximum of 150% of target. Restricted stock unit awards are also “at risk” compensation because the awards are denominated in shares of PPL Corporation stock and are subject to vesting and potential forfeiture, and the ultimate value realized by the executives is directly related to PPL’s stock price performance.

Restricted stock unit awards made in 2009, for 2008 performance, have a three-year restriction period, with restrictions scheduled to lapse in 2012. During the restriction period, each restricted stock unit entitles the executive to receive quarterly payments from the company equal to the quarterly dividends per share of PPL Corporation stock, thereby recognizing both current income generation and stock price appreciation or depreciation in line with PPL Corporation shareowners.

Starting in 2008, PPL also began to grant performance units, a total shareowner return-based performance unit award under which executives receive a target number of performance units at the beginning of the performance period with the actual amount of shares of common stock earned at the end of the performance period dependent on the three-year total shareowner return results of PPL Corporation compared to the total return of companies in the S&P Electric Utilities Index. Total shareowner return reflects the combined impact of changes in stock price plus dividends paid over the performance period. The performance unit awards provide executives the right to receive a number of shares of PPL Corporation common stock based on PPL total shareowner return relative to industry peers. Performance units are granted at the beginning of a three-year performance period and are payable in shares of PPL Corporation common stock following the performance period. Cash or stock dividend equivalent amounts payable on PPL Corporation common shares are converted into additional performance units and are payable in shares of PPL Corporation common stock at the end of the performance period based on the determination by the Committee of whether the performance goals have been achieved. These grants are “at risk” because total shares distributed at the end of the performance period, including shares distributed in respect of the performance unit grant itself and all reinvested cash or stock dividend equivalents, may vary from zero to the program maximum of 200% of target and are subject to potential forfeiture. The ultimate value realized by the executives is directly related to PPL’s total shareowner return relative to its industry peers and to PPL Corporation’s stock price performance.

PPL also grants stock options. Stock options are granted at an exercise price equal to the closing price of PPL Corporation stock on the grant date and will normally not be exercised by the holder if the stock price does not increase after the grant date. As a result, stock option awards are designed to reward executives for increases in PPL Corporation’s stock price.

Stock options granted in 2008 become exercisable over three years—one-third at the end of each anniversary of the grant date—and are exercisable for ten years from the grant date, subject to earlier expiration following specified periods after termination of employment.

Under the terms of PPL’s Incentive Compensation Plan, restricted stock units, performance units and unvested stock options are forfeited if the executive voluntarily leaves PPL and generally become vested if the executive retires from PPL prior to the scheduled vesting date. However, any stock options granted within 12 months prior to an executive officer’s retirement date will be forfeited. See “Termination Benefits—Long-term Incentive Awards” for a description of conditions of the provisions and expiration dates applicable to awards.

From time to time, as an additional incentive to encourage and reward an executive’s superior performance and service with PPL and to retain key talent, we may also grant additional restricted stock under PPL’s Incentive Compensation Plan. No such additional awards were made to the named executive officers in 2008.

Structure of Awards

For 2008, the Committee introduced the performance unit component of the long-term incentive program. The Committee also rebalanced the value of the three stock-based components to the following percentages of an executive’s total long-term incentive opportunity: 40% restricted stock units; 20% performance units; and 40% stock options. This decision was based on changes recognized in market practice and on the Committee’s view of the appropriate balance of the three forms of stock-based compensation.

Target award levels for each component of the long-term incentive program seek to maintain executive focus on PPL’s business objectives, to balance the internal compensation levels of executive positions and to reflect the PPL competitive data.

The target award levels for the named executive officers were set as a percentage of salary for 2008 and are provided below:

TABLE 6

Long-term Incentive Award Targets

	(Targets as % of Salary)
	Restricted
	Stock	Performance	Stock
Position	Units	Units	Options	Total
President	58%	29%	58%	145%

Treasurer	42%	21%	42%	105%

Vice President and Controller	42%	21%	42%	105%

Restricted Stock Unit Awards

A restricted stock unit award is made by the Committee after the end of each year, based on the most recent three-year average financial results of the annual cash incentive program. Grants are subject to a three-year restriction period:

target award %	X	salary	X	3-year average EPS results	÷	market price of PPL stock as of award date	=	number of units granted

This award is designed to reward sustained financial performance.

Performance Unit Awards

A grant of performance units is made each year at each executive’s target award level:

target award %	X	salary	÷	market price of PPL stock as of award date	=	number of units granted

At the end of the performance period, PPL Corporation total shareowner return, or TSR, for the three-year period will be compared to the total return of companies in the S&P Electric Utilities Index. The Committee will determine whether the performance goals are satisfied. Upon certification that the performance goals have been satisfied, the performance units and reinvested dividend equivalents will vest and will be paid based on the following table:

Percentile Rank	Payout
(PPL TSR Performance, Relative to	(Expressed as a
Companies in Index)	% of Target Award)
85th Percentile or above	200% (the Maximum Award)

50th Percentile	100% (the Target Award)

40th Percentile	50%

Below 40th Percentile	0%

This award is designed to reward performance relative to PPL Corporation’s industry peers. Performance units are payable in shares of PPL Corporation common stock, and the reinvested cash dividend equivalents and any stock dividend equivalents are payable in additional shares of PPL Corporation common stock, each after the three-year performance period and after the Committee has determined that the performance goals are satisfied.

Stock Option Awards

A grant of stock options is made each year at each executive’s target award level:

target award %	X	salary	÷	option value as of award date	=	number of options granted

This award is designed to promote stock price growth.

The value of the long-term incentive awards as of the grant date, based on the targets, delivers a level of total direct compensation intended to pay executive officers at a level that compares to the median of the PPL competitive data. The ultimate value of long-term incentive awards to executives is tied to the future value of PPL’s total shareowner return—stock price growth and dividends. To the extent total shareowner value increases, executives may realize values that exceed the values as determined on the grant date. Similarly, should shareowner value decline, executive compensation levels for these awards could fall below the grant values, possibly to zero.

Awards for 2008

At its January 2008 meeting, the Committee approved performance unit and stock option awards for 2008.

At its meeting in January 2009, the Committee reviewed and certified the performance results for the 2008 cash incentive compensation award. These results impact the following restricted stock unit award made in January 2009 for 2008 performance:

•	Restricted stock unit award for sustained financial results: the 2008 annual cash incentive results for executives were averaged with similar results for 2007 and 2006, which were based solely on EPS achievement and formed the basis for the award made in 2009 for performance over the preceding three years. The average results were 90.3%, which represent the average of 2008-0%, 2007-139.63% and 2006-131.3%.

The Committee also approved restricted stock unit awards for 2008 performance. These awards are set forth in the table below. The amount recognized as an expense by PPL in 2008 for the performance unit and stock option awards granted in 2008 is included in the Summary Compensation Table. However, because the restricted stock unit awards for 2008 performance were not recorded as an expense until after they were granted in January 2009, any amount recorded as an expense for such awards will not be reflected in the Summary Compensation Table until next year, and the grants will not be reflected in the Grants of Plan-Based Awards table until next year. See “—Tax and Accounting Considerations—SFAS 123(R)” at the end of this CD&A at page 21 for further details on how equity awards are expensed.

TABLE 7

Long-Term Incentive Awards for 2008

	(Awards in Dollars)
	Restricted
	Stock	Performance	Stock
Name	Units(1)	Units(2)	Options(2)

D. G. DeCampli	$183,300	$88,450	$154,788

J. E. Abel	107,700	57,771	101,100

J. M. Simmons, Jr.	100,500	52,500	91,876

(1)	Includes restricted stock awards granted in January 2009 for 2008 performance.

(2)	Includes performance units and stock options granted in January 2008.

Changes to the Long-term Incentive Program for 2009

At its December 2008 and January 2009 meetings, the Committee conducted a review of the incentive compensation program design in light of the challenges experienced by the company during 2008. The Committee generally concluded that the incentive compensation program was performing appropriately.

Perquisites and Other Benefits

Officers of PPL, including the named executive officers, are eligible for company-paid financial planning services. These services include financial planning, tax preparation support and a one-time payment for estate documentation preparation. These services are provided in recognition of time constraints on busy executives and their more complex compensation program that requires professional financial and tax planning. PPL believes that good financial planning by experts reduces the amount of time and attention that executive officers must spend on such issues and maximizes the net financial reward to the employee of compensation received from the company. Such planning also helps ensure that the objectives of PPL’s compensation programs are met and not frustrated by unexpected tax or other consequences.

The value of all perquisites for 2008 is summarized in Note 7 to the Summary Compensation Table.

Indirect Compensation

Officers of PPL, including the named executive officers, participate in benefit programs offered to all company employees. In addition, officers are eligible for the executive benefit plans described below.

The company’s retirement income benefits are designed to provide a competitive level of income replacement in retirement for career executives. The primary retirement income program for executives consists of two plans: (1) the PPL Retirement Plan, a tax-qualified, defined benefit pension plan available to employees of the company generally; and (2) the PPL Supplemental Executive Retirement Plan, or SERP, a nonqualified defined benefit pension plan available for officers of the company.

We have established a retirement income target for the PPL Retirement Plan and SERP for executives at 55% of pay (defined as five-year average total cash compensation) for a career employee with 30 years of service. Additional details on these plans are provided under “Executive Compensation Tables—Pension Benefits in 2008.”

The company believes that its SERP benefits are competitive relative to companies with which it competes for talent and are necessary to retain executives and to recruit new executives to join the company.

The primary capital accumulation opportunities for executives are: (1) stock gains under PPL’s long-term incentive program and employee stock ownership plan; and (2) voluntary savings opportunities that, for 2008, included savings through the tax-qualified employee savings plan, which is a 401(k) plan (the PPL Deferred Savings Plan), and the PPL Officers Deferred Compensation Plan, which is a nonqualified deferred compensation arrangement.

Under the PPL Deferred Savings Plan, the company provides matching cash contributions of up to 3% of the participating employee’s pay (defined as salary plus annual cash incentive award) up to contribution limits imposed by federal tax rules. Participating employees are vested in the company matching contributions after one year of service. This plan provides a selection of core investment options, including publicly available mutual funds, institutionally managed funds and “lifestyle funds” available from a mutual fund provider (for 2008, the lifestyle funds were Fidelity Investments’ Freedom Funds). The plan investment options also include a brokerage account option that allows participants to select from a broad range of publicly available mutual funds, including those of the plan trustee as well as competitor funds. Participants may request distribution of their accounts at any time following termination of employment.

The PPL Officers Deferred Compensation Plan permits participants to defer up to all but $75,000 of their base salary and up to all of their annual cash incentive awards. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more investment choices that generally mirror those that are available generally to employees under the PPL Deferred Savings Plan. For additional details on the Officers Deferred Compensation Plan, see “Executive Compensation Tables—Nonqualified Deferred Compensation in 2008” table on page 30. Matching contributions are made under this plan on behalf of participating officers to make up for matching contributions that would have been made on behalf of such officers under the PPL Deferred Savings Plan but for the imposition of certain maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions). Executive officers who reach the maximum limits in the PPL Deferred Savings Plan are generally eligible for matching contributions under this plan. There is no vesting requirement for the company matching contributions. Retirement benefits and capital accumulation contributions under the Officers Deferred Compensation Plan are not affected by any long-term incentive or equity awards.

PPL Corporation also has a tax-qualified employee stock ownership plan, the PPL Corporation Employee Stock Ownership Plan, or ESOP, to which PPL Corporation makes an annual contribution. Historically, PPL Corporation has contributed a dollar amount to the ESOP that is equal to the tax benefit it receives for a tax deduction on dividends paid on PPL Corporation common stock held by the trustee of the ESOP. Contributions are then allocated among the ESOP participants based on the following two measures: (1) the amount of total dividends paid on the participant’s account; and (2) a pro rata amount based on salary up to a median salary amount. The total allocation cannot exceed 5% of a participant’s compensation. The ESOP trustee invests exclusively in PPL Corporation’s common stock. All named executive officers participate in the ESOP, as well as employees of PPL’s major business lines. Shares held for a minimum of 36 months are available for withdrawal, and participants may request distribution of their account at any time following termination of employment. There is no vesting period for contributions made under the ESOP. The participant has the option of receiving the actual shares of common stock or the cash equivalent of such shares at the time of withdrawal or distribution.

Special Compensation

In addition to the annual direct and indirect compensation described above, the company provides special compensation under certain specific situations.

Hiring and Retention. As part of the executive recruiting process, the company makes offers of employment to new executive candidates that will attract talent to the company and compensate these candidates for compensation they may lose when terminating employment with their prior employer.

Generally, annual compensation for new executive officers is consistent with that of current executives in similar positions. Incentive awards for the year of hire are generally prorated for the period of service during the executive’s initial year of employment and made after the end of the year, when awards are made for other executives. One-time awards may be made in restricted stock or restricted stock units to replace awards a new executive may be losing from a former employer or as part of a sign-on award to encourage an executive to join the company. Forward-looking incentive awards, including performance unit and stock option awards, are made to new hires for the year of hire on a pro rata basis.

In limited circumstances, generally involving mid-career hirings, the company may enter into retention agreements with key executives to encourage their long-term employment with the company. These agreements typically involve the grant of restricted stock on which the restrictions lapse after a period of time that may vary on a case-by-case basis. During the term of the restrictions, the executive receives dividends or dividend equivalents. The intention is to retain key executives for the long term and to focus the executive’s attention on stock price growth during the retention period. Neither the company nor PPL Corporation has entered into any retention agreements with any of our named executive officers.

Individual awards vary based on an executive’s level, company service and the need for retention and/or the market demand for an executive’s talent. The amount of an award is typically a multiple of salary converted to restricted stock as of the grant date.

Severance. We have not entered into traditional employment agreements with executives, including the named executive officers. There are no specific agreements pertaining to length of employment that would commit PPL to pay an executive for a specific period. All executives are “employees-at-will” whose employment is conditioned on performance and subject to termination by PPL at any time.

We do not maintain a general severance policy for executives. Separation benefits are determined, as needed, on a case-by-case basis. However, as discussed below, there is a structured approach to separation benefits for involuntary (and select voluntary or “good reason” as defined in “Change-in-Control Arrangements” below on page 31) terminations of employment in connection with a change in control of PPL Corporation.

The company has entered into agreements with certain executives, typically in connection with a mid-career hiring situation and as part of our offer of employment, in which we have promised a year’s salary in severance pay in the event the executive is terminated by the company for reasons other than cause. Severance benefits payable under these arrangements are conditioned on the executive agreeing to release the company from any liability arising from the employment relationship. Additional details on current arrangements for named executive officers are discussed under “Termination Benefits” below at page 32.

Change-in-Control Protections. PPL believes executive officers who are terminated without cause or who resign for “good reason” (as defined in “Change-in-Control Arrangements” below at page 31) in connection with a change in control of PPL Corporation should be provided separation benefits. These benefits are intended to ensure that executives focus on serving the company and shareowner interests without the distraction of possible job and income loss.

The major components of the company’s change-in-control protections are:

•	accelerated vesting of outstanding equity awards in order to protect executives’ equity-based award value from an unfriendly acquirer;

•	severance benefits; and

•	trusts to fund promised obligations in order to protect executive compensation from an unfriendly acquirer.

The company’s change-in-control benefits are consistent with the practices of companies with whom PPL competes for talent and assist in retaining executives and recruiting new executives to the company.

Accelerated Vesting of Equity Awards. As of the close of a transaction that results in a change in control of PPL Corporation, all outstanding equity grants awarded as part of the company’s compensation program (excluding restricted stock and restricted stock units issued pursuant to retention agreements) become available to executives. As a result, the vesting and exercisability of stock awards and option awards granted as part of the long-term incentive program accelerate—in other words, restrictions on all outstanding restricted stock units lapse, a pro rata portion of performance units become payable and all unexercisable stock options become exercisable. Stock options granted prior to 2007 are exercisable for 36 months following a qualifying termination of employment in connection with a change in control; options granted in 2007 and after are, after a change in control, exercisable for the remaining term of the stock option.

Severance Benefits. PPL has entered into severance agreements with each of the named executive officers that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation or any prior severance agreement. Additional details on the terms of these severance agreements are described in “Change-in-Control Arrangements” at page 31.

Rabbi Trust. PPL has entered into trust arrangements that currently cover the SERP, the PPL Officers Deferred Compensation Plan and the severance agreements. These arrangements provide that specified trusts are to be funded when a “change in control” occurs. See “Change-in-Control Arrangements” at page 31 for a description of change-in-control events.

The trusts are currently unfunded but would become funded upon the occurrence of a potential change in control of PPL Corporation. The trust arrangements provide for immediate funding of benefits upon the occurrence of a potential change in control, and further provide that the trusts can be revoked and the contributions returned if a change in control in fact does not occur. There are no current plans to fund any of the trusts.

Timing of Awards

The Committee determines the timing of incentive awards for executive officers of PPL Corporation, including the named executive officers of the company.

Incentive awards for executive officers, including annual cash incentive awards and long-term incentive awards, are made as soon as practical following the performance period for performance-based cash and restricted stock unit awards and early in the year for forward-looking performance unit and stock option awards. It has been PPL’s long-time practice to make annual cash incentive awards and stock-based grants at the January Committee meeting, which occurs the day before the January PPL Corporation Board of Directors meeting on the fourth Friday of January.

PPL does not have, nor does PPL plan to have, any program, plan or practice to time equity grants with the release of material non-public information other than the practice of making such awards annually and regularly at the January Committee meeting.

For awards made in 2008, the market price for restricted equity award grants was the closing price of PPL Corporation common stock on the date of grant. The exercise prices for stock option awards are based on the closing price on the day of the grant.

Off-cycle restricted stock, restricted stock unit, performance unit or stock option grants, if provided to newly hired executives as part of the hiring package, are made from time to time, normally as of the new executive’s hiring date. Prices for such stock awards are determined as of the day of hire or, if later, the day the Committee approves the grant, based on the closing price as of the date of grant.

Restricted stock and stock option grants to eligible employees other than executive officers are made in conjunction with our annual salary review process, which is usually conducted in January and February each year. Employee salary adjustments and annual cash incentive award payments are made in the first paycheck in March. Restricted stock unit grants are made effective March 1. The number of stock units granted to eligible employees is determined as the employee’s target percentage times salary divided by the PPL Corporation stock market price determined in the same manner as for executive officer awards. Stock options granted to employees other than executive officers are granted at the same time and same exercise price as for executive officers.

Ownership Guidelines

Meaningful ownership of PPL Corporation common stock by executives has always been an important part of PPL’s compensation philosophy. In 2003, the Committee adopted specific ownership requirements under the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines provide that executive officers should maintain levels of ownership of company Common Stock ranging in value from two times to five times base salary for PPL Corporation executive officers, with the levels for the company’s named executive officers, as follows:

Multiple of
Base
Executive Officer	Salary

Presidents of major operating subsidiaries (including Mr. DeCampli)	2x
Vice Presidents of PPL companies (including Messrs. Abel and Simmons)	1x

Executive officers must attain their minimum Equity Guidelines level by the end of their fifth anniversary at that level. If an executive does not attain the guideline level within the applicable period, he or she must not sell any shares and will be required to retain shares acquired upon the exercise of stock options or upon the lapsing of restrictions on restricted stock, restricted stock units or performance units, in each case net of required tax withholding, in PPL Corporation common stock until the guideline level is achieved. In addition, annual cash incentives awarded after that date may be in restricted stock unit grants until actual ownership meets or exceeds the guideline level.

To assist executive officers in achieving or surpassing their minimum ownership amount, the Committee adopted the Cash Incentive Premium Exchange Program (“Premium Exchange Program”), which expired in January 2009. Under this program, executives could elect to defer all or a portion of their annual cash incentive award and receive instead restricted stock units equal to 140% of the amount so deferred (an “Exchange”). The restricted stock units are subject to a three-year vesting period. Executive officers forfeit the 40% premium amount if they terminate employment during the restriction period. A pro rata portion of the premium is payable for executive officers who retire after attaining age 60. The full premium is payable if employment is terminated during the restriction period due to the death or disability of the executive officer. The full premium is also payable in connection with a change in control of PPL Corporation.

The Equity Guidelines and the Premium Exchange Program encourage increased stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners. All named executive officers were in compliance with the Equity Guidelines as of December 31, 2008.

Tax and Accounting Considerations

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, generally provides that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the chief executive officer and the next three most highly compensated executive officers (excluding the principal financial officer). Performance-based compensation in excess of $1,000,000 is deductible if specified criteria are met, including shareowner approval of applicable plans. In this regard, the PPL Corporation Short-term Incentive Plan is designed to enable PPL to make cash awards to officers that are deductible under Section 162(m). Similarly, the PPL Corporation Incentive Compensation Plan enables PPL to make stock option awards that are deductible under Section 162(m). Restricted stock awards granted based on sustained financial and operational results may also qualify as performance-based compensation under the terms of Section 162(m). The Committee generally seeks ways to limit the impact of Section 162(m). However, the Committee believes that the tax deduction limitation should not compromise PPL’s ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes.

Sections 280G and 4999. PPL has entered into separation agreements with each of the named executive officers that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The agreement with Mr. DeCampli provides for tax protection in the form of a gross-up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999, as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment,” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment. Payments as a result of a change in control must equal or exceed three times the executive’s base amount in order to be considered excess parachute payments, and then the lost deduction and excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to PPL executives who are displaced in the event of a change in control. PPL believes the provision of tax protection for the adverse tax consequences imposed on the executive under these rules is consistent with market practice, is an important executive retention component of PPL’s program and is consistent with PPL’s compensation objectives. The separation agreements for Messrs. Abel and Simmons do not provide for any gross-up payments, but they do permit PPL Corporation to adjust any payments to be made to them so that the severance payments will be reduced, to the extent necessary, so that the severance payments, together with all other potential parachute payments to the executive, will not trigger an excise tax, unless paying the full severance benefits would result in a greater net after-tax benefit to the executive.

Section 409A. The Committee also considers the impact of Section 409A of the Internal Revenue Code on PPL’s compensation programs. Section 409A was enacted as part of the American Jobs Creation Act of 2004 and substantially impacts the federal income tax rules applicable to nonqualified deferred compensation arrangements, as defined in the Section. In general, Section 409A governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including inclusion in current income, a 20% penalty tax and interest on the recipient employee. PPL operates its covered arrangements in a manner intended to avoid the adverse tax treatment under Section 409A. PPL has amended its executive compensation plans in a manner intended to comply with IRS final regulations.

SFAS 123(R). In December 2004, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” which is known as SFAS 123(R) and prescribes the accounting for all stock-based awards. PPL adopted SFAS 123(R) effective January 1, 2006. SFAS 123(R) requires PPL to recognize compensation cost for stock-based awards over the applicable service period using a fair value method. PPL uses: (1) the market price of its common stock at the date of grant to value its restricted stock and restricted stock unit awards; (2) a Monte Carlo pricing model that considers historic volatility over three years using daily stock price observations for PPL and all companies that are in the S&P Electric Utilities Index to determine the fair value of each of its performance unit awards; and (3) the Black-Scholes stock option pricing model to determine the fair value of its stock option awards. The adoption of SFAS 123(R) did not have a significant impact on the accounting for PPL’s stock-based awards, as PPL began expensing stock options on January 1, 2003 under the fair value method and the expense recognition for restricted stock and restricted stock units was not significantly changed.

For additional information on PPL’s accounting methods and assumptions for stock-based awards, refer to Notes 1 and 12 of the company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.

PPL’s stock-based compensation plans allow for accelerated vesting upon an employee’s retirement. As a result, PPL recognizes the expense immediately for employees who are retirement eligible when stock-based awards are granted. For employees who are not retirement eligible when stock-based awards are granted, PPL amortizes the awards on a straight-line basis over the shorter of the vesting period or the period up to the employee’s attainment of retirement age. PPL considers “retirement eligible” as the early retirement age of 55.

Because the SEC requires that the value of stock-based awards that are included in the Summary Compensation Table in this Information Statement be based on SFAS 123(R) expense recognition, and because of the accelerated vesting that is based on an employee’s age as described above, amounts disclosed in these tables differ from amounts calculated for compensation purposes and described in this CD&A.

In addition, because the restricted stock unit awards granted for 2008 performance were not granted until January 2009, any expense for these awards will be reflected beginning in next year’s, and not this year’s, Summary Compensation Table and next year’s, and not this year’s, Grants of Plan-Based Awards table, and will not tie directly to the values determined by PPL’s compensation grant methodology. For example, the restrictions on an annual grant of restricted stock units lapse after three years. The grant date value is determined using the methodology described as of the award date. Under SFAS 123(R), the grant is accounted for as an expense over the period of time the restrictions are in place. Therefore, unless the executive officer is considered retirement eligible, only a portion of the annual grant value is expensed in the grant year. Even though the grant is for 2008 performance, because it was granted in January 2009, no expense related to the awards will appear in the Summary Compensation Table until next year. Also expensed in each grant year is a portion of prior grants on which restrictions have not lapsed. If the executive officer who receives the award is age 55 or older, 100% of the award is expensed in the year of the grant because the officer is eligible for retirement.

Executive Compensation Tables

The following table summarizes all compensation for the company’s principal executive officer, our principal financial officer and our next most highly compensated executive officer for the last three fiscal years, or our “named executive officers.” We do not have any other executive officers of the company. Messrs. Abel and Simmons were not paid separately as officers of the company but are employees of, and are paid by, PPL Services Corporation. Mr. DeCampli joined the company on December 4, 2006 as Senior Vice President-Transmission and Distribution Engineering and Operations and was named president of the company on April 1, 2007. Mr. Simmons joined PPL on January 30, 2006. Restricted stock, restricted stock unit and performance unit awards and stock options are for shares of PPL Corporation common stock.

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total
David G. DeCampli	2008	$348,249	—	$285,353	$107,004	$77,900	$69,625	$15,282	$903,413
President	2007	293,462	—	79,571	54,321	188,200	48,283	196,436	860,274
	2006	10,192	$225,000	5,546	—	117,000	—	24,699	382,437

James E. Abel	2008	283,655	—	231,799	102,068	45,800	125,949	11,688	800,958
Treasurer	2007	274,742	—	153,826	178,345	146,400	238,601	10,158	1,002,072
	2006	263,466	—	152,819	141,426	135,100	206,408	8,465	907,683

J. Matt Simmons, Jr.	2008	264,416	—	158,676	120,968	45,900	44,378	10,257	644,595
Vice President and Controller	2007	249,040	—	78,281	88,420	135,000	29,333	14,949	595,023
	2006	199,040	100,000	38,402	38,773	107,500	24,886	171,434	680,035

(1)	Salary includes cash compensation deferred to the PPL Officers Deferred Compensation Plan. The following officers deferred salary in the amounts and years indicated: Mr. DeCampli ($52,237 in 2008 and $28,327 in 2007) and Mr. Abel ($8,510 in 2008 and $8,242 in 2007).

(2)	Reflects one-time cash sign-on bonuses for Mr. DeCampli when he joined the company on December 4, 2006 and Mr. Simmons when he joined PPL Corporation as Vice President and Controller on January 30, 2006.

(3)	This column represents the compensation expense recognized for financial statement reporting purposes on all outstanding shares of restricted stock, restricted stock units and performance units in accordance with SFAS 123(R), other than restricted stock unit awards granted in lieu of the annual cash incentive award foregone by the named executive officer. See Note 5 below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No forfeitures of restricted stock, restricted stock units or performance units actually occurred during 2008, 2007 or 2006. Because Mr. Abel was eligible for retirement, the grant date fair values of his awards have been fully expensed. This column also includes the value of the premium restricted stock units granted in January for 2008 and 2007 associated with the exchanges made by Mr. DeCampli of his cash incentive compensation awarded in January 2009 for 2008 performance and in January 2008 for 2007 performance under the Premium Exchange Program. See description of the Premium Exchange Program in “Compensation Discussion and Analysis (“CD&A”)—Ownership Guidelines.” For shares of restricted stock and restricted stock units granted in 2006 and earlier years, grant date fair value is calculated using the average of the high and low sale prices of PPL Corporation’s common stock on the date of grant. Beginning in 2007, grant date fair value is calculated using the closing sale price on the date of grant. For additional information on the assumptions made in the valuation, refer to Note 12 to the company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. See the “Grants of Plan-Based Awards During 2008” table below for information on awards made in 2008. These amounts reflect PPL’s accounting expense for these restricted stock and restricted stock unit awards and do not correspond to the actual value that will be recognized by the named executive officers.

(4)	This column represents the compensation expense dollar amount recognized for financial statement reporting purposes for stock options granted to each of the named executive officers in the indicated year as well as, in most cases, prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No forfeitures of any stock options actually occurred during 2008, 2007 or 2006. As Mr. Abel was eligible for retirement, the grant date fair value of his stock option awards has been fully expensed. For additional information on the valuation assumptions with respect to the 2008 stock option grants, refer to Note 12 to the company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. For information on the valuation assumptions with respect to option grants made prior to 2008, refer to the Note entitled “Stock-Based Compensation” in the company’s financial statements in the Annual Report on Form 10-K for the respective year-end. See the “Grants of Plan-Based Awards During 2008” table for information on options granted in 2008. These amounts reflect the accounting expense for these stock option awards and do not correspond to the actual value that will be recognized by the named executive officers.

(5)	This column represents annual cash incentive awards granted in January 2009, 2008 and 2007 under PPL’s Short-term Incentive Plan for performance under PPL’s annual cash incentive award program in 2008, 2007 and 2006, respectively. Mr. DeCampli elected to exchange $77,900 of his cash awarded in January 2009, for 2008 performance, as well as $188,200 of his cash awarded in January 2008, for 2007 performance, for restricted stock units under the Premium Exchange Program. See description of the Premium Exchange Program in “CD&A—Ownership Guidelines.” The value of these awards is included in this column and not in the “Stock Awards” column. The grants of restricted stock units under the Premium Exchange Program for the cash awards foregone by Mr. DeCampli in January 2009 will be reflected in next year’s “Grants of Plan-Based Awards” table.

(6)	This column represents the sum of the changes in the present value of accumulated benefit in the PPL Retirement Plan and PPL Supplemental Executive Retirement Plan during 2008, 2007 and 2006, as applicable, for each of the named executive officers. No change in value is shown for Mr. DeCampli in 2006 because he was not eligible to participate in these plans until January 1, 2007. See the “Pension Benefits in 2008” table on page 28 for additional information. No above-market earnings under the PPL Officers Deferred Compensation Plan are reportable for 2008, 2007 or 2006. See the “Nonqualified Deferred Compensation in 2008” table on page 30 for additional information.

(7)	The table below reflects the components of this column for 2008, which include PPL’s matching contribution for each individual’s 401(k) plan contributions under the PPL Deferred Savings Plan, annual allocations under the PPL Employee Stock Ownership Plan, and perquisites, including financial planning and tax preparation services.

		ODCP
	401(k)	Employer	ESOP	Financial	Benefits	Board
Name	Match	Contributions	Allocation	Planning	Paid	Fees	Total
D. G. DeCampli	$6,900	$3,548	$347	$4,450	$37 (a)	—	$15,282

J. E. Abel	6,900	1,610	2,228	—	—	$950 (b)	11,688

J. M. Simmons, Jr.	6,900	—	356	3,000	—	—	10,257

(a)	One-time safety team award.

(b)	Fees earned by Mr. Abel for serving as a director of Safe Harbor Water Power Corporation, of which an affiliate of PPL Corporation owns an interest.

GRANTS OF PLAN-BASED AWARDS DURING 2008

The following table provides information about equity and non-equity awards granted to the named executive officers in 2008, specifically: (1) the grant date; (2) estimated possible payouts under the 2008 annual cash incentive award program; (3) estimated future payouts for performance units awarded to the named executive officers in 2008; (4) the number of shares of PPL Corporation common stock underlying all other stock awards, which consist of restricted stock units awarded to the named executive officers in 2008 for 2007 performance under PPL’s Incentive Compensation Plan, as well as the full number of restricted stock units granted pursuant to the Premium Exchange Program described in the “CD&A—Ownership Guidelines”; (5) all option awards, which consist of the number of shares of PPL Corporation common stock underlying stock options awarded to the named executive officers; (6) the exercise price of the stock option awards, which was calculated using the closing sale price of PPL Corporation stock on the date of grant; and (7) the grant date fair value of each equity award computed under SFAS 123(R).

								All	All		Grant
								Other	Other	Exercise	Date
								Stock	Option	or	Fair
		Estimated Possible Payouts			Estimated Future Payouts			Awards:	Awards:	Base	Value
		Under Non-Equity Incentive			Under Equity Incentive Plan			Number of	Number of	Price of	of Stock
		Plan Awards(1)			Awards(2)			Shares of	Securities	Option	And
	Grant							Stock or	Underlying	Awards(5)	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options(4)	($/Sh)	Awards(6)
D. G. DeCampli	3/28/2008	$87,500	$175,000	$262,500
	1/24/2008							12,400			$589,620
	1/24/2008								20,560	47.55	156,256
	1/24/2008				930	1,860	3,720				92,405

J. E. Abel	3/28/2008	56,800	113,600	170,400
	1/24/2008							4,480			213,024
	1/24/2008								13,430	47.55	102,068
	1/24/2008				605	1,210	2,420				60,113

J. M. Simmons, Jr.	3/28/2008	53,000	106,000	159,000
	1/24/2008							4,070			193,529
	1/24/2008								12,210	47.55	92,796
	1/24/2008				550	1,100	2,200				54,648

(1)	This column shows the potential payout range under the 2008 annual cash incentive award program. For additional information, see “CD&A—Compensation Elements—Direct Compensation—Annual Cash Incentive Awards” at page 10. The cash incentive payout range is from 50% to 150% of target; however, if the actual performance falls below the 50% level, the payout would be zero. The actual 2008 payout is found in the Summary Compensation Table on page 22 in the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	This column shows the potential payout range for the performance units granted in 2008. For additional information, see “CD&A—Compensation Elements—Direct Compensation—Long-term Incentive Awards (Equity Awards)” at page 13. The payout range for performance unit awards is from 50% to 200% of target; however, if the actual performance falls below the 40% level, the payout would be zero. The performance period is three years. At the end of the performance period, PPL Corporation total shareowner return for the three-year period is compared to the total return of companies in the S&P Electric Utilities Index. The Compensation, Governance and Nominating Committee of PPL Corporation will determine at the end of the performance period whether the performance goals are satisfied. Upon certification that the performance goals have been satisfied, the applicable number of performance units, as well as stock or reinvested cash dividend equivalents, will vest and will be paid according to the performance goals.

(3)	This column shows the number of restricted stock units granted in 2008 to the named executive officers. In general, restrictions will lapse on January 24, 2011, three years from the date of grant. During the restricted period, each restricted stock unit entitles the individual to receive quarterly payments from PPL Corporation equal to the quarterly dividends on one share of PPL Corporation stock.

This column also shows 3,960 restricted stock units granted to Mr. DeCampli who exchanged a portion of his cash incentive compensation awarded in January 2008 for 2007 performance under the Premium Exchange Program (called Exchanged Units) and 1,580 premium restricted stock units granted in January 2008 as a result of the Exchanges made (called Premium Units). The Exchanged Units are not reflected in the “Stock Awards” column of the Summary Compensation Table because the cash incentive award is reflected in full in the Summary Compensation Table for 2007. The Premium Units are included in the Summary Compensation Table for 2008 to the extent they were expensed during 2008.

(4)	This column shows the number of stock options granted in 2008 to the named executive officers. These options vest and become exercisable in three equal annual installments, beginning on January 24, 2009, which is one year after the grant date.

(5)	This column shows the exercise price for the stock options granted in 2008, which was the closing sale price of PPL Corporation common stock on the date the Compensation, Governance and Nominating Committee of PPL Corporation granted the options.

(6)	This column shows the full grant date fair value under SFAS 123(R) of performance units, restricted stock units, and stock options granted to the named executive officers in 2008. Generally, the full grant date fair value is the amount that PPL Corporation would expense in its financial statements over the award’s vesting schedule. Because Mr. Abel was eligible for retirement, the full grant date fair value of his stock awards was expensed in 2008. For restricted stock units, grant date fair value is calculated using the closing sale price of PPL Corporation stock on the grant date of $47.55. For performance units, grant date fair value is calculated using a Monte Carlo pricing model value on the grant date of $49.68. For stock options, grant date fair value is calculated using the Black-Scholes value on the grant date of $7.60. For additional information on the valuation assumptions for stock options, see Note 12 to the company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect the accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers when restrictions lapse on the restricted stock units, when the performance goals are certified for the performance units or when the options are exercised.

OUTSTANDING EQUITY AWARDS AT FISCAL-YEAR END 2008

The following table provides information on all unexercised stock option awards, as well as all unvested restricted stock and restricted stock unit awards and unearned and unvested performance units for each named executive officer as of December 31, 2008. Each stock option grant is shown separately for each named executive officer, and the restricted stock or restricted stock units that have not vested, as well as the unearned performance units that have not vested, are shown in the aggregate. The vesting schedule for each grant is shown following this table, based on the option, stock award or performance unit award grant date. The market value of the stock awards is based on the closing market price of PPL Corporation stock as of December 31, 2008, which was $30.69. For additional information about the stock option and stock awards, see “CD&A—Compensation Elements—Direct Compensation—Long-term Incentive Awards (Equity Awards)” at page 13.

	Option Awards						Stock Awards
									Equity	Equity
									Incentive	Incentive
									Plan	Plan
									Awards:	Awards:
									Number of	Market or
				Equity					Unearned	Payout
				Incentive				Market	Shares,	Value of
				Plan			Number	Value	Units	Unearned
		Number of	Number of	Awards:			of	of	or Other	Shares,
		Securities	Securities	Number of			Shares or	Shares	Rights	Units or
		Underlying	Underlying	Securities			Units of	or	That	Other
		Unexercised	Unexercised	Underlying			Stock	Units of	Have	Rights
		Options	Options	Unexercised	Option		That	Stock That	Not	That
		(#)	(#)	Unearned	Exercise	Option	Have Not	Have Not	Vested	Have Not
	Grant	Exercisable	Unexercisable	Options	Price	Expiration	Vested(3)	Vested	(4)	Vested
Name	Date(1)	(2)	(2)	(#)	($)	Date	(#)	($)	(#)	($)
D. G. DeCampli	1/25/07	8,370	16,740		35.12	1/24/2017
	1/24/08		20,560		47.55	1/23/2018
							22,830	$700,653
	1/24/08								930	$28,542

J. E. Abel	1/27/05	10,060			26.66	1/26/2015
	1/26/06	9,700	9,700		30.14	1/25/2016
	1/25/07	8,397	16,793		35.12	1/24/2017
	1/24/08		13,430		47.55	1/23/2018
							14,470	444,084
	1/24/08								605	18,567

J. M. Simmons, Jr.	1/26/06	8,703			30.14	1/25/2016
	1/25/07		14,213		35.12	1/24/2017
	1/24/08		12,210		47.55	1/23/2018
							11,580	355,390
	1/24/08								550	16,880

(1)	For a better understanding of this table, we have included an additional column showing the grant date of the outstanding stock options and the first-time issuance of the performance units.

(2)	Under the terms of PPL Corporation’s Incentive Compensation Plan, all stock options for the named executive officers vest, or become exercisable, in three equal annual installments over a three-year period from the grant date. As of December 31, 2008, the vesting dates of unvested stock option awards for the named executive officers are as follows:

		Vesting Dates
	Grant	2009			2010
Name	Date	1/24	1/25	1/26	1/24	1/25	1/24/11
D. G. DeCampli	1/25/07		8,370			8,370
	1/24/08	6,854			6,853		6,853

J. E. Abel	1/26/06			9,700
	1/25/07		8,396			8,397
	1/24/08	4,477			4,476		4,477

J. M. Simmons, Jr.	1/26/06			8,703
	1/25/07		7,106			7,107
	1/24/08	4,070			4,070		4,070

(3)	The dates that restrictions lapse for each restricted stock or restricted stock unit award granted to the named executive officers are as follows:

		Dates Restrictions Lapse
	Grant	2009			2010
Name	Date	1/26	3/1	12/4	1/25	3/1	1/24/11
D. G. DeCampli	12/4/06			6,060		4,370
	3/01/07
	1/24/08						12,400

J. E. Abel	1/26/06	4,590
	3/01/06		1,020
	1/25/07				4,380
	1/24/08						4,480

J. M. Simmons, Jr.	1/24/06	4,120
	1/25/07				3,390
	1/24/08						4,070

(4)	The number of performance units disclosed for each officer represents the threshold amounts as disclosed in the “Grants of Plan-Based Awards During 2008” table, rather than the target amounts, because PPL Corporation’s total relative shareowner return was below the 40th percentile as compared to its industry peers during 2008, the first year of the three-year performance period. These performance units are payable in shares of PPL Corporation common stock following the performance period. While the performance period ends on December 31, 2010, the performance units do not vest until the Compensation, Governance and Nominating Committee certifies that the performance goals have been achieved. The number of performance units that vest at the time of certification may be more or less than the number of threshold awards reflected in this table, depending on whether or not the performance goals have been achieved.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table provides information, for each of the named executive officers, on (1) stock option exercises during 2008, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting during 2008 of stock awards in the form of restricted stock units and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized	Acquired	Value Realized
Name	Acquired on Exercise	on Exercise(1)	on Vesting	on Vesting(2)
D. G. DeCampli	—	—	—	—

J. E. Abel	—	—	4,980	$232,018

J. M. Simmons, Jr.	24,514	$449,869	—	—

(1)	Amounts reflect the difference between the exercise price of the stock option and the market price at the time of exercise.

(2)	Amounts reflect the market value of the shares of PPL Corporation common stock underlying the restricted stock units on the day the restrictions lapsed.

PENSION BENEFITS IN 2008

The following table sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

•	PPL Retirement Plan. The PPL Retirement Plan is a funded and tax-qualified defined benefit retirement plan that covers approximately 5,866 active employees as of December 31, 2008. As applicable to the named executive officers, the plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each fiscal year. Benefits under the PPL Retirement Plan for eligible employees are determined as the greater of the following two formulas:

•	The first is a “career average pay formula” of 2.25% of annual earnings for each year of credited service under the plan.

•	The second is a “final average pay formula” as follows:

1.3% of final average earnings up to the average Social Security Wage Base ($53,952 for 2008)

plus
1.7% of final average earnings in excess of the average Social Security Wage Base multiplied by
the sum of years of credited service (up to a maximum of 40 years).

Under the final average pay formula, final average earnings equal the average of the highest 60 months of pay during the last 120 months of credited service. The Social Security Wage Base is the average of the taxable social security wage base for the 35 consecutive years preceding an employee’s retirement date or, for employees retiring at the end of 2008, $53,952. The executive’s annual earnings taken into account under each formula include base salary, plus cash incentive awards, less amounts deferred under the PPL Officers Deferred Compensation Plan, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($230,000 for 2008).

The benefit an employee earns is payable starting at retirement on a monthly basis for life. Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Benefits are reduced for retirement prior to age 60 for employees with 20 years of credited service and reduced prior to age 65 for other employees. Employees vest in the PPL Retirement Plan after five years of credited service. In addition, the plan provides for joint and survivor annuity choices and does not require employee contributions.

Benefits under the PPL Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2008 is $185,000 per year for a single life annuity payable at an IRS-prescribed retirement age.

•	PPL Supplemental Executive Retirement Plan. PPL Corporation offers the PPL Supplemental Executive Retirement Plan, or SERP, to approximately 25 active officers as of December 31, 2008, including the named executive officers, to provide for retirement benefits above amounts available under the PPL Retirement Plan described above. The SERP is unfunded and is not qualified for tax purposes. Accrued benefits under the SERP are subject to claims of PPL Corporation’s creditors in the event of bankruptcy.

The SERP formula is 2.0% of final average earnings for the first 20 years of credited service plus 1.5% of final average earnings for the next 10 years. “Earnings” include base salary and annual cash incentive awards. “Final average earnings” is the average of the highest 60 months of earnings during the last 120 months of credited service.

Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Generally, absent a specifically authorized exception, such as upon a qualifying termination in connection with a change in control, no benefit is payable under the SERP if the executive officer has less than 10 years of service. Benefits under the SERP are paid, in accordance with a participant’s advance election, as a single sum or as an annuity, including choices of a joint and survivor or years-certain annuity. At age 60, or at age 50 with 10 years of service, accrued benefits are vested and may not be reduced by an amendment to the SERP or termination by PPL. After the completion of 10 years of service, participants are eligible for death benefit protection.

The Company does not have a policy for granting additional years of service. A grant of additional years of service to any executive officer must be approved by PPL Corporation’s Compensation, Governance and Nominating Committee, or the Committee. The total SERP benefit cannot increase beyond 30 years of service for any participant.

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service(1)	Benefit(2)(3)	Last Fiscal Year
D. G. DeCampli	PPL Retirement Plan	2.1	$45,114	—
	SERP	2.1	75,969	—

J. E. Abel	PPL Retirement Plan	34.3	1,191,425	—
	SERP	27.9	795,783	—

J. M. Simmons, Jr.	PPL Retirement Plan	2.9	57,172	—
	SERP	2.9	41,425	—

(1)	See “PPL Supplemental Executive Retirement Plan” above for a description of the years of service. No additional years of service have been granted to the named executive officers under the SERP.

(2)	The accumulated benefit is based on service and earnings (base salary and annual cash incentive award) considered by the plans for the period through December 31, 2008. The present value has been calculated assuming that the named executive officers will remain in service until age 60, the age at which retirement may occur without any reduction in benefits, provided for the PPL Retirement Plan, the employee has at least 20 years of service, and the benefit is payable under the available forms of annuity consistent with the assumptions as described in Note 13 to the financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2008. As described in such Note, the interest assumption is 6.5%. The post-retirement mortality assumption is based on the most recently available retirement plan table published by the Society of Actuaries, known as RP 2000, which is a widely used table for determining accounting obligations of pension plans. Only Mr. Abel is vested in the SERP as of December 31, 2008.

(3)	The present values in the table are theoretical figures prescribed by the SEC for disclosure and comparison. The table below illustrates the actual benefits payable under the SERP for the listed events assuming termination of employment occurred as of December 31, 2008.

SERP Payments upon Termination
as of December 31, 2008(a)
Named
Executive Officer	Retirement	Death	Disability
D. G. DeCampli(b)	—	—	—

J. E. Abel	$1,060,242	$426,809	$1,060,242

J. M. Simmons, Jr.(b)	—	—	—

(a)	Each named executive officer has elected to receive benefits payable under the SERP as a lump-sum payment, subject to applicable law. The amounts shown in this table represent the values that would have become payable based on a December 31, 2008 termination of employment. Actual payment would be made following December 31, subject to plan rules and in compliance with Section 409A of the Internal Revenue Code.

(b)	Messrs. DeCampli and Simmons are not eligible to retire and are not vested under the SERP. Messrs. DeCampli and Simmons are also not vested in the PPL Retirement Plan, meaning that, if they left the company on December 31, 2008 under any circumstance, they would not be eligible for any benefit. The PPL Retirement Plan benefit is first payable at age 55 on a reduced basis.

NONQUALIFIED DEFERRED COMPENSATION IN 2008

The PPL Officers Deferred Compensation Plan allows participants to defer all but $75,000 of their base salary and up to all of their annual cash incentive awards. In addition, PPL made matching contributions to this plan during 2008 of up to 3% of an executive’s cash compensation (salary plus annual cash incentive award) to match executive contributions that would have been made to PPL’s tax-qualified deferred savings plan, which is a 401(k) plan, also known as the PPL Deferred Savings Plan, except for certain Internal Revenue Service-imposed limitations on those contributions. This plan is unfunded and is not qualified for tax purposes. All benefits under this plan are subject to the claims of PPL Corporation’s creditors in the event of bankruptcy. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more deemed investment choices that generally mirror those that are available generally to employees under the PPL Deferred Savings Plan at Fidelity Investments. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. PPL maintains each account as a bookkeeping entry. During 2008, the named executive officers notionally invested in one or more of the following Fidelity funds, with the annual return shown for each fund: Columbia Acorn Z (-38.55%); Fidelity Balanced (-31.31%); Fidelity Freedom 2015 (-27.15%); Fidelity Growth Company Fund (-40.90%); MSIFT Value Adviser Fund (-36.59%); Spartan International Index Fund (-41.43%); Spartan Total Market Index (-37.18%); Spartan US Equity Index Fund (-37.03%); and a stable value fund managed by Fidelity (4.57%).

In general, the named executive officers cannot withdraw any amounts from their deferred accounts under this plan until they either leave or retire from a PPL company. PPL’s Corporate Leadership Council, which consists of PPL’s chief executive officer, chief financial officer, chief operating officer and general counsel, has the discretion to make a “hardship distribution” if there is an unforeseeable emergency that causes a severe financial hardship to the participant. Participants may elect one or more annual installments for a period up to 15 years, provided that the participant complies with the election and timing rules of Section 409A of the Internal Revenue Code. No withdrawals or distributions were made by the named executive officers in 2008.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Aggregate Balance
Name	Last FY(1)	Last FY(2)	Last FY(3)	Distribution	at Last FYE(4)
D. G. DeCampli	$52,237	$3,548	$(23,871)	—	$62,446

J. E. Abel	8,510	1,610	(9,406)	—	39,642

J. M. Simmons, Jr.	—	—	—	—	—

(1)	All amounts deferred by Messrs. DeCampli and Abel during 2008 are included in the “Salary” column of the Summary Compensation Table.

(2)	Amounts in this column are PPL matching contributions during 2008 and are included in the Summary Compensation Table under the heading “All Other Compensation.”

(3)	Any aggregate earnings for 2008 are not reflected in the Summary Compensation Table because such earnings are not deemed to be “above-market” earnings.

(4)	Represents the total balance of each named executive officer’s account as of December 31, 2008. Of the totals in this column, the following amounts have been reported in the Summary Compensation Table for previous years.

	Executive	Registrant
Name	Contributions	Contributions	Total
D. G. DeCampli	$28,327	$1,748	$30,075

J. E. Abel	8,242	1,426	9,668

J. M. Simmons, Jr.	0	—	0

Change-in-Control Arrangements

PPL Corporation has entered into severance agreements with each of the named executive officers, which provide benefits to these officers upon qualifying terminations of employment in connection with a change in control of PPL Corporation. A “change in control” is defined as the occurrence of any five specific events. These events are summarized as follows:

•	a change in the majority of the members of the PPL Corporation Board of Directors occurs through contested elections;

•	an investor or group acquires 20% or more of PPL Corporation’s common stock;

•	a merger occurs that results in less than 60% control of PPL Corporation or the surviving entity by the current shareowners;

•	shareowner approval of the liquidation or dissolution of PPL Corporation; or

•	the Board of Directors of PPL Corporation declares that a change in control is anticipated to occur or has occurred.

A voluntary termination of employment by the named executive officer would only result in the payment of benefits if there was “good reason” for leaving. “Good reason” includes a number of circumstances where the named executive officer has a substantial adverse change in the employment relationship or the duties assigned. For example, a reduction in salary, a relocation of the place of work more than 30 miles away, or a cutback or exclusion from a compensation plan, pension plan, or welfare plan, would be “good reason.” The benefits provided under these agreements replace any other severance benefits that PPL Corporation or any prior severance agreement would provide to these named executive officers.

There is no benefit payable before or after a change in control if the officer is discharged for “cause.” “Cause” generally means willful conduct that can be shown to cause material injury to PPL Corporation or the willful refusal to perform duties after written demand by the PPL Corporation Board of Directors.

Each of the severance agreements continues in effect until December 31, 2010, and the agreements generally are automatically extended for additional one-year periods. If a change in control occurs during the agreements’ respective terms, the agreements will expire no earlier than 36 months after the month in which the change in control occurs. Each agreement provides that the named executive officer will be entitled to the severance benefits described below if, in connection with a change in control, the company terminates the named executive officer’s employment for any reason other than death, disability, retirement or “cause,” or the officer terminates employment for “good reason.”

These benefits include:

•	a lump-sum payment equal to three times (for Messrs. DeCampli and Abel) or two times (for Mr. Simmons) the sum of (1) the named executive officer’s base salary in effect immediately prior to the date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting “good reason” and (2) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which an event or circumstance constituting “good reason” first occurs;

•	a lump-sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the company for an additional 36 months (for Messrs. DeCampli and Abel) or 24 months (for Mr. Simmons);

•	the continuation of welfare benefits for the officer and his or her dependents for the 36-month or 24-month period following separation (reduced to the extent the officer receives comparable benefits from another employer);

•	unpaid incentive compensation that has been allocated or awarded for a previous performance period;

•	all contingent incentive compensation awards for all then uncompleted periods, calculated on a prorated basis of months of completed service, assuming performance achievement at 100% of the target level;

•	outplacement services for up to three years;

•	for Mr. DeCampli only, a gross-up payment for any excise tax imposed under the golden parachute provisions of the Internal Revenue Code; and

•	post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the 36-month or 24-month period following the change in control.

See the “Potential Payments upon Termination or Change in Control of PPL Corporation” table on page 35 for the estimated value of benefits to be paid if a named executive officer was terminated on December 31, 2008 after a change in control of PPL Corporation for qualifying reasons.

In addition to the benefits that the severance agreements provide, the following events would occur in the event of a change in control under PPL Corporation’s compensation arrangements:

•	the restriction period applicable to any outstanding restricted stock or restricted stock unit awards lapses for those awards granted as part of PPL’s compensation program;

•	the performance period applicable to any outstanding performance unit awards will be deemed to conclude prior to the change in control and a pro rata portion of all unvested units will become immediately vested as though there had been achievement of goals satisfying the target award;

•	all restrictions on the exercise of any outstanding stock options lapse;

•	all participants in the SERP immediately vest in their accrued benefit, even if not yet vested due to age and service; and

•	upon a qualifying termination, the SERP benefit improves by a pro rata portion of the additional years of service granted to the officer, if any, that otherwise would not be earned until a specified period of years had elapsed or the officer had reached a specified age.

The values of the equity award accelerations and SERP enhancements are included under the “Change in Control Termination” column of the “Potential Payments upon Termination or Change in Control of PPL Corporation” table provided below at page 35.

PPL has trust arrangements in place to facilitate the funding of benefits under the SERP, the PPL Officers Deferred Compensation Plan and severance agreements if a change in control were to occur. Currently, the trusts are not funded. The trusts provide for PPL Corporation to fund the trusts at the time a “potential change in control” occurs. The funds are refundable to PPL Corporation if the change in control does not actually take place.

A “potential change in control” is triggered when:

•	PPL Corporation enters into an agreement that would result in a change in control;

•	PPL Corporation or any investor announces an intention to enter into a change in control;

•	the Board of Directors of PPL Corporation declares that a potential change in control has occurred; or

•	an investor obtains 5% or more of PPL Corporation’s common stock and intends to control or influence management (requiring a Schedule 13D to be filed by the investor with the SEC).

Within 60 days of the end of each year after the change in control occurs, PPL Corporation is required to irrevocably deposit additional cash or property into the trusts in an amount sufficient to pay participants or beneficiaries the benefits that are payable under terms of the plans that are being funded by the trusts as of the close of each year. Any income on the trust assets would be taxed to PPL Corporation and not to the beneficiaries of the trusts, and such assets would be subject to the claims of general creditors in the event of PPL Corporation’s insolvency or bankruptcy.

Termination Benefits

The named executive officers are entitled to various benefits in the event of a termination of employment, but the value of that benefit and its components varies depending upon the circumstances. A qualifying termination in connection with a change in control of PPL Corporation triggers contractual benefits under the severance and equity agreements described above. A retirement provides benefits and payments in cash or stock that are set forth in various executive plans referred to above. A termination resulting from death or disability also has a number of benefit consequences under various benefit plans.

The table below, “Potential Payments upon Termination or Change in Control of PPL Corporation,” sets forth best estimates of the probable incremental value of benefits that are payable assuming a termination of employment as of December 31, 2008, for reasons of voluntary termination, retirement, death, disability or qualifying termination in connection with a change in control. However, as permitted by SEC disclosure rules, the table does not reflect any amount provided to a named executive officer that is generally available to all salaried employees. Also, the following table does not repeat information disclosed in the “Pension Benefits in 2008”

table, the “Nonqualified Deferred Compensation in 2008” table or, except to the extent that vesting or payment may be accelerated, the “Outstanding Equity Awards at Fiscal-Year End 2008” table. If a named executive officer does not yet qualify for full retirement benefits or other benefits requiring longer service, that additional benefit is not reflected below. If a named executive officer has the ability to elect retirement and thereby avoid a forfeiture or decreased benefits, the tables assume that retirement was elected and is noted as such in the footnotes to the table.

In the event that an executive is terminated for “cause” by PPL, no additional benefits are due under the applicable plans and agreements.

Severance. See “CD&A—Compensation Elements—Special Compensation—Severance” for a discussion of PPL’s practice on severance benefits. PPL has entered into agreements with certain executives, typically in connection with a mid-career hire situation and as part of our offer of employment, in which we have promised a year’s salary in severance pay in the event the executive is terminated by the company for reasons other than “cause.” Severance benefits payable under these arrangements are conditioned on the executive agreeing to release the company from any liability arising from the employment relationship.

Specifically, with regard to the named executive officers, the company (as to Mr. DeCampli) and PPL Services Corporation (as to Mr. Simmons) agreed at the time of their hiring to provide up to 52 weeks of salary should the respective executive be terminated after one year of employment. Payment during the 52-week timeframe would stop if such executive became re-employed during the 52-week period. In addition, for a period equal to the severance payment period (up to 52 weeks), the company further agreed to continue active employee health, dental and basic life insurance benefits for Mr. DeCampli.

As discussed above in “Change-In-Control Arrangements,” there is a structured approach to separation benefits for involuntary and select “good reason” terminations of employment in connection with a change in control of PPL Corporation. PPL Corporation has entered into agreements with each of the named executive officers that provide benefits to the officers upon qualifying terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation, or any prior severance agreement.

The table below includes the severance payments, the value of continued welfare benefits and outplacement benefits as “Other separation benefits”, and as to Mr. DeCampli, the value of “gross-up” payments for required Federal excise taxes on excess parachute payments as “Tax gross-up amount payable.” The value of additional pension benefits provided under the severance agreements is discussed above in “Change-in-Control Arrangements” and is included as “SERP” in the table below.

SERP and Officers Deferred Compensation Plan. See “Pension Benefits in 2008” above for a discussion of the SERP and “Change-in-Control Arrangements” for a discussion of enhanced benefits that are triggered if the named executive officer is terminated in connection with a change in control of PPL Corporation. The “Potential Payments upon Termination or Change in Control of PPL Corporation” table below only includes enhancements to benefits previously disclosed in the “Pension Benefits in 2008” table available as a result of the circumstances of termination of employment.

Account balances under the PPL Officers Deferred Compensation Plan become payable as of termination of employment for any reason. Current balances are included in the “Nonqualified Deferred Compensation in 2008” table on page 30 above and are not included in the table below.

Annual Cash Incentive Awards. It is PPL’s practice to pay a pro rata portion of the accrued but unpaid annual cash incentive award to executives who retire or who are eligible to retire and (1) die while employed or (2) terminate employment due to a disability during the performance year. Only Mr. Abel is eligible to retire. In the event Messrs. DeCampli and Simmons were to die or terminate employment due to a disability, the PPL Corporation Compensation, Governance and Nominating Committee has the power to consider an award. If Messrs. DeCampli and Simmons were to leave voluntarily, they would not be entitled to an annual cash incentive award.

In the event of a qualifying termination in connection with a change in control, annual cash incentive awards that have been determined, but not yet paid, are payable under the terms of the severance agreements. Also in the case of a change in control, if a termination under the severance agreement occurs during the performance year, accrued incentive cash awards are payable on a pro rata basis for the period worked during the year using the assumption that performance goals were attained at target.

Except as noted above for executives not eligible to retire, the annual cash incentive awards discussed in the CD&A and detailed for the 2008 performance year would be payable, without enhancement, in the event of retirement, death, disability, involuntary termination for reasons other than cause or in the event of a qualifying termination in connection with a change in control and are not included in the table below.

Long-term Incentive Awards. Restrictions on restricted stock units generally lapse upon retirement, death or termination of employment due to disability or in the event of a change in control. Restricted stock units are generally forfeited in the event of voluntary termination; however, for executives eligible to retire, which includes Mr. Abel, we have assumed for the table below that the executive retires and restrictions lapse. Likewise, in the table below we have assumed that, in the event of involuntary termination for reasons other than “cause” for executives eligible to retire, the restrictions lapse. Premium units granted under the Premium Exchange Program are forfeited in the event of voluntary termination or retirement prior to age 60, are prorated in the event of retirement or termination of employment without cause on or after age 60, and in the event of death or disability all restrictions lapse. Premium units are included in the table below based on these assumptions.

The following table, “Potential Payments upon Termination or Change in Control of PPL Corporation,” includes the value, as of December 31, 2008 (based on a PPL Corporation stock price of $30.69), of accelerated restricted stock units under each termination event.

Performance units that have not yet vested as a result of the completion of the performance period remain outstanding and eligible for pro rata vesting through the conclusion of the performance period upon retirement, disability or death. Upon completion of the performance period, a pro rata portion of the total of the performance units, reinvested cash dividend equivalent amounts and any dividends on shares of common stock in the form of stock become payable. Otherwise, performance units are generally forfeited in the event of voluntary termination. In the table below, for executives eligible to retire (Mr. Abel), we have assumed the executive retires. Likewise, in the table below we have assumed that in the event of involuntary termination for reasons other than “cause,” performance units for executives eligible to retire remain outstanding subject to future pro rata vesting. For all executives, we have assumed disability or death as of December 31, 2008. In all events, we have illustrated the future pro rata value based on performance achievement at target.

Stock options that are not yet exercisable, other than those granted 12 months before termination of employment, become exercisable upon retirement. In the event of death or termination of employment due to disability, stock options not yet exercisable continue to become exercisable in accordance with the vesting schedule (in one-third increments on each anniversary of the grant). Options that are not yet exercisable are generally forfeited in the event of voluntary termination; however, for executives eligible to retire (only Mr. Abel), we have assumed the executive retires. Likewise, in the table below we have assumed that in the event of involuntary termination for reasons other than “cause,” options not yet exercisable for executives eligible to retire become exercisable. In the event of voluntary termination of employment for reasons other than noted above, all executives have a maximum of 60 days to exercise options that are exercisable but that have not yet been exercised before they are forfeited.

Stock options granted within 12 months prior to termination of employment are normally forfeited. In the event of a change in control, all options, including those granted within the preceding 12 months, become exercisable upon the closing of the transaction that results in the change in control.

The term of all PPL stock options is 10 years. In the event of retirement, the executive has the full term to exercise the options. In the event of termination of employment as a result of death or disability, the term is reduced to the earlier of the remaining term of the option or 36 months. In the event of a qualifying termination of employment in connection with a change in control, the term is reduced to 36 months for all outstanding options. Effective for grants of options made in 2008 and after, the exercise periods in the event of a change in control were extended to the full term.

The following table, “Potential Payments upon Termination or Change in Control of PPL Corporation,” includes the value (based on a PPL Corporation stock price of $30.69) of options that are not yet exercisable, assuming the options were exercised as of December 31, 2008 under each termination event. For the table below, options already exercisable as of the termination event are excluded. The value of these options is provided in the “Outstanding Equity Awards at Fiscal-Year End 2008” table above.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL OF PPL CORPORATION

	Retirement or			Involuntary	Change in
	Voluntary			Termination	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause	Termination

D. G. DeCampli
Severance payable in cash(1)	$0	$0	$0	$350,000	$1,614,600
Other separation benefits(2)	0	0	0	16,000 (8)	123,098
Tax gross-up amount payable(3)	0	0	0	0	1,199,115
SERP(4)	0	0	0	0	297,810
Restricted stock/units(5)	0	702,494	702,494	(9)	702,494
Performance units(6)	0	19,335	19,335	(9)	19,335
Stock options(7)	0			(9)	0

J. E. Abel
Severance payable in cash(1)	0	0	0	(8)	1,254,000
Other separation benefits(2)	0	0	0	(8)	126,224
Tax gross-up amount payable(3)	0	0	0	0	0
SERP(4)	0	0	0	0	0
Restricted stock/units(5)	435,184	444,084	444,084	435,184	444,084
Performance units(6)	12,583	12,583	12,583	12,583	12,583
Stock options(7)	51,212			51,212	51,212

J. M. Simmons, Jr.
Severance payable in cash(1)	0	0	0	265,000	746,664
Other separation benefits(2)	0	0	0	(8)	118,578
Tax gross-up amount payable(3)	0	0	0	0	0
SERP(4)	0	0	0	0	213,452
Restricted stock/units(5)	0	355,390	355,390	(9)	355,390
Performance units(6)	0	11,355	11,355	(9)	11,355
Stock options(7)	0			(9)	4,787

(1)	Messrs. DeCampli and Simmons have agreements under which each is entitled to receive up to 52 weeks of pay following involuntary termination for reasons other than cause. The full 52 weeks of pay are illustrated as “Severance payable in cash” under the “Involuntary Termination Not for Cause” column.

In the event of termination of employment in connection with a change in control, the named executive officers are eligible for severance benefits if termination occurs within 36 months of a change in control (a) due to termination by the company for reasons other than cause or (b) by the executive on the basis of “good reason” as that term is defined in the agreement.

For purposes of the illustration, we have assumed executives are eligible for benefits under the severance agreements. Amounts illustrated as “Severance payable in cash” under the “Change in Control Termination” column are three times (for Messrs. DeCampli and Abel) and two times (for Mr. Simmons) the executive’s annual salary as of the termination date plus three times the highest annual cash incentive payment made in the last three years as provided under the agreements.

(2)	Mr. DeCampli has an agreement to provide up to 52 weeks of continued health, dental and life insurance benefits following involuntary termination for reasons other than cause. The estimated cost of coverage for the full 52 weeks is illustrated under the “Other separation benefits” under the “Involuntary Termination Not for Cause” column.

Under the terms of each named executive officer’s severance agreement, the executive is eligible for three years of continued medical and dental benefits, life insurance and disability protection, and outplacement benefits. The amounts illustrated as “Other separation benefits” are the estimated present values of these benefits.

(3)	In the event excise taxes become payable under Section 280G and Section 4999 of the Internal Revenue Code as a result of any “excess parachute payments,” as that phrase is defined by the Internal Revenue Service, the severance agreement for Mr. DeCampli provides that the company will pay the excise tax as well as gross-up the executive for the impact of the excise tax payment. (The tax payment and gross-up do not extend to normal income taxes due on any separation payments.) The amounts illustrated as “Tax gross-up amount payable” include PPL’s best estimate of the excise tax and gross-up payments that would be made if each named executive officer had been terminated on December 31, 2008, under the terms of the severance agreement.

(4)	Amounts illustrated as “SERP” under the “Change in Control Termination” column include the value of the incremental benefits payable under the terms of the severance agreements—each named executive officer is eligible for a severance payment equal to the value of the SERP benefit that would be determined by adding an additional three years of service (for Messrs. DeCampli and Abel) and two years of service (for Mr. Simmons). Under the SERP, upon a change in control, benefits vest immediately.

(5)	Total outstanding restricted stock and restricted stock unit awards are illustrated in the “Outstanding Equity Awards at Fiscal-Year End 2008” table above at page 26. The table above illustrates the value of the restricted stock and stock units as of December 31, 2008 that would become immediately vested as a result of each event as of December 31, 2008. In the table below, the number of units accelerated and payable as of the event, as well as the number forfeited, is illustrated. The gross value in the above table would be reduced by the amount of taxes required to be withheld; and the net shares, determined based on the stock price as of December 31, 2008, would be distributed based on a PPL Corporation stock price of $30.69. For purposes of the table below, the total number of shares is illustrated without regard for the tax impact.

Restricted Stock and Restricted Stock Units
(#)

	Retirement or			Involuntary	Change in
	Voluntary			Termination	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause	Termination

D. G. DeCampli
Accelerated	0	22,890	22,890	(9)	22,890
Forfeited	22,890	0	0	(9)	0

J. E. Abel
Accelerated	14,180	14,470	14,470	14,180	14,470
Forfeited	290	0	0	290	0

J. M. Simmons, Jr.
Accelerated	0	11,580	11,580	(9)	11,580
Forfeited	11,580	0	0	(9)	0

(6)	Total outstanding performance unit awards are illustrated in the “Outstanding Equity Awards at Fiscal-Year End 2008” table above at page 26. The table above illustrates the value of the performance units as of December 31, 2008 that would become payable as a result of each event as of December 31, 2008 assuming target performance was achieved. In the table below, the number of units accelerated and payable as of the event, or the number of units that become payable after the performance period is completed, as well as the number forfeited, is illustrated. The gross value in the above table would be reduced by the amount of taxes required to be withheld; and the net shares, determined based on the stock price as of December 31, 2008, would be distributed based on a PPL Corporation stock price of $30.69. For purposes of the table below, the total number of shares is illustrated without regard to the tax impact.

Performance Units
(#)

	Retirement or			Involuntary	Change in
	Voluntary			Termination	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause	Termination

D. G. DeCampli
Accelerated	0	0	0	0	630
Forfeited	1,901	1,271	1,271	1,901	1,271
Available after performance period completed	0	630	630	0	0

J. E. Abel
Accelerated	0	0	0	0	410
Forfeited	827	827	827	827	827
Available after performance period completed	410	410	410	410	0

J. M. Simmons, Jr.
Accelerated	0	0	0	0	370
Forfeited	1,124	754	754	1,124	754
Available after performance period completed	0	370	370	0	0

(7)	Total outstanding stock options are illustrated in the “Outstanding Equity Awards at Fiscal-Year End 2008” table. The table above illustrates the value of the options not yet exercisable that would become exercisable as a result of each event as of December 31, 2008. Exercisable options as of December 31, 2008 are excluded from this table. The table below details the number of options that accelerate and become exercisable as of the termination event, the number of options that become exercisable in the future in the event of death or disability and the number forfeited.

For illustrative purposes, it is assumed that all options not yet exercisable that become exercisable as of the event are exercised as of December 31, 2008, based on a PPL Corporation stock price of $30.69. In the event of death or disability, unexercisable options become exercisable in the future and no value is anticipated for these options.

Stock Options Not Yet Exercisable
(#)

	Retirement or			Involuntary	Change in
	Voluntary			Termination	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause	Termination

D. G. DeCampli
Accelerated	0	0	0	(9)	37,300
Forfeited	37,300	0	0	(9)	0
Become exercisable over next 36 months	0	37,300	37,300	0	0

J. E. Abel
Accelerated	26,494	0	0	26,494	39,924
Forfeited	13,430	0	0	13,430	0
Become exercisable over next 36 months	0	39,924	39,924	0	0

J. M. Simmons, Jr.
Accelerated	0	0	0	(9)	35,126
Forfeited	35,126	0	0	(9)	0
Become exercisable over next 36 months	0	35,126	35,126	0	0

(8)	In the event of involuntary termination for reasons other than for cause, any severance payable in cash (except for Messrs. DeCampli and Simmons) and/or other separation benefits, if any, would be determined as of the date of termination and would require the approval of PPL Corporation’s Compensation, Governance and Nominating Committee.

(9)	In the event of involuntary termination for reasons other than for cause, Messrs. DeCampli and Simmons would forfeit all outstanding restricted stock units, performance units and stock options because they are not eligible to retire. Any exceptions to the automatic forfeitures would require the approval of PPL Corporation’s Compensation, Governance and Nominating Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Auditor for 2008 and 2007

For the fiscal years ended December 31, 2008 and 2007, Ernst & Young LLP, or E&Y, served as independent registered public accounting firm, or “independent auditor,” for PPL Corporation and its subsidiaries, including the company. The following table presents an allocation of fees billed, including expenses, by E&Y for the fiscal years ended December 31, 2008 and 2007, for professional services rendered for the audit of our company’s annual financial statements and for fees billed for other services rendered.

	2008	2007
	(In thousands)

Audit fees(a)	$1,051	$909
Audit-related fees(b)	30	47
Tax fees(c)	—	—
All other fees(d)	5	6

(a)	Includes audit of annual financial statements and review of financial statements included in our company’s Quarterly Reports on Form 10-Q and services in connection with statutory and regulatory filings or engagements, including comfort letters and consents for financings and filings made with the SEC.

(b)	Fees for performance of specific agreed-upon procedures and consultation on a new accounting standard.

(c)	The independent auditor does not provide tax consulting and advisory services to the company or any of its affiliates.

(d)	Fees relating to access to an E&Y online accounting research tool.

Approval of Fees. PPL Corporation’s Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the independent auditor. These procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of our company’s independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the PPL Corporation Audit Committee. As a result of this approval process, PPL Corporation’s Audit Committee has established specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorization levels are reviewed by the Chair of PPL Corporation’s Audit Committee, who serves as the committee designee to review and approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with the full PPL Corporation Audit Committee no later than its next meeting.

PPL Corporation’s Audit Committee approved 100% of the 2008 and 2007 services provided by E&Y.

Representatives of E&Y are not expected to be present at the Annual Meeting.

OTHER MATTERS

Shareowner Proposals for the Company’s 2010 Annual Meeting. To be included in the information statement for the 2010 Annual Meeting, any proposal intended to be presented at that Annual Meeting by a shareowner must be received by the Secretary of the company no later than December 29, 2009:

Corporate Secretary’s Office
PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101.

To be properly brought before the Annual Meeting, any proposal must be received not later than 75 days in advance of the date of the 2010 Annual Meeting.

Annual Financial Statements. The company’s 2008 financial statements and related management discussion are appended to this document.

Schedule A

PPL Electric Utilities Corporation
2008 Financial Statements

GLOSSARY OF TERMS AND ABBREVIATIONS

PPL Corporation and its current and former subsidiaries

PPL—PPL Corporation, the parent holding company of PPL Electric, PPL Energy Funding and other subsidiaries.

PPL Capital Funding—PPL Capital Funding, Inc., a wholly-owned financing subsidiary of PPL.

PPL Electric—PPL Electric Utilities Corporation, a regulated utility subsidiary of PPL that transmits and distributes electricity in its service territory and provides electric supply to retail customers in this territory as a PLR.

PPL Energy Funding—PPL Energy Funding Corporation, a subsidiary of PPL and the parent company of PPL Energy Supply.

PPL EnergyPlus—PPL EnergyPlus, LLC, a subsidiary of PPL Energy Supply that markets and trades wholesale and retail electricity and gas, and supplies energy and energy services in deregulated markets.

PPL Energy Supply—PPL Energy Supply, LLC, a subsidiary of PPL Energy Funding and the parent company of PPL Generation, PPL EnergyPlus, PPL Global and other subsidiaries.

PPL Generation—PPL Generation, LLC, a subsidiary of PPL Energy Supply that owns and operates U.S. generating facilities through various subsidiaries.

PPL Global—PPL Global, LLC, a subsidiary of PPL Energy Supply that primarily owns and operates a business in the U.K. that is focused on the regulated distribution of electricity.

PPL Services—PPL Services Corporation, a subsidiary of PPL that provides shared services for PPL and its subsidiaries.

PPL Transition Bond Company—PPL Transition Bond Company, LLC, a subsidiary of PPL Electric that was formed to issue transition bonds under the Customer Choice Act.

Other terms and abbreviations

401(h) account—A sub-account established within a qualified pension trust to provide for the payment of retiree medical costs.

1945 First Mortgage Bond Indenture—PPL Electric’s Mortgage and Deed of Trust, dated as of October 1, 1945, to Deutsche Bank Trust Company Americas, as trustee, as supplemented.

2001 Senior Secured Bond Indenture—PPL Electric’s Indenture, dated as of August 1, 2001, to The Bank of New York Mellon (as successor to JPMorgan Chase Bank), as trustee, as supplemented.

AFUDC (Allowance for Funds Used During Construction)—the cost of equity and debt funds used to finance construction projects of regulated businesses, which is capitalized as part of construction cost.

ARB—Accounting Research Bulletin.

ARO—asset retirement obligation.

Black Lung Trust—a trust account maintained under federal and state Black Lung legislation for the payment of claims related to disability or death due to pneumoconiosis.

CTC—competitive transition charge on customer bills to recover allowable transition costs under the Customer Choice Act.

Customer Choice Act—the Pennsylvania Electricity Generation Customer Choice and Competition Act, legislation enacted to restructure the state’s electric utility industry to create retail access to a competitive market for generation of electricity.

EITF—Emerging Issues Task Force, an organization that assists the FASB in improving financial reporting through the identification, discussion and resolution of financial accounting issues within the framework of existing authoritative literature.

EMF—electric and magnetic fields.

EPA—Environmental Protection Agency, a U.S. government agency.

FASB—Financial Accounting Standards Board, a rulemaking organization that establishes financial accounting and reporting standards.

FERC—Federal Energy Regulatory Commission, the federal agency that regulates, among other things, interstate transmission and wholesale sales of electricity, hydroelectric power projects and related matters.

FIN—FASB Interpretation.

Fitch—Fitch, Inc.

FSP—FASB Staff Position.

GAAP—generally accepted accounting principles in the U.S.

ICP—Incentive Compensation Plan.

ICPKE—Incentive Compensation Plan for Key Employees.

ITC—intangible transition charge on customer bills to recover intangible transition costs associated with securitizing stranded costs under the Customer Choice Act.

kWh—kilowatt-hour, basic unit of electrical energy.

LCIDA—Lehigh County Industrial Development Authority.

LIBOR—London Interbank Offered Rate.

Moody’s—Moody’s Investors Service, Inc.

MW—megawatt, one thousand kilowatts.

MWh—megawatt-hour, one thousand kilowatt-hours.

NERC—North American Electric Reliability Corporation.

NUGs (Non-Utility Generators)—generating plants not owned by public utilities, whose electrical output must be purchased by utilities under the PURPA if the plant meets certain criteria.

OCI—other comprehensive income or loss.

PEDFA—Pennsylvania Economic Development Financing Authority.

PJM (PJM Interconnection, L.L.C.)—operator of the electric transmission network and electric energy market in all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia.

PLR (Provider of Last Resort)—the role of PPL Electric in providing default electricity supply to retail customers within its delivery territory who have not chosen to select an alternative electricity supplier under the Customer Choice Act.

PP&E—property, plant and equipment.

PUC—Pennsylvania Public Utility Commission, the state agency that regulates certain ratemaking, services, accounting and operations of Pennsylvania utilities.

PUC Final Order—final order issued by the PUC on August 27, 1998, approving the settlement of PPL Electric’s restructuring proceeding.

PURPA—Public Utility Regulatory Policies Act of 1978, legislation passed by the U.S. Congress to encourage energy conservation, efficient use of resources and equitable rates.

RFC—ReliabilityFirst Corporation (the regional reliability entity that replaced the Mid-Atlantic Area Coordination Council).

Sarbanes-Oxley—Sarbanes-Oxley Act of 2002, which sets requirements for management’s assessment of internal controls for financial reporting. It also requires an independent auditor to make its own assessment.

SEC—Securities and Exchange Commission, a U.S. government agency whose primary mission is to protect investors and maintain the integrity of the securities markets.

SFAS—Statement of Financial Accounting Standards, the accounting and financial reporting rules issued by the FASB.

S&P—Standard & Poor’s Ratings Services.

Smart meter—an electric meter that utilizes smart metering technology.

Smart metering technology—technology that can measure, among other things, time of electricity consumption to permit offering rate incentives for usage during lower cost or demand intervals.

Superfund—federal environmental legislation that addresses remediation of contaminated sites; states also have similar statutes.

Total shareowner return—increase in market value of a share of the Company’s common stock plus the value of all dividends paid on a share of the common stock during the applicable performance period, divided by the price of the common stock as of the beginning of the performance period.

VEBA—Voluntary Employee Benefit Association Trust, trust accounts for health and welfare plans for future benefit payments for employees, retirees or their beneficiaries.

Accounting Pronouncements

EITF 92-13—Accounting for Estimated Payments in Connection with the Coal Industry Retiree Health Benefit Act of 1992.

EITF 01-8—Determining Whether an Arrangement Contains a Lease.

EITF 02-3—Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities.

EITF 08-5—Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement.

FIN 39—Offsetting of Amounts Related to Certain Contracts, as amended and interpreted.

FIN 45—Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.

FIN 46(R)—Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.

FIN 47—Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.

FIN 48—Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, as amended and interpreted.

FSP FAS 140-4 and FIN 46(R)-8—Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.

FSP FAS 157-1—Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13.

FSP FAS 157-2—Effective Date of FASB Statement No. 157.

FSP FAS 157-3—Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.

SFAS 5—Accounting for Contingencies.

SFAS 13—Accounting for Leases and its interpretations.

SFAS 71—Accounting for the Effects of Certain Types of Regulation.

SFAS 87—Employers’ Accounting for Pensions.

SFAS 106—Employers’ Accounting for Postretirement Benefits Other than Pensions.

SFAS 109—Accounting for Income Taxes.

SFAS 112—Employers’ Accounting for Postemployment Benefits, an amendment of FASB Statements No. 5 and 43.

SFAS 115—Accounting for Certain Investments in Debt and Equity Securities and its interpretations.

SFAS 123(R)—Share-Based Payment.

SFAS 133—Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted.

SFAS 140—Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Financial Liabilities.

SFAS 141—Business Combinations.

SFAS 141(R)—Business Combinations (revised 2007).

SFAS 143—Accounting for Asset Retirement Obligations.

SFAS 146—Accounting for Costs Associated with Exit or Disposal Activities.

SFAS 157—Fair Value Measurements, as amended.

SFAS 158—Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R).

SFAS 159—The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.

SFAS 161—Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PPL ELECTRIC UTILITIES CORPORATION

Terms and abbreviations appearing here are explained in the glossary. Dollars are in millions, unless otherwise noted.

Forward-looking Information

Statements contained in these financial statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Electric believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section herein, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements.

•	fuel supply availability;

•	weather conditions affecting customer energy use and operating costs;

•	transmission and distribution system conditions and operating costs;

•	collective labor bargaining negotiations;

•	the outcome of litigation against PPL Electric;

•	potential effects of threatened or actual terrorism or war or other hostilities;

•	the commitments and liabilities of PPL Electric;

•	competition in retail and wholesale power markets;

•	market demand and prices for energy, capacity and fuel;

•	liquidity of wholesale power markets;

•	defaults by our counterparties under energy contracts;

•	market prices of commodity inputs for ongoing capital expenditures;

•	capital market conditions, including the availability of capital or credit, changes in interest rates, and decisions regarding capital structure;

•	the fair value of debt and equity securities and the impact on defined benefit costs and resultant cash funding requirements for defined benefit plans;

•	interest rates and their affect on pension and retiree medical liabilities;

•	the impact of the current financial and economic downturn;

•	the profitability and liquidity, including access to capital markets and credit facilities, of PPL Electric;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	securities and credit ratings;

•	current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and other expenses;

•	political, regulatory or economic conditions in regions where PPL Electric conducts business;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state or federal legislation, including new tax legislation;

•	state and federal regulatory developments;

•	the impact of any state or federal investigations applicable to PPL Electric and the energy industry;

•	the effect of any business or industry restructuring; and

•	development of new markets and technologies.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL Electric on file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL Electric to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PPL Electric undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

Overview

PPL Electric provides electricity delivery service in eastern and central Pennsylvania. Its headquarters are in Allentown, PA. PPL Electric’s strategy and principal challenge is to own and operate its electricity delivery business at the most efficient cost while maintaining high quality customer service and reliability in a cost-effective manner.

PPL Electric’s electricity delivery business is rate-regulated. Accordingly, this business is subject to regulatory risk with respect to costs that may be recovered and investment returns that may be collected through customer rates. In particular, uncertainty driven by potential changes in the regulatory treatment of PPL Electric’s PLR obligation after 2009, when its full requirements supply contracts with PPL EnergyPlus expire, presents a risk for PPL Electric. The Customer Choice Act requires electricity delivery companies, like PPL Electric, to act as a PLR of electricity supply and provides that electricity supply costs will be recovered by such companies pursuant to regulations to be established by the PUC. As discussed in more detail in Note 10 to the Financial Statements there are a number of ongoing regulatory and legislative activities that may affect PPL Electric’s recovery of supply costs after 2009. In May 2007, the PUC approved PPL Electric’s plan to procure default electricity supply in 2007 through 2009 for retail customers who do not choose an alternative competitive supplier in 2010. Pursuant to this plan, PPL Electric has contracted for two-thirds of the 2010 electricity supply it expects to need for residential, small commercial and small industrial customers. In August 2008, the PUC approved a plan proposed by PPL Electric, under which its residential and small commercial customers, beginning in 2008, could begin to pay in advance to smooth the impact of price increases when generation rate caps expire in 2010. Approximately 10% of PPL Electric’s customers are participating in the plan. In February 2009, PPL Electric asked the PUC for permission to offer customers a second option for reducing the potential initial impact of higher electricity prices resulting from expiration of the generation rate caps. If approved by the PUC, this option would enable eligible residential and eligible small-business customers to defer payment of any increase greater than 25% in their 2010 electric bills. The 25% will be calculated on an average rate schedule usage basis, and will be based on a comparison of currently estimated 2009 bills to currently estimated 2010 bills. In September 2007, the PUC regulations became effective regarding the obligation of Pennsylvania electric utilities to provide default electricity supply in 2011 and beyond. In August 2008, PPL Electric filed for PUC approval of its post-2010 supply procurement plan under these regulations. In addition to this regulatory activity, in October 2008, the legislature passed and the Pennsylvania Governor signed a bill that, among other things: (i) requires electric utilities to meet specified goals for reduction in use and peak demand; (ii) establishes procedures and standards for the purchase of PLR supply; and (iii) requires utilities to install smart metering technology and offer time-of-use rates. Utilities must file with the PUC by July 1, 2009, for approval of plans to meet the conservation and demand side requirements of the legislation. The Governor recently publicly stated that he expects some form of rate mitigation to be passed by the state legislature. In addition, in the last legislative session, certain Pennsylvania legislators introduced legislation to extend generation rate caps or otherwise limit cost recovery through rates for Pennsylvania utilities beyond the end of their transition periods, which in PPL Electric’s case is December 31, 2009. It is possible that similar legislation could be reintroduced. If such legislation were introduced and ultimately enacted, PPL Electric could experience substantial operating losses, cash flow shortfalls and other adverse financial impacts.

In addition to the activities discussed above relating to PPL Electric’s PLR obligations, PPL Electric is engaged in three other major regulatory proceedings. First, in April 2008, the FERC granted PPL Electric’s request for incentive rate treatment for the Susquehanna-Roseland 500 kV Transmission Line. Those incentives are: (i) a 1.25% increase to the return on equity previously approved for the project, (ii) inclusion of construction work in progress in rate base, and (iii) recovery of all costs if the line is abandoned. In addition, FERC granted PPL Electric a 0.5% increase to the return on equity previously approved for its continuing membership in PJM. Second, in August 2008, PPL Electric requested permission from FERC to replace its stated rates for transmission service with a formula rate. In October 2008, FERC permitted PPL Electric’s proposed formula rate to go into effect, subject to refund. The matter is in settlement discussions before an administrative law judge. Third, in January 2009, PPL Electric filed its application with the PUC requesting permission to site and construct the Susquehanna-Roseland line. PUC review is expected to take approximately one year.

In order to manage financing costs and access to credit markets, a key objective for PPL Electric is to maintain a strong credit profile. PPL Electric continually focuses on maintaining an appropriate capital structure and liquidity position.

The purpose of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is to provide information concerning PPL Electric’s past and expected future performance in implementing the strategy and managing the risks and challenges mentioned above. Specifically:

•	“Results of Operations” provides an overview of PPL Electric’s operating results in 2008, 2007 and 2006, including a review of earnings. It also provides a brief outlook for 2009.

•	“Financial Condition—Liquidity and Capital Resources” provides an analysis of PPL Electric’s liquidity position and credit profile, including its sources of cash (including bank credit facilities and sources of operating cash flow) and uses of cash (including contractual obligations and capital expenditure requirements) and the key risks and uncertainties that impact PPL Electric’s past and future liquidity position and financial condition. This subsection also includes a listing of PPL Electric’s current credit ratings.

•	“Financial Condition—Risk Management” includes an explanation of PPL Electric’s risk management activities regarding market risk and credit risk.

•	“Application of Critical Accounting Policies” provides an overview of the accounting policies that are particularly important to the results of operations and financial condition of PPL Electric and that require its management to make significant estimates, assumptions and other judgments.

Market Events

The continued downturn in the financial markets has increased the complexity of managing credit risk, responding to liquidity needs, measuring financial instruments at fair value, and managing market price risk. Global bank credit capacity has been reduced dramatically and the cost of renewing or establishing new credit facilities has increased significantly. New bank credit facilities generally are being restricted to less than one-year terms, thereby introducing uncertainties as to businesses’ ability to enter into long-term energy commitments or reliably estimate the longer-term cost and availability of credit.

Credit Risk

Credit risk is the risk that PPL Electric would incur a loss as a result of nonperformance by counterparties of their contractual obligations. The continued volatility and downturn in financial and commodity markets during 2008 have generally increased PPL Electric’s exposure to credit risk. See Notes 11 and 14 to the Financial Statements for additional information about credit concentration and “Risk Management—Credit Risk” for more information on credit risk.

Liquidity Issues

The continued downturn in financial markets has generally made obtaining new sources of bank and capital markets funding difficult and costly. During this challenging period, PPL Electric expects to continue to have access to adequate sources of liquidity through operating cash flows, cash and cash equivalents and its credit facilities. PPL Electric plans to issue, subject to market conditions, up to $300 million in long-term debt securities in mid-2009 and does not expect to need to issue any commercial paper during 2009, but may do so from time to time to facilitate short-term cash flow needs if commercial paper market conditions improve. See “Financial Condition—Liquidity and Capital Resources” for additional information.

Securities Price Risk

PPL Electric participates in and is allocated costs from defined benefit plans sponsored by PPL. PPL’s defined benefit plans experienced negative investment returns in 2008, impacting the funded status of the plans as disclosed in Note 9 to the Financial Statements. Determination of the funded status of defined benefit plans, contribution requirements and net periodic defined benefit costs for future years is subject to changes in several assumptions, including the performance of the assets in the plans.

See “Application of Critical Accounting Policies—Defined Benefits” for a discussion of the assumptions and sensitivities regarding those assumptions.

The information provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with PPL Electric’s Consolidated Financial Statements and the accompanying Notes.

Results of Operations

Earnings

Income available to PPL was:

2008	2007	2006

$158	$145	$180

The after-tax changes in income available to PPL between these periods were due to the following factors.

	2008 vs. 2007	2007 vs. 2006

Delivery revenues (net of CTC/ITC amortization, interest expense on transition bonds and ancillary charges)	$32	$15
Other operation and maintenance	(8)	(1)
Depreciation		(8)
Other Income—net(a)	(10)
Income taxes	(6)	(2)
Other	4	(3)
Special items	1	(36)

	$13	$(35)

(a)	Includes interest income from affiliate.

The changes in income available to PPL from year to year were, in part, attributable to several special items that management considers significant. Details of these special items are provided below.

PPL Electric’s year-to-year earnings were affected by:

•	Delivery revenues increased in 2008 compared with 2007, primarily due to a base rate increase effective January 1, 2008 and normal load growth. Delivery revenues increased in 2007 compared with 2006, primarily due to a 4% increase in sales volume resulting primarily from, the impact of favorable weather in 2007 on residential and commercial sales, and normal load growth.

•	Other operation and maintenance expenses increased in 2008 compared with 2007, primarily due to insurance recovery of storm costs in 2007 and higher regulatory asset amortization.

•	Depreciation expense increased in 2007 compared with 2006, primarily due to the purchase of previously leased equipment.

•	Other income—net decreased in 2008 compared with 2007, primarily due to a decrease in interest income from affiliate resulting from a decrease in the average balance outstanding on a note receivable from an affiliate and a lower average rate on this note due to the floating interest rate.

The following after-tax amounts, which management considers special items, also had a significant impact on earnings.

	2008	2007	2006

Workforce reduction	$	$(1)
Realization of benefits related to Black Lung Trust assets (Note 9)			$21
PJM billing dispute(a)			21
Reversal of cost recovery—Hurricane Isabel (Note 1)			(7)

Total	$	$(1)	$35

(a)	In 2005, PPL Electric recorded a loss accrual, including interest expense, related to a PJM billing dispute. In 2006, the accrual was reduced and it was determined that PPL Energy Supply was responsible for a portion of the loss accrual, including interest.

PPL Electric’s earnings beyond 2008 are subject to various risks and uncertainties. See “Forward-Looking Information,” the rest of “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and Note 10 to the Financial Statements for a discussion of the risks, uncertainties and factors that may impact PPL Electric’s future earnings.

2009 Outlook

Excluding special items and the impact of the cost reduction initiative discussed below, PPL Electric projects slightly lower earnings in 2009 compared with 2008, where slightly higher distribution revenues are expected to be offset by higher operation and maintenance expenses.

See Note 20 to the Financial Statements for additional information on a cost reduction initiative completed in February 2009. PPL Electric expects to achieve annual pre-tax savings of between $6 and $8 million from the reduction of management and staff positions, including a reduction of costs allocated as a result of the elimination of positions at PPL Services.

See Note 10 to the Financial Statements for a discussion of the PUC-approved plan to procure default electricity supply in 2007 through 2009, additional information on Pennsylvania legislative and other regulatory activities, and a FERC-approved transmission rate, all of which may impact future results of operations.

Statement of Income Analysis—

Operating Revenues

Retail Electric

The increases in revenues from retail electric operations were attributable to:

	2008 vs. 2007	2007 vs. 2006

PLR	$19	$109
Delivery	17	43
Other	3

	$39	$152

The increase in PLR revenue for 2008 compared with 2007 was attributable to normal load growth. The increase in delivery revenue for the same period was primarily attributable to a base rate increase effective January 1, 2008, and normal load growth. These increases were partially offset by the unfavorable impact of weather on residential and commercial sales in 2008.

The increase in PLR revenue and delivery revenue for 2007 compared with 2006 was primarily due to a 4% increase in sales volume. This increase was primarily due to the impact of favorable weather in 2007 on residential and commercial sales and normal load growth.

Wholesale Electric to Affiliate

PPL Electric has a contract to sell to PPL EnergyPlus the electricity that PPL Electric purchases under contracts with NUGs. The decrease of $48 million in wholesale electric to affiliate in 2008 compared to 2007 was primarily due to the expiration of a NUG contract at the end of 2007 and the expiration of two NUG contracts during 2008. The decrease was partially offset by higher prices on certain NUG contracts. Substantially all of the remaining NUG contracts will expire by 2010.

Energy Purchases

Energy purchases decreased by $43 million for 2008 compared with 2007, primarily due to the expiration of a NUG contract at the end of 2007 and two NUG contracts in 2008, partially offset by higher prices on certain NUG contracts. Substantially all of the remaining NUG contracts will expire by 2010.

In 2005, PPL Electric recorded a loss accrual related to a PJM billing dispute. In 2006, the accrual was reduced and it was determined that PPL Energy Supply was responsible for a portion of the loss accrual. The $28 million reduction of this loss accrual in 2006 was the primary reason for the $31 million increase in energy purchases for 2007 compared with 2006. Also, $6 million in higher ancillary costs contributed to the increase.

Energy Purchases from Affiliate

Energy purchases from affiliate increased by $16 million in 2008 compared with 2007. The increase was primarily due to higher prices for energy purchased under the power supply contracts with PPL EnergyPlus that support the PLR load, as well as higher PLR load.

Energy purchases from affiliate increased by $102 million in 2007 compared with 2006. The increase was primarily due to higher PLR load, as well as higher prices for energy purchased under the power supply contracts with PPL EnergyPlus that support the PLR load.

Other Operation and Maintenance

The changes in other operation and maintenance expense were due to:

	2008 vs. 2007	2007 vs. 2006

Insurance recovery of storm costs	$5	$(11)
Regulatory asset amortization	4
Allocation of certain corporate service costs (Note 11)	3	(2)
Realization of benefits related to Black Lung Trust assets in 2006 (Note 9)		36
Hurricane Isabel (Note 1)		(11)
Distribution system reliability work, including tree trimming	(1)	6
PUC-reportable storm costs	(4)	6
Bad debt expense (a)	(5)	4
Other	6	5

	$8	$33

(a)	The decrease in bad debt expense from 2007 to 2008 reflects the impact of a new Universal Service Rider effective January 1, 2008, which provides for recovery of costs associated with universal service programs including uncollectible accounts applicable to certain residential customers.

Amortization of Recoverable Transition Costs

Amortization of recoverable transition costs decreased by $17 million in 2008 compared with 2007. Amortization of recoverable transition costs increased by $28 million in 2007 compared with 2006. The amortization of recoverable transition costs is based on a PUC amortization schedule, adjusted for ITC and CTC recoveries in customer rates and related expenses. Since the amortization substantially matches the revenue recorded based on recovery in customer rates, there is minimal impact on earnings.

Depreciation

Depreciation increased by $14 million in 2007 compared with 2006, primarily due to PP&E additions. The increase reflects the impact of the 2006 purchase of equipment previously leased. See Note 7 to the Financial Statements for additional information.

Taxes, Other Than Income

Taxes, other than income increased by $3 million in 2008 compared with 2007. The increase was primarily due to a $6 million increase in Pennsylvania gross receipts tax expense which reflects an increase in the tax rate in 2008. This tax is passed through to customers. The increase was partially offset by a $1 million decrease in domestic sales and use tax.

Taxes, other than income increased by $11 million in 2007 compared with 2006. The increase was primarily due to a $12 million increase in Pennsylvania gross receipts tax expense, which is passed through to customers, resulting from a 4% increase in sales volume.

Other Income—net

See Note 12 to the Financial Statements for details of other income.

Interest Income from Affiliate

Interest income from affiliate decreased by $10 million in 2008 compared with 2007. The decrease was the result of a reduced average balance outstanding on a note receivable from an affiliate and a lower average rate on this note due to the floating interest rate.

Financing Costs

The decreases in financing costs, which include “Interest Expense,” “Interest Expense with Affiliate” and “Dividends on Preferred Securities,” were due to:

	2008 vs. 2007	2007 vs. 2006

Long-term debt interest expense	$7	$(1)
Interest accrued for PJM billing dispute(a)		7
Dividends on 6.25% Series Preference Stock issued in April 2006 (Note 4)		4
Interest on PLR contract collateral (Note 11)	(7)
Repayment of transition bonds (Note 5)	(22)	(21)
Other	(2)	(1)

	$(24)	$(12)

(a)	In 2005, PPL Electric recorded a loss accrual, including interest expense, related to a PJM billing dispute. In 2006, the accrual was reduced and it was determined that PPL Energy Supply was responsible for a portion of the loss accrual.

Income Taxes

The changes in income taxes were due to:

	2008 vs. 2007	2007 vs. 2006

Higher (lower) pre-tax book income	$16	$(23)
Tax return adjustments (Note 2)	7	(5)
Tax reserve adjustments (Note 2)	(1)	5
Other	(3)	2

	$19	$(21)

See Note 2 to the Financial Statements for details on effective income tax rates.

Financial Condition

Liquidity and Capital Resources

In general, the continued downturn in the financial markets has made obtaining new sources of bank and capital markets funding difficult and costly. During this challenging period, PPL Electric continues to focus on maintaining a strong credit profile and liquidity position. PPL Electric expects to continue to have adequate liquidity available through operating cash flows, cash and cash equivalents and its credit facilities. PPL Electric currently does not expect to need to access commercial paper markets or debt and equity capital markets until mid-2009.

PPL Electric’s cash flows from operations and access to cost-effective bank and capital markets are subject to risks and uncertainties including, but not limited to:

•	unusual or extreme weather that may damage PPL Electric’s transmission and distribution facilities or affect energy sales to customers;

•	the ability to recover and the timeliness and adequacy of recovery of costs associated with regulated utility businesses;

•	any adverse outcome of legal proceedings and investigations with respect to PPL Electric’s current and past business activities;

•	continued downturn in the financial markets that could make obtaining new sources of bank and capital markets funding more difficult and more costly; and

•	a downgrade in PPL Electric’s credit ratings that could adversely affect its ability to access capital and increase the cost of credit facilities and any new debt.

At December 31, PPL Electric had the following:

	2008	2007	2006

Cash and cash equivalents	$483	$33	$150
Short-term investments			26

	$483	$33	$176

Short-term debt	$95	$41	$42

The changes in PPL Electric’s cash and cash equivalents position resulted from:

	2008	2007	2006

Net Cash Provided by Operating Activities	$648	$568	$578
Net Cash Used in Investing Activities	(226)	(239)	(287)
Net Cash Provided by (Used in) Financing Activities	28	(446)	(439)

Net Increase (Decrease) in Cash and Cash Equivalents	$450	$(117)	$(148)

Operating Activities

Net cash provided by operating activities increased by 14%, or $80 million, in 2008 compared with 2007, primarily as a result of increased revenues, which was due primarily to a base rate increase effective January 1, 2008 and normal load growth, as well as less interest incurred on long-term debt, as a result of the repayment of transition bonds during 2007 and 2008. The increases to cash provided by operating activities resulting from these items were partially offset by increased energy purchases, primarily as a result of higher prices for energy purchased from PPL EnergyPlus under the PLR contracts and higher PLR load, as well as an insurance recovery of storm costs in 2007.

While PPL Electric’s net cash provided by operating activities was relatively unchanged from 2006 to 2007, there were some significant changes in the components of its net cash provided by operating activities. In 2007, delivery revenues increased primarily as a result of an increase in sales volumes in 2007 compared with 2006, which was due to the impact of favorable weather in 2007 on residential and commercial sales and normal load growth. This increase in revenues was offset by an increase in energy purchases, primarily from PPL EnergyPlus under the PLR contracts to support the PLR load.

An important element supporting the stability of PPL Electric’s cash from operations is its purchase contracts with PPL EnergyPlus. These contracts provide sufficient energy for PPL Electric to meet its PLR obligation through 2009, at the predetermined capped rates it is entitled to charge its customers over this period. These contracts require cash collateral or other credit enhancement, or reductions or terminations of a portion of the entire contract through cash settlement, in the event of adverse changes in market prices. Also under the contracts, PPL Energy Supply may request cash collateral or other credit enhancement, or reductions or terminations of a portion of the entire contract through cash settlement, in the event of a downgrade of PPL Electric’s credit ratings. The maximum amount that PPL Electric would have to post under these contracts is $300 million, and PPL Electric estimates that it would not have had to post any collateral if energy prices decreased by 10% from year-end 2008 or 2007 levels.

As discussed in the “Overview,” pursuant to a plan approved by the PUC, PPL Electric has entered into contracts to procure two-thirds of the 2010 electricity supply it expects to need for residential, small commercial and small industrial customers. Absent any legislation being passed to extend generation rate caps or otherwise limit cost recovery through rates for Pennsylvania utilities beyond the end of their transition periods, PPL Electric would expect its cash from operations to remain relatively stable in 2010.

Investing Activities

The primary use of cash in investing activities is capital expenditures. See “Forecasted Uses of Cash” for detail regarding capital expenditures in 2008 and projected expenditures for the years 2009 through 2013.

Net cash used in investing activities remained relatively stable in 2008 compared with 2007, but there were significant changes in certain components. In 2008, there was a net decrease of $69 million in restricted cash and cash equivalents compared to a net increase of $8 million in 2007. Capital expenditures decreased $18 million in 2008 compared with 2007. In 2008, PPL Electric loaned $23 million to an affiliate compared with receiving $23 million in 2007 from an affiliate as partial repayment of a demand loan. Additionally, PPL Electric received net proceeds of $25 million from purchases and sales of investments in 2007 compared with none in 2008.

Net cash used in investing activities decreased by $48 million in 2007 compared with 2006, primarily as a result of $25 million in net proceeds from purchases and sales of investments and $23 million received from an affiliate as a partial repayment on a demand loan that was extended to the affiliate in 2004.

Financing Activities

Net cash provided by financing activities was $28 million in 2008 compared with net cash used in financing activities of $446 million in 2007. The change from 2007 to 2008 primarily reflects increased issuances and less retirements of long-term debt, less common stock dividends to PPL and increased short-term borrowings in 2008. PPL Electric had net debt issuances of $148 million in 2008 compared to net debt retirements of $306 million in 2007, and it paid $21 million less of common stock dividends to PPL in 2008 compared to 2007.

Although net cash used in financing activities remained stable in 2007 compared with 2006, there were significant changes in certain components. PPL Electric had net debt retirements of $306 million in 2007 compared with $433 million in 2006. Additionally, in 2006, PPL Electric received net proceeds of $245 million from the issuance of preference stock, received a $75 million contribution from PPL and repurchased $200 million of common stock from PPL. A portion of the proceeds received from the issuance of the preference stock was used to fund the repurchase of common stock from PPL in 2006. See Note 4 to the Financial Statements for information regarding the preference stock issued by PPL Electric.

See “Forecasted Sources of Cash” for a discussion of PPL Electric’s plans to issue debt and equity securities, as well as a discussion of credit facility capacity available to PPL Electric. Also see “Forecasted Uses of Cash” for a discussion of PPL Electric’s plans to pay dividends on its common and preferred securities, as well as maturities of PPL Electric’s long-term debt.

PPL Electric’s debt financing activity in 2008 was:

	Issuances (a)	Retirements

PPL Electric Senior Secured Bonds	$399
PPL Electric Tax-Exempt Refunding	90	$(90)
PPL Transition Bond Company Transition Bonds		(305)
PPL Electric short-term debt (net change)	54

Total	$543	$(395)

Net increase	$148

(a)	Amounts are net of pricing discounts, where applicable.

See Note 5 to the Financial Statements for more detailed information regarding PPL Electric’s financing activities in 2008.

Forecasted Sources of Cash

PPL Electric expects to continue to have significant sources of cash available in the near term, including various credit facilities and a commercial paper program. PPL Electric currently does not expect to need to access commercial paper markets or debt and equity capital markets until mid-2009, but may decide to access capital markets at an earlier date, subject to market conditions.

Credit Facilities

At December 31, 2008, PPL Electric’s total committed borrowing capacity under its credit facilities and the use of this borrowing capacity were:

			Letters
	Committed		of Credit	Unused
	Capacity	Borrowed	Issued (d)	Capacity

5-year Syndicated Credit Facility (a)	$190	$95	$1	$94
Asset-backed Credit Facility (b)	150			150

Total PPL Electric Credit Facilities (c)	$340	$95	$1	$244

(a)	The committed capacity under PPL Electric’s syndicated credit facility decreased by approximately $10 million in December 2008 as a result of the termination of the commitment of a participating lender. The commitments under this credit facility are currently provided by a diverse bank group consisting of 20 banks, with no one bank providing more than 18% of the total committed capacity.

Borrowings under this credit facility generally bear interest at LIBOR-based rates plus a spread, depending upon the company’s public debt rating. PPL Electric also has the capability to cause the lenders to issue up to $190 million of letters of credit under this facility, which issuances reduce available borrowing capacity. Under certain conditions, PPL Electric may request that the facility’s capacity be increased by up to $100 million.

This credit facility contains a financial covenant requiring debt to total capitalization to not exceed 70%. At December 31, 2008 and 2007, PPL Electric’s consolidated debt to total capitalization percentages, as calculated in accordance with its credit facility, were 53% and 47%. This credit facility also contains standard representations and warranties that must be made for PPL Electric to borrow under it.

(b)	This credit facility relates to an asset-backed commercial paper program through which PPL Electric obtains financing by selling and contributing its eligible accounts receivable and unbilled revenues to a special purpose, wholly-owned subsidiary on an ongoing basis. The subsidiary pledges these assets to secure loans of up to an aggregate of $150 million from a commercial paper conduit sponsored by a financial institution. At December 31, 2008, based on accounts receivable and unbilled revenue pledged, $101 million was available for borrowing.

(c)	The committed capacity expires as follows: $150 million in 2009 and $190 million in 2012. PPL Electric intends to renew its existing $150 million asset-backed credit facility in 2009 in order to maintain its current total committed capacity level.

(d)	PPL Electric has a reimbursement obligation to the extent any letters of credit are drawn upon.

In addition to the financial covenant noted in the table above, the credit agreements governing the credit facilities contain various other covenants. Failure to comply with the covenants after applicable grace periods could result in acceleration of repayment of borrowings and/or termination of the agreements. PPL Electric monitors compliance with the covenants on a regular basis. At December 31, 2008, PPL Electric was in material compliance with these covenants. At this time, PPL Electric believes that these covenants and other borrowing conditions will not limit access to these funding sources.

See Note 5 to the Financial Statements for further discussion of PPL Electric’s credit facilities.

Commercial Paper

PPL Electric maintains a commercial paper program for up to $200 million to provide an additional financing source to fund its short-term liquidity needs, if and when necessary. Commercial paper issuances are supported by PPL Electric’s five-year syndicated credit facility based on available capacity. PPL Electric had no commercial paper outstanding at December 31, 2008.

As noted below under “Credit Ratings,” commercial paper for PPL Electric is rated P-2, A-2 and F2 by Moody’s, S&P and Fitch. Liquidity in the markets for commercial paper with these ratings became extremely limited during the second half of 2008 as a result of the downturn in the financial markets.

Liquidity for commercial paper with these ratings has improved thus far in 2009, but it is still somewhat difficult and costly for PPL Electric to issue commercial paper. Based on its current cash position and anticipated cash flows, PPL Electric currently does not expect to need to issue any commercial paper during 2009, but it may do so from time to time to facilitate short-term cash flow needs if market conditions improve.

Contributions from PPL

From time to time PPL may make capital contributions to PPL Electric. PPL Electric may use these contributions for general corporate purposes.

Long-Term Debt and Equity Securities

Subject to market conditions in 2009, PPL Electric plans to issue up to $300 million in long-term debt securities in mid-2009. PPL Electric prefunded a portion of its 2009 financing needs through the issuance of $400 million of Senior Secured Bonds in October 2008, which will partially fund an approximately $486 million bond maturity in August 2009. See Note 5 to the Financial Statements for further discussion of the prefunding of PPL Electric’s 2009 debt maturity. PPL Electric expects to use the proceeds from the issuance of long-term debt securities primarily to fund capital expenditures, to partially fund the August 2009 debt maturity and for general corporate purposes.

PPL Electric currently does not plan to issue any equity securities in 2009.

Forecasted Uses of Cash

In addition to expenditures required for normal operating activities, such as purchased power, payroll, and taxes, PPL Electric currently expects to incur future cash outflows for capital expenditures, various contractual obligations and payment of dividends on its common and preferred securities.

Capital Expenditures

The table below shows PPL Electric’s actual spending for the year 2008 and current capital expenditure projections for the years 2009 through 2013.

	Actual	Projected
	2008	2009	2010	2011	2012	2013

Construction expenditures (a)(b)
Transmission and distribution facilities	$237	$267	$553	$630	$483	$516
Other	38	22	29	19	21	19

Total Capital Expenditures	$275	$289	$582	$649	$504	$535

(a)	Construction expenditures include AFUDC, which is expected to be approximately $80 million for the years 2009 through 2013.

(b)	Includes expenditures for intangible assets.

PPL Electric’s capital expenditure projections for the years 2009 through 2013 total approximately $2.6 billion. Capital expenditure plans are revised periodically to reflect changes in operational, market and regulatory conditions. In light of current economic conditions, which have contributed to slower system-wide load growth and deferral of customer growth expansion plans, certain projects previously included in this table have been cancelled or completion dates have been delayed. The table includes projected costs for the PJM-approved regional transmission line expansion project. See Note 6 to the Financial Statements for additional information.

PPL Electric plans to fund its capital expenditures in 2009 with cash on hand, cash from operations and proceeds from the issuance of debt securities.

Contractual Obligations

PPL Electric has assumed various financial obligations and commitments in the ordinary course of conducting its business. At December 31, 2008, the estimated contractual cash obligations of PPL Electric were:

		Less
		Than	1-3	4-5	After 5
	Total	1 Year	Years	Years	Years

Long-term Debt (a)	$1,769	$486		$500	$783
Interest on Long-term Debt (b)	1,067	108	$148	143	668
Purchase Obligations (c)	3,712	1,953	1,752	5	2
Other Long-term Liabilities Reflected on the Balance Sheets under GAAP (d)

Total Contractual Cash Obligations	$6,548	$2,547	$1,900	$648	$1,453

(a)	Reflects principal maturities only based on legal maturity. See Statements of Long-Term Debt for a discussion of variable-rate remarketable bonds issued by the PEDFA on behalf of PPL Electric. PPL Electric does not have any capital or operating lease obligations.

(b)	Assumes interest payments through maturity. The payments herein are subject to change, as payments for variable-rate debt have been estimated.

(c)	The payments reflected herein are subject to change, as the purchase obligation reflected is an estimate based on projected obligated quantities and projected pricing under the contract. Purchase orders made in the ordinary course of business are excluded from the amounts presented.

(d)	At December 31, 2008, total unrecognized tax benefits of $77 million were excluded from this table as PPL Electric cannot reasonably estimate the amount and period of future payments. See Note 2 to the Financial Statements for additional information.

Dividends

From time to time, as determined by its Board of Directors, PPL Electric pays dividends on its common stock to its parent, PPL.

As discussed in Note 5 to the Financial Statements, PPL Electric may not pay dividends on its common stock, except in certain circumstances, unless full dividends have been paid on the 6.25% Series Preference Stock for the then-current dividend period. Additionally, PPL Electric’s 2001 Senior Secured Bond Indenture restricts dividend payments on its common stock in the event that PPL Electric fails to meet an interest coverage ratio or fails to comply with certain requirements included in its Articles of Incorporation and Bylaws to maintain its separateness from PPL and PPL’s other subsidiaries. PPL Electric does not, at this time, expect that any of such limitations would significantly impact its ability to declare dividends.

PPL Electric expects to continue to pay quarterly dividends on its outstanding preferred securities, if and as declared by its Board of Directors.

Credit Ratings

Moody’s, S&P and Fitch periodically review the credit ratings on the debt and preferred securities of PPL Electric. Based on their respective independent reviews, the rating agencies may make certain ratings revisions or ratings affirmations.

A credit rating reflects an assessment by the rating agency of the creditworthiness associated with an issuer and particular securities that it issues. The credit ratings of PPL Electric are based on information provided by PPL Electric and other sources. The ratings of Moody’s, S&P and Fitch are not a recommendation to buy, sell or hold any securities of PPL Electric. Such ratings may be subject to revisions or withdrawal by the agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to the securities. A downgrade in PPL Electric’s credit ratings could result in higher borrowing costs and reduced access to capital markets.

The following table summarizes the credit ratings of PPL Electric at December 31, 2008.

	Moody’s	S&P	Fitch (a)

PPL Electric (b)
Senior Unsecured/Issuer Rating	Baa1	A-	BBB
First Mortgage Bonds	A3	A-	A-
Senior Secured Bonds	A3	A-	A-
Commercial Paper	P-2	A-2	F2
Preferred Stock	Baa3	BBB	BBB
Preference Stock	Baa3	BBB	BBB
Outlook	STABLE	STABLE	STABLE

(a)	Issuer Rating for Fitch is an “Issuer Default Rating.”

(b)	Excludes Pollution Control Revenue Bonds issued by the LCIDA and the PEDFA on behalf of PPL Electric, of which the LCIDA bonds are insured and may be rated on the basis of relevant factors, including the insurer’s ratings.

Moody’s and S&P did not take any actions related to PPL Electric during 2008. In March 2008, Fitch completed a review of its credit ratings for PPL Electric and affirmed all the ratings for PPL Electric, with the exception that it lowered the preferred stock rating to BBB from BBB+. Fitch stated in the related press release that the lower preferred stock rating reflects its junior position in the capital structure and does not reflect any change in credit quality.

In January 2009, S&P completed a review of PPL Electric, upon which it revised its outlook to negative from stable and affirmed the A- issuer rating of PPL Electric. S&P stated in its press release that the revision in its outlook reflects the linkage with PPL, whose outlook was also revised to negative from stable, along with their expectation that PPL Electric’s financial metrics could weaken beginning in 2010.

Off-Balance Sheet Arrangements

PPL Electric has entered into certain guarantee agreements that are within the scope of FIN 45. See Note 10 to the Financial Statements for a discussion of guarantees.

Risk Management

Market Risk

Commodity Price Risk—PLR Contracts through 2009

PPL Electric and PPL EnergyPlus have power supply agreements under which PPL EnergyPlus sells to PPL Electric (under a predetermined pricing arrangement) energy and capacity to fulfill PPL Electric’s PLR obligation through 2009. As a result, PPL Electric has shifted any electric price risk relating to its PLR obligation to PPL EnergyPlus through 2009. See Note 11 to the Financial Statements for information regarding credit risk associated with the PLR contracts with PPL EnergyPlus.

Commodity Price Risk—PLR Contracts Subsequent to 2009

In order to mitigate the risk that PPL Electric will not be able to obtain adequate energy supply subsequent to 2009, when the full requirements of energy supply agreements with PPL EnergyPlus expire, PPL Electric has entered into power purchase agreements that include fixed prices. PPL Electric’s future financial performance will be affected by its ability to enter into other new supply contracts, the duration and pricing of such contracts relative to prevailing market conditions, the regulatory treatment for such contracts and the associated recovery of its supply costs. Depending on these factors, PPL Electric’s financial results may be materially adversely affected. See “Overview” for information on the PUC-approved procurement plan and other ongoing Pennsylvania regulatory and legislative activities.

Interest Rate Risk

PPL Electric has issued debt to finance its operations, which exposes it to interest rate risk. At December 31, 2008 and 2007, PPL Electric’s potential annual exposure to increased interest expense,

based on a 10% increase in interest rates, was not significant. PPL Electric estimated that a 10% decrease in interest rates at December 31, 2008 would increase the fair value of its debt portfolio by $50 million, compared with $49 million at December 31, 2007.

Defined Benefit Plans—Securities Price Risk

See “Application of Critical Accounting Policies—Defined Benefits” for additional information regarding the effect of securities price risk on plan assets.

Credit Risk

Credit risk is the risk that PPL Electric would incur a loss as a result of nonperformance by counterparties of their contractual obligations. PPL Electric requires that counterparties maintain specified credit ratings and requires other assurances in the form of credit support or collateral in certain circumstances in order to limit counterparty credit risk. However, PPL Electric has concentrations of suppliers, financial institutions and customers. These concentrations may impact PPL Electric’s overall exposure to credit risk, positively or negatively, as counterparties may be similarly affected by changes in economic, regulatory or other conditions.

In 2007, the PUC approved PPL Electric’s post-rate cap plan to procure default electricity supply for retail customers who do not choose an alternative competitive supplier in 2010. PPL Electric’s plan provides for the procurement of the necessary electricity supply for 2010 through a series of six competitive bid solicitation processes during 2007 through 2009. As of December 31, 2008, PPL Electric has contracted for two-thirds of the expected 2010 electricity supply requirements for its residential, small commercial and small industrial customers. Under the standard Supply Master Agreement (the Agreement) for the bid solicitation process, PPL Electric requires all suppliers to post collateral if their credit exposure exceeds an established credit limit. In the event a supplier defaults on its obligation, PPL Electric would be required to seek replacement power in the market. All incremental costs incurred by PPL Electric would be recoverable from customers in future rates. At December 31, 2008, all of the successful bidders had an investment grade credit rating from S&P, and were not required to post collateral under the Agreement. There is no instance under the Agreement in which PPL Electric is required to post collateral to its suppliers.

See “Overview” above and Notes 10, 11 and 14 to the Financial Statements for additional information on the competitive solicitations, the Agreement and credit concentration.

Related Party Transactions

PPL Electric is not aware of any material ownership interests or operating responsibility by senior management of PPL Electric in outside partnerships, including leasing transactions with variable interest entities, or other entities doing business with PPL Electric.

For additional information on related party transactions, see Note 11 to the Financial Statements.

Environmental Matters

See Note 10 to the Financial Statements for a discussion of environmental matters.

New Accounting Standards

See Note 1 to the Financial Statements for a discussion of new accounting standards adopted and Note 19 to the Financial Statements for a discussion of new accounting standards pending adoption.

Application of Critical Accounting Policies

PPL Electric’s financial condition and results of operations are impacted by the methods, assumptions and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to the financial condition or results of operations of PPL Electric, and require estimates or other judgments of matters inherently uncertain. Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the information presented in the Financial Statements (these accounting policies are also discussed in Note 1 to the Financial Statements). PPL’s senior management has reviewed these critical accounting policies and the estimates and assumptions regarding them with its Audit Committee. In addition,

PPL’s senior management has reviewed the following disclosures regarding the application of these critical accounting policies with the Audit Committee.

SFAS 157

In 2006, the FASB issued SFAS 157, which provides a definition of fair value as well as a framework for measuring fair value. In February 2008, the FASB amended SFAS 157, as originally issued, through the issuance of FSP FAS 157-1 and FSP FAS 157-2. FSP FAS 157-1 amends SFAS 157 to exclude from its scope certain accounting pronouncements that address fair value measurements associated with leases. FSP FAS 157-2 was effective upon issuance and delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). In October 2008, the FASB further amended SFAS 157 through the issuance of FSP FAS 157-3, which was effective upon issuance and amends SFAS 157 to clarify its application in a market that is not active.

As permitted by this guidance, PPL Electric partially applied SFAS 157, prospectively, effective January 1, 2008. PPL Electric adopted FSP FAS 157-3, prospectively, effective July 1, 2008. The partial application of SFAS 157 affected fair value measurement concepts used or embedded in PPL Electric’s critical accounting policy related to “Defined Benefits.” See Notes 1 and 13 to the Financial Statements for additional information regarding SFAS 157.

1) Defined Benefits

PPL Electric participates in and is allocated a significant portion of the liability and net periodic defined benefit pension and other postretirement costs of plans sponsored by PPL Services based on participation in those plans. PPL follows the guidance of SFAS 87 and SFAS 106 when accounting for these defined benefits. In addition, PPL adopted the recognition and measurement date provisions of SFAS 158 effective December 31, 2006. Subsequent to the adoption of SFAS 158, PPL is required to record an asset or liability to recognize the funded status of all defined benefit plans with an offsetting entry to regulatory assets for the portion allocated to PPL Electric. Consequently, the funded status of all defined benefit plans is now fully recognized on the Balance Sheets and PPL no longer recognizes additional minimum liability adjustments in OCI. See Note 9 to the Financial Statements for additional information about the plans and the accounting for defined benefits.

Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and performance of plan assets. Delayed recognition in earnings of differences between actual results and expected or estimated results is a guiding principle of these standards. Annual net periodic defined benefit costs are recorded in current earnings based on these estimated results. Any differences between actual and estimated results are recorded as regulatory assets. The regulatory assets are amortized to income over future periods. This delayed recognition in income of actual results allows for a smoothed recognition of costs over the working lives of the employees who benefit under the plans. The primary assumptions are:

•	Discount Rate—The discount rate is used in calculating the present value of benefits, which are based on projections of benefit payments to be made in the future. The objective in selecting the discount rate is to measure the single amount that, if invested at the measurement date in a portfolio of high-quality debt instruments, would provide the necessary future cash flows to pay the accumulated benefits when due.

•	Expected Return on Plan Assets—Management projects the future return on plan assets considering prior performance, but primarily based upon the plans’ mix of assets and expectations for the long-term returns on those asset classes. These projected returns reduce the net benefit costs PPL Electric records currently.

•	Rate of Compensation Increase—Management projects employees’ annual pay increases, which are used to project employees’ pension benefits at retirement.

•	Health Care Cost Trend Rate—Management projects the expected increases in the cost of health care.

In selecting a discount rate for its domestic defined benefit plans, PPL starts with an analysis of the expected benefit payment stream for its plans. This information is first matched against a spot-rate yield curve. A portfolio of over 300 Aa-graded non-callable (or callable with make-whole provisions)

bonds, with a total amount outstanding in excess of $275 billion, serves as the base from which those with the lowest and highest yields are eliminated to develop the ultimate yield curve. The results of this analysis are considered together with other economic data and movements in various bond indices to determine the discount rate assumption. At December 31, 2008, PPL increased the discount rate for its domestic pension plans from 6.39% to 6.50% as a result of this assessment and increased the discount rate for its other postretirement benefit plans from 6.26% to 6.45%.

In selecting an expected return on plan assets, PPL considers tax implications, past performance and economic forecasts for the types of investments held by the plans. At December 31, 2008, PPL’s expected return on plan assets was reduced from 8.25% to 8.0% for its domestic pension plans and decreased from 7.80% to 7.0% for its other postretirement benefit plans.

In selecting a rate of compensation increase, PPL considers past experience in light of movements in inflation rates. At December 31, 2008, PPL’s rate of compensation increase remained at 4.75% for its domestic plans.

In selecting health care cost trend rates, PPL considers past performance and forecasts of health care costs. At December 31, 2008, PPL’s health care cost trend rates were 8.40% for 2009, gradually declining to 5.50% for 2014.

A variance in the assumptions listed above could have a significant impact on the accrued defined benefit liabilities or assets, reported annual net periodic defined benefit costs and the regulatory assets allocated to PPL Electric. The following chart reflects the sensitivities in the 2008 financial statements associated with a change in certain assumptions based on PPL’s primary defined benefit plans. While the charts below reflect either an increase or decrease in each assumption, the inverse of this change would impact the accrued defined benefit liabilities or assets, reported annual net periodic defined benefit costs and regulatory assets by a similar amount in the opposite direction. The sensitivities below reflect an evaluation of the change based solely on a change in that assumption and does not include income tax effects.

At December 31, 2008, PPL Electric had recorded the following defined benefit plan liabilities:

Pension liabilities	$209
Other postretirement benefit liabilities	69

The following chart reflects the sensitivities in the December 31, 2008 Balance Sheet associated with a change in certain assumptions based on PPL’s primary defined benefit plans.

	Increase (Decrease)
		Impact on	Impact
	Change in	Defined Benefit	On Regulatory
Actuarial Assumption	Assumption	Liabilities	Assets

Discount Rate	(0.25)%	$28	$28
Rate of Compensation Increase	0.25%	5	5
Health Care Cost Trend Rate (a)	1.0%	4	4

(a)	Only impacts other postretirement benefits.

In 2008, PPL Electric was allocated net periodic defined benefit costs charged to operating expense of $18 million. This amount represents a $1 million increase compared with the charge recognized during 2007.

The following chart reflects the sensitivities in the 2008 Statement of Income (excluding income tax effects) associated with a change in certain assumptions based on PPL’s primary defined benefit plans.

	Change in	Impact on Defined
Actuarial Assumption	Assumption	Benefit Costs

Discount Rate	(0.25)%	$3
Expected Return on Plan Assets	(0.25)%	2
Rate of Compensation Increase	0.25%	1
Health Care Cost Trend Rate (a)	1.0%	1

(a)	Only impacts other postretirement benefits.

2) Loss Accruals

PPL Electric periodically accrues losses for the estimated impacts of various conditions, situations or circumstances involving uncertain outcomes. PPL Electric’s accounting for such events is prescribed by SFAS 5 and other related accounting guidance. SFAS 5 defines a contingency as “an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur.”

For loss contingencies, the loss must be accrued if (1) information is available that indicates it is “probable” that the loss has been incurred, given the likelihood of the uncertain future events, and (2) the amount of the loss can be reasonably estimated. The FASB defines “probable” as cases in which “the future event or events are likely to occur.” PPL Electric does not record the accrual of contingencies that might result in gains, unless recovery is assured. PPL Electric continuously assesses potential loss contingencies for environmental remediation, litigation claims, regulatory penalties and other events.

The accounting aspects of estimated loss accruals include (1) the initial identification and recording of the loss, (2) the determination of triggering events for reducing a recorded loss accrual, and (3) the ongoing assessment as to whether a recorded loss accrual is sufficient. All three of these aspects of accounting for loss accruals require significant judgment by PPL Electric’s management.

PPL Electric uses its internal expertise and outside experts (such as lawyers and engineers), as necessary, to help estimate the probability that a loss has been incurred and the amount (or range) of the loss.

No significant loss accruals were initially recorded in 2008.

PPL Electric has identified certain other events that could give rise to a loss, but that do not meet the conditions for accrual under SFAS 5. SFAS 5 requires disclosure, but not a recording, of potential losses when it is “reasonably possible” that a loss has been incurred. The FASB defines “reasonably possible” as cases in which “the chance of the future event or events occurring is more than remote but less than likely.” See Note 10 to the Financial Statements for disclosure of other potential loss contingencies that have not met the criteria for accrual under SFAS 5.

When an estimated loss is accrued, PPL Electric identifies, where applicable, the triggering events for subsequently reducing the loss accrual. The triggering events generally occur when the contingency has been resolved and the actual loss is incurred, or when the risk of loss has diminished or been eliminated. The following are some of the triggering events that provide for the reduction of certain recorded loss accruals:

•	Allowances for uncollectible accounts are reduced when accounts are written off after prescribed collection procedures have been exhausted, a better estimate of the allowance is determined or underlying amounts are ultimately collected.

•	Environmental and other litigation contingencies are reduced when the contingency is resolved and PPL Electric makes actual payments, a better estimate of the loss is determined or the loss is no longer considered probable.

PPL Electric reviews its loss accruals on a regular basis to assure that the recorded potential loss exposures are appropriate. This involves ongoing communication and analyses with internal and external legal counsel, engineers, operation management and other parties.

3) Income Tax Uncertainties

Significant management judgment is required in developing PPL Electric’s provision for income taxes primarily due to the uncertainty related to tax positions taken or expected to be taken in tax returns and the determination of deferred tax assets, liabilities and valuation allowances.

PPL Electric and its subsidiaries adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 altered the methodology PPL Electric previously used to account for income tax uncertainties.

Effective with the adoption of FIN 48, uncertain tax positions are no longer considered to be contingencies assessed in accordance with SFAS 5.

Similar to SFAS 5, FIN 48 requires significant management judgment to determine the amount of benefit to be recognized in relation to an uncertain tax position. FIN 48 requires PPL Electric to evaluate its tax positions following a two-step process. The first step requires an entity to determine whether, based on the technical merits supporting a particular tax position, it is more likely than not (greater than a 50% chance) that the tax position will be sustained. This determination assumes that the relevant taxing authority will examine the tax position and is aware of all the relevant facts surrounding the tax position. The second step requires an entity to recognize the benefit of a tax position that meets the more-likely-than-not recognition criterion in the financial statements. The benefit is measured at the largest amount of benefit that has a likelihood of realization, upon settlement, that exceeds 50%. PPL Electric’s management considers a number of factors in assessing the benefit to be recognized, including negotiation of a settlement.

On a quarterly basis, PPL Electric reassesses its uncertain tax positions by considering information known at the reporting date. Based on management’s assessment of new information, PPL Electric may subsequently recognize a tax benefit for a previously unrecognized tax position, de-recognize a previously recognized tax position, or re-measure the benefit of a previously recognized tax position. The amounts ultimately paid upon resolution of issues raised by taxing authorities may differ materially from the amounts accrued and may materially impact PPL Electric’s financial statements in the future.

The balance sheet classification of unrecognized tax benefits and the need for valuation allowances to reduce deferred tax assets also require significant management judgment. FIN 48 requires an entity to classify unrecognized tax benefits as current, to the extent management expects to settle an uncertain tax position, by payment or receipt of cash, within one year of the reporting date. Valuation allowances are initially recorded and reevaluated each reporting period by assessing the likelihood of the ultimate realization of a deferred tax asset. Management considers a number of factors in assessing the realization of a deferred tax asset, including the reversal of temporary differences, future taxable income and ongoing prudent and feasible tax planning strategies. Any tax planning strategy utilized in this assessment must meet the recognition and measurement criteria of FIN 48. See Note 2 to the Financial Statements for the disclosures required by FIN 48.

At December 31, 2008, it was reasonably possible that during the next 12 months the total amount of unrecognized tax benefits could decrease by up to $9 million for PPL Electric. This decrease could result from the timing and/or valuation of certain deductions, intercompany transactions and unitary filing groups. The events that could cause these changes are direct settlements with taxing authorities, litigation, legal or administrative guidance by relevant taxing authorities and the lapse of an applicable statute of limitation.

4) Regulation

PPL Electric’s electricity delivery business is cost-based rate-regulated. As a result, PPL Electric accounts for this business in accordance with the provisions of SFAS 71, which requires cost-based rate-regulated entities to reflect the effects of regulatory actions in their financial statements. PPL Electric records assets and liabilities that result from the regulated ratemaking process that may not be recorded under GAAP for non-regulated entities. Regulatory assets generally represent incurred costs that have been deferred because such costs are probable of future recovery in regulated customer rates. Regulatory liabilities generally represent obligations to regulated customers for previous collections of costs that have not yet been incurred but are expected to be incurred in the future. These amounts are recorded to income only when the associated costs are incurred.

Management continually assesses whether the regulatory assets are probable of future recovery by considering factors such as changes in the applicable regulatory and political environments, the ability to recover costs through regulated rates, recent rate orders to other regulated entities, and the status of any pending or potential deregulation legislation. Based on this continual assessment, management believes the existing regulatory assets are probable of recovery. This assessment reflects the current political and regulatory climate at the state and federal levels, and is subject to change in the future. If future recovery of costs ceases to be probable, then asset write-offs would be required to be recognized in operating income. Additionally, the regulatory agencies can provide flexibility in the manner and timing of the depreciation of PP&E and amortization of regulatory assets.

At December 31, 2008 and 2007, PPL Electric had regulatory assets of $737 million and $837 million. All of PPL Electric’s regulatory assets are either currently being recovered under specific rate orders or represent amounts that will be recovered in future rates based upon established regulatory practices.

Other Information

PPL’s Audit Committee has approved the independent auditor to provide audit and audit-related services and other services permitted by Sarbanes-Oxley and SEC rules. The audit and audit-related services include services in connection with statutory and regulatory filings, reviews of offering documents and registration statements, and internal control reviews.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareowners
of PPL Electric Utilities Corporation

We have audited the accompanying consolidated balance sheets and statements of long-term debt of PPL Electric Utilities Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareowners’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PPL Electric Utilities Corporation and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

Philadelphia, Pennsylvania
February 27, 2009

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2008	2007	2006

Operating Revenues
Retail electric	$3,293	$3,254	$3,102
Wholesale electric to affiliate (Note 11)	108	156	157

Total	3,401	3,410	3,259

Operating Expenses
Operation
Energy purchases	163	206	175
Energy purchases from affiliate (Note 11)	1,826	1,810	1,708
Other operation and maintenance	410	402	369
Amortization of recoverable transition costs	293	310	282
Depreciation (Note 1)	131	132	118
Taxes, other than income (Note 2)	203	200	189

Total	3,026	3,060	2,841

Operating Income	375	350	418
Other Income—net (Note 12)	5	12	11
Interest Income from Affiliate (Note 11)	9	19	20
Interest Expense	101	118	134
Interest Expense with Affiliate (Note 11)	10	17	17

Income Before Income Taxes	278	246	298
Income Taxes (Note 2)	102	83	104

Net Income	176	163	194
Dividends on Preferred Securities (Notes 4 and 5)	18	18	14

Income Available to PPL	$158	$145	$180

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2008	2007	2006

Cash Flows from Operating Activities
Net income	$176	$163	$194
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	131	132	118
Amortizations—recoverable transition costs and other	313	326	303
Realization of benefits related to Black Lung Trust assets			(36)
Accrual for PJM billing dispute			(35)
Write-off of storm-related costs			11
Other	4	22	21
Change in current assets and current liabilities
Accounts receivable	(22)	(5)	11
Accounts payable	(1)	26	22
Prepayments	9	(13)	1
Other	27	(84)	(19)
Other operating activities
Other assets	23	19	(1)
Other liabilities	(12)	(18)	(12)

Net cash provided by operating activities	648	568	578

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(268)	(286)	(289)
Expenditures for intangible assets	(7)
Purchases of investments	(90)	(32)	(143)
Proceeds from the sale of investments	90	57	143
Net (increase) decrease in notes receivable from affiliate	(23)	23
Net decrease (increase) in restricted cash and cash equivalents	69	(8)	(2)
Other investing activities	3	7	4

Net cash used in investing activities	(226)	(239)	(287)

Cash Flows from Financing Activities
Issuance of preference stock, net of issuance costs			245
Issuance of long-term debt	489	250
Retirement of long-term debt	(395)	(555)	(433)
Contribution from PPL			75
Repurchase of common stock from PPL			(200)
Payment of common stock dividends to PPL	(98)	(119)	(116)
Payment of dividends on preferred securities	(18)	(18)	(10)
Net increase (decrease) in short-term debt	54	(1)
Other financing activities	(4)	(3)

Net cash provided by (used in) financing activities	28	(446)	(439)

Net Increase (Decrease) in Cash and Cash Equivalents	450	(117)	(148)
Cash and Cash Equivalents at Beginning of Period	33	150	298

Cash and Cash Equivalents at End of Period	$483	$33	$150

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$90	$113	$137
Income taxes—net	$59	$87	$122

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2008	2007

Assets

Current Assets
Cash and cash equivalents	$483	$33
Restricted cash and cash equivalents (Note 15)	1	42
Accounts receivable (less reserve: 2008, $14; 2007, $18)
Customer	233	209
Other	11	5
Unbilled revenues	190	192
Accounts receivable from affiliates	8	16
Note receivable from affiliate (Note 11)	300	277
Prepayments	7	16
Prepayment on PLR energy supply from affiliate (Note 11)	12	12
Other	50	53

Total Current Assets	1,295	855

Property, Plant and Equipment (Note 1)
Electric plant in service
Transmission and distribution	4,506	4,316
General	489	443

	4,995	4,759
Construction work in progress	79	114

Electric plant	5,074	4,873
Other property	2	2

	5,076	4,875
Less: accumulated depreciation	1,924	1,854

Total Property, Plant and Equipment	3,152	3,021

Regulatory and Other Noncurrent Assets (Note 1)
Recoverable transition costs	281	574
Intangibles (Note 16)	130	121
Prepayment on PLR energy supply from affiliate (Note 11)		12
Taxes recoverable through future rates	250	245
Recoverable costs of defined benefit plans (Note 1)	192
Other	116	158

Total Regulatory and Other Noncurrent Assets	969	1,110

Total Assets	$5,416	$4,986

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2008	2007

Liabilities and Equity

Current Liabilities
Short-term debt (Note 5)	$95	$41
Long-term debt	486	395
Accounts payable	57	46
Accounts payable to affiliates	186	192
Taxes	65	44
Collateral on PLR energy supply from affiliate (Note 11)	300	300
Other	124	120

Total Current Liabilities	1,313	1,138

Long-term Debt	1,283	1,279

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes and investment tax credits (Note 2)	767	763
Accrued pension obligations (Note 9)	209	4
Other	198	216

Total Deferred Credits and Other Noncurrent Liabilities	1,174	983

Commitments and Contingent Liabilities (Note 10)

Shareowners’ Equity
Preferred securities (Note 4)	301	301
Common stock—no par value (a)	364	364
Additional paid-in capital	424	424
Earnings reinvested	557	497

Total Shareowners’ Equity	1,646	1,586

Total Liabilities and Equity	$5,416	$4,986

(a)	170 million shares authorized; 66 million shares issued and outstanding at December 31, 2008 and 2007.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF SHAREOWNERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars, except share amounts)

	2008	2007	2006

Preferred securities at beginning of year	$301	$301	$51
Issuance of preference stock (Note 4)			250

Preferred securities at end of year	301	301	301

Common stock at beginning of year	364	364	1,476
Retirement of treasury stock			(1,112)

Common stock at end of year	364	364	364

Additional paid-in capital at beginning of year	424	424	354
Capital contribution from PPL			75
Capital stock expense			(5)

Additional paid-in capital at end of year	424	424	424

Treasury stock at beginning of year			(912)
Treasury stock purchased			(200)
Retirement of treasury stock			1,112

Treasury stock at end of year

Earnings reinvested at beginning of year	497	470	406
Net income (a)	176	163	194
Adjustment to initially adopt FIN 48		1
Cash dividends declared on preferred securities	(18)	(18)	(14)
Cash dividends declared on common stock	(98)	(119)	(116)

Earnings reinvested at end of year	557	497	470

Total Shareowners’ Equity	$1,646	$1,586	$1,559

Common stock shares outstanding at beginning of year (b)	66,368	66,368	78,030
Treasury stock shares purchased			(11,662)

Common stock shares outstanding at end of year	66,368	66,368	66,368

(a)	PPL Electric’s net income approximates comprehensive income.

(b)	Shares in thousands. All common shares of PPL Electric stock are owned by PPL.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF LONG-TERM DEBT AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	Outstanding
	2008	2007	Maturity (a)

First Mortgage Bonds (b)
7.375%	$10	$10	2014

	10	10

Senior Secured Bonds (c)
6 1/4%	486	486	2009
4.30%	100	100	2013
7.125%	400		2013
4.95%	100	100	2015
5.15%	100	100	2020
6.45%	250	250	2037

	1,436	1,036

Senior Secured Bonds (Pollution Control Series) (d)
3.125% Series		90
Variable Rate Series 2008(e)	90		2023
4.75% Series(f)	108	108	2027
4.70% Series(g)	116	116	2029

	314	314

Series 1999-1 Transition Bonds
7.15%		305

Variable Rate Pollution Control Facilities Note(h)	9	9	2027

	1,769	1,674
Less amount due within one year	(486)	(395)

Total Long-term Debt	$1,283	$1,279

See Note 5 for information on debt issuances and retirements during 2008.

(a)	Aggregate maturities of long-term debt are (millions of dollars): 2009, $486; 2010, 2011 and 2012, $0; 2013, $500; and $783 thereafter. There are no bonds outstanding that have sinking fund requirements.

(b)	The First Mortgage Bonds were issued under, and secured by, the lien of the 1945 First Mortgage Bond Indenture. In December 2008, PPL Electric completed an in-substance defeasance of the First Mortgage Bonds by depositing sufficient funds with the trustee to satisfy the principal and remaining interest payments on the debt. Also in December 2008, PPL Electric discharged the lien under the 1945 First Mortgage Bond Indenture, which covered substantially all electric distribution plant and certain transmission plant owned by PPL Electric. See Note 5 for additional information.

(c)	The Senior Secured Bonds were issued under the 2001 Senior Secured Bond Indenture and were secured by (i) an equal principal amount of First Mortgage Bonds issued under the 1945 First Mortgage Bond Indenture and (ii) the lien of the 2001 Senior Secured Bond Indenture, which covers substantially all electric distribution plant and certain transmission plant owned by PPL Electric. In December 2008, PPL Electric discharged the lien under the 1945 First Mortgage Bond Indenture and cancelled the related first mortgage bonds in accordance with the terms of the 2001 Senior Secured Bond Indenture. The Senior Secured Bonds continue to be secured by the lien of the 2001 Senior Secured Bond Indenture. See Note 5 for additional information.

(d)	PPL Electric issued a series of its Senior Secured Bonds to secure its obligations to make payments with respect to each series of Pollution Control Bonds that were issued by the LCIDA and the PEDFA on behalf of PPL Electric. These Senior Secured Bonds were issued in the same principal amount, contain payment and redemption provisions that correspond to and bear the same interest rate as such Pollution Control Bonds. These Senior Secured Bonds were issued under the 2001 Senior Secured Bond Indenture and are secured as noted in (c) above.

(e)	The related Pollution Control Bonds are structured as variable-rate remarketable bonds. PPL Electric may convert the interest rate on the bonds from time to time to a commercial paper rate, daily rate, weekly rate or a term rate of at least one year. The bonds are subject to mandatory purchase under certain circumstances, including upon conversion to a different interest rate mode. The bonds are currently in a term rate mode and bear interest at 4.85% until October 2010, at which time the bonds will be remarketed based upon the interest rate mode elected by PPL Electric.

(f)	May be redeemed at par on or after February 15, 2015.

(g)	May be redeemed at par on or after March 1, 2015.

(h)	Rate was 0.8% at December 31, 2008, and 4.923% at December 31, 2007.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Terms and abbreviations appearing in Notes to Consolidated Financial Statements are explained in the glossary. Dollars are in millions, unless otherwise noted.

1.	Summary of Significant Accounting Policies

  General

  Business and Consolidation

PPL is an energy and utility holding company that, through its subsidiaries, is primarily engaged in the generation and marketing of electricity in the northeastern and western U.S. and in the delivery of electricity in Pennsylvania and the U.K. Headquartered in Allentown, PA, PPL’s principal direct subsidiaries are PPL Energy Funding, PPL Electric, PPL Services and PPL Capital Funding.

PPL Electric is a rate-regulated subsidiary of PPL. PPL Electric’s principal business is the transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania and the supply of electricity to retail customers in that territory as a PLR.

The consolidated financial statements of PPL Electric include the accounts of PPL Electric and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

  Regulation

PPL Electric accounts for regulated operations in accordance with the provisions of SFAS 71, which requires cost-based rate-regulated entities to reflect the effects of regulatory actions in their financial statements.

The regulatory assets below are included in “Regulatory and Other Noncurrent Assets” on the Balance Sheets at December 31.

	2008	2007

Recoverable transition costs (a)	$281	$574
Taxes recoverable through future rates	250	245
Recoverable costs of defined benefit plans	192
Costs associated with severe ice storms—January 2005	11	12
Other	3	6

	$737	$837

(a)	A return on these assets is included in regulated rates.

The recoverable transition costs are the result of the PUC Final Order, which allowed PPL Electric to begin amortizing its competitive transition (or stranded) costs of $2.97 billion, over an 11-year transition period effective January 1, 1999. In August 1999, competitive transition costs of $2.4 billion were converted to intangible transition costs when they were securitized by the issuance of transition bonds. The intangible transition costs were amortized over the life of the transition bonds, through December 2008, in accordance with an amortization schedule filed with the PUC. The assets of PPL Transition Bond Company, including the intangible transition property, are not available to creditors of PPL or PPL Electric. The remaining competitive transition costs are also being amortized based on an amortization schedule previously filed with the PUC, adjusted for those competitive transition costs that were converted to intangible transition costs. Amortization of all of the remaining competitive transition costs of $281 million will occur by the end of 2010.

Taxes recoverable through future rates represent the portion of future income taxes that will be recovered through future rates based upon established regulatory practices. Accordingly, this regulatory asset is recognized when the offsetting deferred tax liability is recognized. In accordance with SFAS 109, this regulatory asset and the deferred tax liability are not offset for general-purpose financial reporting; rather, each is displayed separately. Because this regulatory asset does not represent cash tax expenditures already incurred by PPL, this regulatory asset is not earning a current return. This regulatory asset is expected to be recovered over the period that the underlying book-tax timing differences reverse and the actual cash taxes are incurred.

Recoverable costs of defined benefit plans represent the portion of unrecognized transition obligation, prior service cost, and net actuarial loss (gain) that will be recovered through future rates based upon established regulatory practices. These regulatory assets are adjusted annually or more frequently if certain significant events occur, when the funded status of PPL Electric’s defined benefit plans is remeasured, in accordance with the accounting requirements for defined benefit plans as described in the “Defined Benefits” section of this note. These regulatory assets do not represent cash expenditures already incurred; consequently, these assets are not earning a current return.

	2008	2007

Transition obligation	$10		$14
Prior service cost	69		82
Net actuarial loss (gain)	113		(96)

Recoverable costs of defined benefit plans	$192	$

Of these costs, $13 million are expected to be amortized into net periodic defined benefit costs in 2009. All costs will be amortized over the average service lives of plan participants.

In January 2005, severe ice storms hit PPL Electric’s service territory. The total costs of restoring service, excluding capitalized costs and regular payroll expenses, were $16 million. In August 2005, the PUC issued an order granting PPL Electric’s petition for authority to defer and amortize for regulatory accounting and reporting purposes a portion of these storm costs subject to certain conditions. As a result of the PUC Order and in accordance with SFAS 71, PPL Electric deferred $12 million of its previously expensed storm costs. Recovery of these assets was addressed in PPL Electric’s distribution base rate case filed with the PUC in March 2007. In December 2007, the PUC approved the recovery of these assets. Monthly amortization began in January 2008 and will continue through August 2015.

The remainder of the regulatory assets included in “Other” will be recovered through 2013.

In August 2006, the Commonwealth Court of Pennsylvania overturned the PUC’s decision of December 2004 that previously allowed PPL Electric to recover, over a 10-year period, restoration costs incurred in connection with Hurricane Isabel in September 2003. As a result of the PUC’s 2004 decision and in accordance with SFAS 71, PPL Electric had established a regulatory asset for the restoration costs. Effective January 1, 2005, PPL Electric began billing these costs to customers and amortizing the regulatory asset. The Commonwealth Court denied recovery of these costs because they were incurred when PPL Electric was subject to capped rates for transmission and distribution services, through December 31, 2004. As a result of the Court’s decision in 2006, PPL Electric recorded a charge of $11 million ($7 million after tax) in “Other operation and maintenance” on the Statements of Income, reversed the remaining unamortized regulatory asset of $9 million and recorded a regulatory liability of $2 million for restoration costs previously billed to customers from January 2005 through December 2006. In August 2007, PPL Electric began refunding these costs on customers’ bills, which will continue through December 2009.

  Accounting Records

The system of accounts for PPL Electric is maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

  Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Loss Accruals

Loss accruals are recorded in accordance with SFAS 5 and other related accounting guidance. Potential losses are accrued when (1) information is available that indicates it is “probable” that a loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated. The FASB defines “probable” as cases in which “the future event or events are likely to occur.” PPL Electric continuously assesses potential loss contingencies for environmental remediation, litigation claims, regulatory penalties and other events. PPL Electric discounts its loss accruals for environmental remediation when appropriate.

PPL Electric also has accrued estimated losses on long-term purchase commitments when significant events have occurred. For example, estimated losses were accrued when long-term purchase commitments were assumed under asset acquisition agreements and when PPL Electric’s generation business was deregulated.

PPL Electric does not record the accrual of contingencies that might result in gains, unless recovery is assured.

  Changes in Classification

The classification of certain amounts in the 2007 and 2006 financial statements have been changed to conform to the current presentation. The changes in classification did not affect net income or total equity.

  Price Risk Management

  Master Netting Arrangements

As permitted by FIN 39, PPL Electric has elected not to offset net derivative positions in the financial statements. Accordingly, PPL Electric does not offset such derivative positions against the fair value of amounts (or amounts that approximate fair value) recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) under master netting arrangements.

PPL Electric’s obligation to return cash collateral to PPL Energy Supply under master netting arrangements was $300 million at December 31, 2008 and December 31, 2007. See Note 11 for additional information.

PPL Electric has not posted any cash collateral under master netting arrangements.

  Revenue

  Revenue Recognition

Operating revenues are recorded based on energy deliveries through the end of the calendar month. Unbilled retail revenues result because customers’ meters are read and bills are rendered throughout the month, rather than all being read at the end of the month. Unbilled revenues for a month are calculated by multiplying an estimate of unbilled kWh by the estimated average cents per kWh.

PPL Electric is a transmission owner and PLR in PJM.

  Allowance for Doubtful Accounts

Accounts receivable are reported in the Balance Sheets at the gross outstanding amount adjusted for an allowance for doubtful accounts.

Accounts receivable collectibility is evaluated using a combination of factors, including past due status based on contractual terms. Reserve balances are analyzed to assess the reasonableness of the balances in comparison to the actual accounts receivable balances and write-offs. Adjustments are made to reserve balances based on the results of analysis, the aging of receivables, and historical and industry trends.

Additional specific reserves for uncollectible accounts receivable, such as bankruptcies, are recorded on a case-by-case basis after having been researched and reviewed by management. The nature of the item, trends in write-offs, the age of the receivable, counterparty creditworthiness and economic conditions are considered as a basis for determining the adequacy of the reserve for uncollectible account balances.

Accounts receivable are charged-off in the period in which the receivable is deemed uncollectible. Recoveries of accounts receivable previously charged-off are recorded when it is known they will be received.

  Cash

  Cash Equivalents

All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

  Restricted Cash and Cash Equivalents

Bank deposits and other cash equivalents that are restricted by agreement or that have been clearly designated for a specific purpose are classified as restricted cash and cash equivalents. The change in restricted cash and cash equivalents is reported as an investing activity in the Statements of Cash Flows. On the Balance Sheets, the current portion of restricted cash and cash equivalents is shown as “Restricted cash and cash equivalents” within current assets, while the noncurrent portion is included in “Other” within other noncurrent assets. See Note 15 for the components of restricted cash and cash equivalents.

  Investments

Generally, the original maturity date of an investment and management’s ability to sell an investment prior to its original maturity determine the classification of investments as either short-term or long-term. Investments that would otherwise be classified as short-term, but are restricted as to withdrawal or use for other than current operations or are clearly designated for expenditure in the acquisition or construction of noncurrent assets or for the liquidation of long-term debts, are classified as long-term.

  Short-term Investments

Short-term investments generally include certain deposits as well as securities that are considered highly liquid or provide for periodic reset of interest rates. Short-term investments have original maturities greater than three months and are included in “Current Assets-Other” on the Balance Sheets.

  Long-Lived and Intangible Assets

  Property, Plant and Equipment

PP&E is recorded at original cost, unless impaired. Original cost includes material, labor, contractor costs, certain overheads and financing costs, where applicable. The cost of repairs and minor replacements are charged to expense as incurred. PPL Electric records costs associated with planned major maintenance projects in the period in which the costs are incurred. No costs are accrued in advance of the period in which the work is performed.

AFUDC is capitalized as part of the construction costs for regulated projects.

Included in PP&E on the balance sheet are capitalized costs of software projects that were developed or obtained for internal use. These capitalized costs are amortized ratably over the expected lives of the projects when they become operational, generally not to exceed five years. At December 31, 2008 and 2007, the carrying amount of capitalized software costs was $17 million and $10 million, and the accumulated amortization was $10 million and $7 million.

PPL Electric’s capitalized software costs amortized during 2008, 2007 and 2006 were $3 million, $4 million and $4 million. The amortization of capitalized software is included in “Depreciation” on the Statements of Income.

  Depreciation

Depreciation is computed over the estimated useful lives of property using various methods including the straight-line, composite and group methods. When a component of PP&E is retired that was depreciated under the composite or group method, the original cost is charged to accumulated depreciation. When all or a significant portion of an operating unit that was depreciated under the composite or group method is retired or sold, the property and the related accumulated depreciation account is reduced and any gain or loss is included in income, unless otherwise required by regulators.

PPL Electric periodically reviews the useful lives of its fixed assets.

Following are the weighted-average rates of depreciation at December 31.

	2008	2007

Transmission and distribution	2.20%	2.29%
General	4.33%	5.19%

The annual provisions for depreciation have been computed principally in accordance with the following ranges of assets lives: transmission and distribution, 15-70 years, and general, 5-60 years.

  Intangible Assets

Intangible assets are recorded at fair value. Intangible assets that have finite useful lives are amortized over their useful lives based upon the pattern in which the economic benefits of the intangible assets are consumed or otherwise used.

When determining the useful life of an intangible asset, including intangible assets that are renewed or extended, PPL Electric considers: the expected use of the asset; the expected useful life of other assets to which the useful life of the intangible asset may relate; legal, regulatory, or contractual provisions that may limit the useful life; the company’s historical experience as evidence of its ability to support renewal or extension; the effects of obsolescence, demand, competition, and other economic factors; and the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

See Note 16 for additional information on intangible assets.

  Asset Impairment

PPL Electric reviews long-lived assets that are subject to depreciation or amortization, including finite-lived intangibles, for impairment when events or circumstances indicate carrying amounts may not be recoverable.

For a long-lived asset to be held and used, an impairment exists when the carrying value exceeds the sum of the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset is impaired, an impairment loss is recorded to adjust the asset’s carrying value to its estimated fair value.

For a long-lived asset held for sale, an impairment exists when the carrying value of the asset (disposal group) exceeds its fair value less cost to sell. If the asset (disposal group) is impaired, an impairment loss is recorded to adjust the carrying value of the asset (disposal group) to its estimated fair value less cost to sell.

  Asset Retirement Obligations

PPL Electric accounts for the retirement of its long-lived assets according to SFAS 143, which addresses the accounting for obligations associated with the retirement of tangible long-lived assets and FIN 47, which clarifies certain aspects of SFAS 143. SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized as liabilities in the financial statements. The initial obligation is measured at estimated fair value. An equivalent amount is recorded as an increase in the value of the capitalized asset and allocated to expense over the useful life of the asset. Until the obligation is settled, the liability is increased, through the recognition of accretion expense in the income statement, for changes in the obligation due to the passage of time. Estimated ARO costs and settlement dates, which affect the carrying value of various AROs and the related assets, are reviewed periodically to ensure that any material changes are incorporated into the latest estimate of the obligations.

See Note 17 for a discussion of accounting for AROs.

  Compensation and Benefits

  Defined Benefits

PPL and certain of its subsidiaries sponsor various defined benefit pension and other postretirement plans. PPL follows the guidance of SFAS 87 and SFAS 106 when accounting for these defined benefits. In addition, PPL adopted the recognition and measurement date provisions of SFAS 158, effective December 31, 2006. Subsequent to the adoption of SFAS 158, PPL is required to record an asset or liability to recognize the funded status of all defined benefit plans with an offsetting entry to OCI or regulatory assets for certain regulated subsidiaries. Consequently, the funded status of all defined benefit plans is now fully recognized on the Balance Sheets.

PPL uses a market-related value of plan assets in accounting for its pension plans. The market-related value of plan assets is calculated by rolling forward the prior year market-related value with contributions, disbursements and expected return on investments. One-fifth of the difference between the actual value and the expected value is added (or subtracted if negative) to the expected value to determine the new market-related value.

PPL uses an accelerated amortization method for the recognition of gains and losses for its pension plans. Under the accelerated method, gains and losses in excess of 10% but less than 30% of the greater of the plan’s projected benefit obligation or the market-related value of plan assets are amortized on a straight-line basis over the estimated average future service period of plan participants. Gains and losses in excess of 30% of the plan’s projected benefit obligation are amortized on a straight-line basis over a period equal to one-half of the average future service period of the plan participants.

See Note 9 for a discussion of defined benefits.

  Stock-Based Compensation

PPL grants stock options, restricted stock, restricted stock units and performance units to certain employees, and stock units and restricted stock units to directors, under several stock-based compensation plans. PPL and its subsidiaries recognize compensation expense for stock-based awards based on the fair value method prescribed by SFAS 123(R).

Stock options with graded vesting (i.e., that vest in installments) are valued as a single award. PPL grants stock options with an exercise price that is not less than the fair market value of PPL’s common stock on the date of grant. See Note 8 for a discussion of stock-based compensation. Stock-based compensation is included in “Other operation and maintenance” expense on the Statements of Income.

PPL Electric’s stock-based compensation expense includes an allocation of PPL Services’ expense.

  Other

  Income Taxes

The income tax provision for PPL Electric and its subsidiaries is calculated in accordance with SFAS 109. PPL Electric is included in the consolidated U.S. federal income tax return of PPL.

Significant management judgment is required in developing PPL Electric’s provision for income taxes primarily due to uncertainty in various tax positions taken or expected to be taken in tax returns and the determination of deferred tax assets, liabilities and valuation allowances.

PPL Electric adopted FIN 48 effective January 1, 2007. The adoption resulted in the recognition of a cumulative effect adjustment to the opening balance of retained earnings in 2007. Under FIN 48, uncertain tax positions are no longer considered to be contingencies assessed in accordance with SFAS 5. FIN 48 requires an entity to evaluate its tax positions following a two-step process. The first step requires an entity to determine whether, based on the technical merits supporting a particular tax position, it is more likely than not (greater than a 50% chance) that the tax position will be sustained. This determination assumes that the relevant taxing authority will examine the tax position and be aware of all the relevant facts surrounding the tax position. The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the recognition criterion. The benefit recognized is measured at the largest amount of benefit that has a likelihood of realization that exceeds 50%. If the more-likely-than-not threshold is not met, it is inappropriate to recognize any tax benefits associated with the tax position. The amounts ultimately paid upon resolution of issues raised by taxing authorities may differ materially from the amounts accrued and may materially impact PPL Electric’s financial statements in the future.

Deferred income taxes reflect the net future tax effects of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and their basis for income tax purposes, as well as the tax effects of net operating losses and tax credit carryforwards.

PPL Electric records valuation allowances to reduce deferred tax assets to the amounts that are more likely than not to be realized. PPL Electric considers the reversal of temporary differences, future taxable income and ongoing prudent and feasible tax planning strategies in initially recording and subsequently reevaluating the need for valuation allowances. If PPL Electric determines that it is able to realize deferred tax assets in the future in excess of recorded net deferred tax assets, adjustments to the valuation allowances increase income by reducing tax expense in the period that such determination is made. Likewise, if PPL Electric determines that it is not able to realize all or part of net deferred tax assets in the future, adjustments to the valuation allowances would decrease income by increasing tax expense in the period that such determination is made.

PPL Electric defers investment tax credits when the credits are utilized and is amortizing the deferred amounts over the average lives of the related assets.

See Note 2 for additional discussion regarding income taxes.

The income tax provision for PPL Electric is calculated in accordance with an intercompany tax sharing policy which provides that taxable income be calculated as if PPL Electric and its subsidiaries each filed a separate consolidated return. PPL Electric’s intercompany tax receivable was $15 million and $49 million at December 31, 2008 and 2007.

The provision for PPL Electric’s deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and the FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included on the Balance Sheet in “Regulatory and Other Noncurrent Assets—Taxes recoverable through future rates” for PPL Electric.

  Taxes, Other Than Income

PPL Electric presents sales taxes in “Accounts Payable” on its Balance Sheets. These taxes are not reflected on the Statements of Income. See Note 2 for details on taxes included in “Taxes, other than income” on the Statements of Income.

  Leases

PPL Electric applies the provisions of SFAS 13 to all transactions that qualify for lease accounting. PPL Electric applies EITF 01-8 to determine whether an arrangement contains a lease within the scope of SFAS 13. See Note 7 for a discussion of arrangements under which PPL Electric is a lessee for accounting purposes.

  Materials and Supplies

Materials and supplies are valued at the lower of cost or market using the average-cost method.

  Guarantees

In accordance with the provisions of FIN 45, the fair values of guarantees related to arrangements entered into prior to January 1, 2003, as well as guarantees excluded from the initial recognition and measurement provisions of FIN 45, are not recorded in the financial statements. See Note 10 for further discussion of recorded and unrecorded guarantees.

  Treasury Stock

In 2006, PPL Electric retired all treasury shares, which totaled 90,932,326 shares, and restored them to authorized but unissued shares of common stock. “Common stock” was reduced by $1.1 billion as a result of the retirement. Total “Shareowners’ Equity” was not impacted. PPL Electric plans to restore all shares of common stock acquired in the future to authorized but unissued shares of common stock upon acquisition.

  New Accounting Standards Adopted

  FSP FAS 140-4 and FIN 46(R)-8

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, which applies to public entities that are subject to the disclosure requirements of SFAS 140 and public enterprises that are subject to the disclosure requirements of FIN 46(R) as amended by this FSP. This FSP requires disclosures that provide greater transparency about the extent of a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with a variable interest entity.

PPL Electric adopted FSP FAS 140-4 and FIN 46(R)-8, prospectively, effective December 31, 2008. FSP FAS 140-4 and FIN 46(R)-8 was issued to provide greater transparency within disclosures; therefore, the adoption did not have a material impact on PPL Electric’s financial statements.

  SFAS 157

SFAS 157 provides a definition of fair value as well as a framework for measuring fair value. In addition, SFAS 157 expands the fair value disclosure requirements of other accounting pronouncements to require, among other things, disclosure of the methods and assumptions used to measure fair value as well as the earnings impact of certain fair value measurement techniques. SFAS 157 excludes from its scope fair value measurements related to stock-based compensation. See Note 13 for additional information and related disclosures.

In February 2008, the FASB amended SFAS 157, as originally issued, through the issuance of FSP FAS 157-1 and FSP FAS 157-2. FSP FAS 157-1 was effective upon the initial adoption of SFAS 157 and amends SFAS 157 to exclude from its scope certain accounting pronouncements that address fair value measurements associated with leases. FSP FAS 157-2 was effective upon issuance and delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

PPL Electric initially adopted SFAS 157, prospectively, effective January 1, 2008. Limited retrospective application for financial instruments that were previously measured at fair value in accordance with footnote 3 of EITF 02-3 was not required. The January 1, 2008 adoption did not have a significant impact on PPL Electric. In October 2008, the FASB issued FSP FAS 157-3, which was effective upon issuance and amends SFAS 157 to clarify its application in a market that is not active. PPL Electric adopted FSP FAS 157-3, prospectively, effective July 1, 2008. The adoption of FSP FAS 157-3 did not have a material effect on PPL Electric.

As permitted by SFAS 157, PPL Electric will apply SFAS 157, prospectively, effective January 1, 2009, to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. PPL Electric is in the process of evaluating the impact of applying SFAS 157 to these items. The potential impact of the January 1, 2009 application is not yet determinable, but is not expected to have a significant impact on PPL Electric.

Since PPL Electric elected to defer the effective date of SFAS 157 for eligible assets and liabilities, the provisions of this standard were not applied to intangible assets acquired in 2008.

  SFAS 159

In February 2007, the FASB issued SFAS 159, which provides entities with an option to measure, upon adoption of this standard and at specified election dates, certain financial assets and liabilities at fair value, including available-for-sale and held-to-maturity securities, as well as other eligible items. The fair value option (i) may be applied on an instrument-by-instrument basis, with a few exceptions, (ii) is irrevocable (unless a new election date occurs), and (iii) is applied to an entire instrument and not to only specified risks, cash flows, or portions of that instrument. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.

SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between similar assets and liabilities measured using different attributes. Upon adoption of SFAS 159, an entity may elect the fair value option for eligible items that exist at that date and must report the effect of the first remeasurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings.

PPL Electric adopted SFAS 159 effective January 1, 2008. PPL Electric did not elect the fair value option for eligible items. Therefore, the January 1, 2008 adoption did not have an impact on PPL Electric.

  New Accounting Standards Pending Adoption

See Note 19 for a discussion of new accounting standards pending adoption.

2.	Income and Other Taxes

The provision for PPL Electric’s deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and the FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in taxes recoverable through future rates in “Regulatory and Other Noncurrent Assets—Taxes recoverable through future rates” on the Balance Sheet.

The tax effects of significant temporary differences comprising PPL Electric’s net deferred income tax liability were as follows:

	2008	2007

Deferred Tax Assets
Deferred investment tax credits	$4	$5
Accrued pension costs	37	40
Contributions in aid of construction	79	88
Other	43	47

	163	180

Deferred Tax Liabilities
Electric utility plant—net	667	646
Recoverable transition costs	116	146
Taxes recoverable through future rates	104	102
Reacquired debt costs	11	12
Other	20	21

	918	927

Net deferred tax liability	$755	$747

PPL Electric had state net operating loss carryforwards of approximately $6 million at December 31, 2007 that were fully utilized during 2008.

Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to “Income Before Income Taxes” to income taxes for reporting purposes, and details of “Taxes, other than income” were:

	2008	2007	2006

Income Tax Expense
Current—Federal	$93	$72	$85
Current—State	8	(7)	1

	101	65	86

Deferred—Federal	10	24	19
Deferred—State	(7)	(4)	1

	3	20	20

Investment tax credit, net—Federal	(2)	(2)	(2)

Total income tax expense	$102	$83	$104

Total income tax expense—Federal	$101	$94	$102
Total income tax expense—State	1	(11)	2

Total income tax expense	$102	$83	$104

	2008	2007	2006

Reconciliation of Income Tax Expense
Federal income tax on Income Before Income Taxes at statutory tax rate—35%	$97	$86	$104

Increase (decrease) due to:
State income taxes (a)(b)(c)	13	2	12
Stranded cost securitization (a)(b)(c)	(7)	(7)	(7)
Amortization of investment tax credit	(2)	(2)	(2)
Other (a)(b)(c)	1	4	(3)

	5	(3)

Total income tax expense	$102	$83	$104

Effective income tax rate	36.7%	33.7%	34.9%

(a)	During 2008, PPL Electric recorded a $6 million income tax expense from filing the 2007 income tax returns, which consisted of a $4 million federal expense reflected in “Other” and a $2 million state expense reflected in “State income taxes.”

During 2008, PPL Electric recorded a $5 million benefit related to federal and state income tax reserves, which consisted of a $7 million net federal and state benefit reflected in “Stranded cost securitization,” offset by a $2 million state expense reflected in “State income taxes.”

(b)	During 2007, PPL Electric recorded a $1 million income tax benefit from filing the 2006 income tax returns, which consisted of a $4 million state benefit reflected in “State income taxes,” offset by a $3 million federal expense reflected in “Other.”

During 2007, PPL Electric recorded a $4 million benefit related to federal and state income tax reserves, which consisted of a $7 million net federal and state benefit reflected in “Stranded cost securitization,” offset by a $1 million state expense reflected in “State income taxes” and a $2 million federal expense reflected in “Other.”

(c)	During 2006, PPL Electric recorded a $4 million income tax expense from filing the 2005 income tax returns, which consisted of a $1 million federal expense reflected in “Other” and a $3 million state expense reflected in “State income taxes.”

During 2006, PPL Electric recorded a $9 million benefit related to federal and state income tax reserves, which consisted of a $7 million net federal and state benefit reflected in “Stranded cost securitization” and a $2 million federal benefit reflected in “Other.”

	2008	2007	2006

Taxes, other than income
State gross receipts	$199	$193	$181
State utility realty	4	5	4
State capital stock	2	3	4
Property and other	(2)	(1)

	$203	$200	$189

  Unrecognized Tax Benefits

Changes to unrecognized tax benefits were as follows:

	2008	2007

Beginning of period	$68	$78
Additions based on tax positions of prior years	17
Reduction based on tax positions of prior years	(3)	(1)
Additions based on tax positions related to the current year	3
Lapse of applicable statutes of limitations	(8)	(9)

End of period	$77	$68

At December 31, 2008, the total unrecognized tax benefits and related indirect effects that if recognized would decrease the effective tax rate were:

Total unrecognized tax benefits	$77
Unrecognized tax benefits associated with taxable or deductible temporary differences	(29)
Total indirect effect of unrecognized tax benefits on other tax jurisdictions	(27)

Total unrecognized tax benefits and related indirect effects that if recognized would decrease the effective tax rate	$21

At December 31, 2008, it was reasonably possible that during the next 12 months the total amount of unrecognized tax benefits could decrease by up to $9 million for PPL Electric. These decreases could result from subsequent recognition, derecognition and/or changes in the measurement of uncertain tax positions related to the timing and/or valuation of certain deductions and intercompany transactions. The events that could cause these changes are direct settlements with taxing authorities, litigation, legal or administrative guidance by relevant taxing authorities and the lapse of an applicable statute of limitation.

At December 31, 2008, PPL Electric had accrued interest related to tax positions of $7 million. At December 31, 2007, PPL Electric had accrued interest of $4 million.

PPL Electric recognizes interest and penalties in “Income Taxes” on its Statements of Income. At December 31, 2008 and 2007, PPL Electric recognized a $2 million and $3 million expense. The amounts recognized during 2008 and 2007 were primarily the result of additional interest accrued or reversed related to tax positions of prior years and the lapse of applicable statutes of limitations, with respect to certain issues.

PPL Electric’s U.S. federal and state tax provision is calculated in accordance with an intercompany tax sharing policy with PPL, which provides that its taxable income be calculated as if PPL Electric and its subsidiaries each filed a separate consolidated tax return. Based on this tax sharing policy, PPL Electric or its subsidiaries indirectly or directly file tax returns in two major tax jurisdictions, the U.S. (federal) and Pennsylvania (state). With few exceptions, at December 31, 2008, the tax years that are no longer subject to examination, were 1997 and prior for the U.S. and 2003 and prior for Pennsylvania.

3.	Financial Instruments

At December 31, 2008 and 2007, the carrying value of cash and cash equivalents, restricted cash and cash equivalents, collateral on PLR energy supply from affiliate and short-term debt represented or approximated fair value due to the liquid nature of the instruments, variable interest rates associated with the financial instruments or existing requirements to record the carrying value of the instruments at fair value. Financial instruments where the carrying amount on the Balance Sheets and the estimated fair value (based on quoted market prices for the securities where available and estimates based on current rates where quoted market prices are not available) are different, are set forth below:

	December 31,		December 31,
	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Long-term debt	$1,769	$1,682	$1,674	$1,717

PPL Electric has entered into contracts that meet the definition of a “normal purchase or normal sale.” See “Energy Purchase Commitments” within Note 10 for information about PPL Electric’s competitive solicitations. All of these contracts are accounted for using the accrual method of accounting; therefore, there were no amounts recorded on the Balance Sheets at December 31, 2008 and 2007. At December 31, 2008 and 2007, the estimated fair value of these contracts was a net liability of $103 million, and a net asset of $53 million.

4.	Preferred Securities

Details of PPL Electric’s preferred securities, without sinking fund requirements, as of December 31, 2008 and 2007, were:

				Optional
		Issued and		Redemption
		Outstanding	Shares	Price per Share
	Amount	Shares	Authorized	at 12/31/08

4 1/2% Preferred Stock (a)	$25	247,524	629,936	$110.00

Series Preferred Stock (a)
3.35%	2	20,605		103.50
4.40%	12	117,676		102.00
4.60%	3	28,614		103.00
6.75%	9	90,770		101.69

Total Series Preferred Stock	26	257,665	10,000,000

6.25% Series Preference Stock (b)	250	2,500,000	10,000,000	(c	)

Total Preferred Securities	$301	3,005,189

(a)	In 2008, 2007 and 2006, there were no changes in the number of shares of Preferred Stock outstanding.

(b)	In 2008 and 2007, there were no changes in the number of shares of Preference Stock outstanding. In 2006, 2.5 million shares were issued for $250 million in connection with the sale of 10 million depositary shares, each representing a quarter interest in a share of PPL Electric’s 6.25% Series Preference Stock.

(c)	Redeemable by PPL Electric on or after April 6, 2011, for $100 per share (equivalent to $25 per depositary share).

  Preferred Stock

The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1/2% Preferred

Stock and the 6.75% Series Preferred Stock for which such price is $100 per share (plus, in each case, any unpaid dividends in arrears).

Dividends on the preferred stock are cumulative. Preferred stock ranks senior to PPL Electric’s common stock and its 6.25% Series Preference Stock (Preference Shares).

Holders of the outstanding preferred stock are entitled to one vote per share on matters on which PPL Electric’s shareowners are entitled to vote. However, if dividends on any preferred stock are in arrears in an amount equal to or greater than the annual dividend rate, the holders of the preferred stock are entitled to elect a majority of the Board of Directors of PPL Electric.

  Preference Stock

Holders of the depositary shares, each of which represents a quarter interest in a share of Preference Shares, are entitled to all proportional rights and preferences of the Preference Shares, including dividend, voting, redemption and liquidation rights, exercised through the bank acting as a depositary. The Preference Shares rank senior to PPL Electric’s common stock and junior to its preferred stock, they have no voting rights, except as provided by law and they have a liquidation preference of $100 per share.

Dividends on the Preference Shares will be paid when, as and if declared by the Board of Directors at a fixed annual rate of 6.25%, or $1.5625 per depositary share per year, and are not cumulative. PPL Electric may not pay dividends on, or redeem, purchase or make a liquidation payment with respect to any of its common stock, except in certain circumstances, unless full dividends on the Preference Shares have been paid for the then-current dividend period.

5.	Credit Arrangements and Financing Activities

  Credit Arrangements

PPL Electric maintains credit facilities in order to enhance liquidity and provide credit support, and as a backstop to its commercial paper program. PPL Electric had the following credit facilities in place at:

		December 31, 2008				December 31, 2007
				Letters of			Letters of
	Expiration			Credit	Unused		Credit
	Date	Capacity	Borrowed	Issued	Capacity	Borrowed	Issued

5-year Syndicated Credit Facility (a)	May-12	$190	$95	$1	$94
Asset-backed Credit Facility (b)	Jul-09	150			150	$41

Total PPL Electric Credit Facilities		$340	$95	$1	$244	$41

(a)	The committed capacity of this facility was reduced from $200 million to approximately $190 million in December 2008 as a result of terminating the commitment of Lehman Brothers Bank, FSB, which became a defaulting lender on its commitment in October 2008.

Under this facility, PPL Electric has the ability to make cash borrowings and to cause the lenders to issue letters of credit. Borrowings generally bear interest at LIBOR-based rates plus a spread, depending upon the company’s public debt rating. The borrowing outstanding at December 31, 2008 bears interest at 2.44%. Under certain conditions, PPL Electric may elect to have the principal balance of the loans outstanding on the final expiration date of the facility continue as non-revolving term loans for a period of one year from that final expiration date. Also, under certain conditions, PPL Electric may request that the facility’s principal amount be increased by up to $100 million.

This credit facility contains a financial covenant requiring debt to total capitalization to not exceed 70%.

(b)	PPL Electric participates in an asset-backed commercial paper program through which PPL Electric obtains financing by selling and contributing its eligible accounts receivable and unbilled revenue to a special purpose, wholly-owned subsidiary on an ongoing basis. The subsidiary has pledged these assets to secure loans from a commercial paper conduit sponsored by a financial institution. The credit agreement related to PPL Electric’s and the subsidiary’s participation in a $150 million asset-backed commercial paper program expired in July 2008. In August 2008, PPL Electric and the subsidiary entered into a new credit agreement governing a similar asset-backed commercial paper program with a different financial institution and commercial paper conduit that expires in July 2009. The borrowing limit under such program continues to be $150 million. PPL Electric uses the proceeds under the credit facility for general corporate purposes and, prior to August 2008, to cash collateralize letters of credit. The subsidiary’s borrowing costs under the credit facility vary based on the commercial paper conduit’s actual cost to issue commercial paper that supports the debt. Borrowings under this program are subject to customary conditions precedent, as well as the requirement that PPL Electric discharge a conditional lien that could attach to the accounts receivable upon a default under PPL Electric’s 1945 First Mortgage Bond Indenture. This discharge was completed in December 2008.

At December 31, 2008 and 2007, $76 million and $126 million of accounts receivable and $170 million and $171 million of unbilled revenue were pledged by the subsidiary under the credit agreement related to PPL Electric’s and the subsidiary’s participation in the asset-backed commercial paper program. At December 31, 2008, there was no short-term debt outstanding under the credit facility. At December 31, 2007, there was $41 million of short-term debt outstanding under the credit facility at an interest rate of 5.11%, all of which was being used to cash collateralize letters of credit issued on PPL Electric’s behalf. At December 31, 2008, based on the accounts receivable and unbilled revenue pledged, $101 million was available for borrowing. The funds used to cash collateralize the letters of credit are reported in “Restricted cash and cash equivalents” on the Balance Sheet. PPL Electric’s sale to its subsidiary of the accounts receivable and unbilled revenue is an absolute sale of the assets, and PPL Electric does not retain an interest in these assets. However, for financial reporting purposes, the subsidiary’s financial results are consolidated in PPL Electric’s financial statements. PPL Electric performs certain record-keeping and cash collection functions with respect to the assets in return for a servicing fee from the subsidiary.

PPL Electric maintains a commercial paper program for up to $200 million to provide an additional financing source to fund its short-term liquidity needs, if and when necessary. Commercial paper issuances are supported by PPL Electric’s five-year syndicated credit facility that expires in May 2012 based on available capacity. PPL Electric had no commercial paper outstanding at December 31, 2008 and 2007.

In 2001, PPL Electric completed a strategic initiative to confirm its legal separation from PPL and PPL’s other affiliated companies. This initiative was designed to enable PPL Electric to substantially reduce its exposure to volatility in energy prices and supply risks through 2009 and to reduce its business and financial risk profile by, among other things, limiting its business activities to the transmission and distribution of electricity and businesses related to or arising out of the electric transmission and distribution businesses. In connection with this initiative, PPL Electric:

•	obtained long-term electric supply contracts to meet its PLR obligations (with its affiliate PPL EnergyPlus) through 2009, as further described in Note 11 under “PLR Contracts”;

•	agreed to limit its businesses to electric transmission and distribution and related activities;

•	adopted amendments to its Articles of Incorporation and Bylaws containing corporate governance and operating provisions designed to clarify and reinforce its legal and corporate separateness from PPL and its other affiliated companies;

•	appointed an independent director to its Board of Directors and required the unanimous approval of the Board of Directors, including the consent of the independent director, to amendments to these corporate governance and operating provisions or to the commencement of any insolvency proceedings, including any filing of a voluntary petition in bankruptcy or other similar actions; and

•	appointed an independent compliance administrator to review, on a semi-annual basis, its compliance with the corporate governance and operating requirements contained in its Articles of Incorporation and Bylaws.

The enhancements to PPL Electric’s legal separation from its affiliates are intended to minimize the risk that a court would order PPL Electric’s assets and liabilities to be substantively consolidated with those of PPL or another affiliate of PPL in the event that PPL or another PPL affiliate were to become a debtor in a bankruptcy case. Based on these various measures, PPL Electric was able to issue and maintain a higher level of debt and use it to replace higher cost equity, thereby maintaining a lower total cost of capital. Nevertheless, if PPL or another PPL affiliate were to become a debtor in a bankruptcy case, there can be no assurance that a court would not order PPL Electric’s assets and liabilities to be consolidated with those of PPL or such other PPL affiliate.

The subsidiaries of PPL are separate legal entities. PPL’s subsidiaries are not liable for the debts of PPL. Accordingly, creditors of PPL may not satisfy their debts from the assets of the subsidiaries absent a specific contractual undertaking by a subsidiary to pay PPL’s creditors or as required by applicable law or regulation. Similarly, absent a specific contractual undertaking or as required by applicable law or regulation, PPL is not liable for the debts of its subsidiaries. Accordingly, creditors of PPL’s subsidiaries may not satisfy their debts from the assets of PPL absent a specific contractual undertaking by PPL to pay the creditors of its subsidiaries or as required by applicable law or regulation.

Similarly, the subsidiaries of PPL Electric are separate legal entities. These subsidiaries are not liable for the debts of PPL Electric. Accordingly, creditors of PPL Electric may not satisfy their debts from the assets of its subsidiaries absent a specific contractual undertaking by a subsidiary to pay the creditors or as required by applicable law or regulation. In addition, absent a specific contractual undertaking or as required by applicable law or regulation, PPL Electric is not liable for the debts of its subsidiaries. Accordingly, creditors of its subsidiaries may not satisfy their debts from the assets of PPL Electric absent a specific contractual undertaking by PPL Electric to pay the creditors of its subsidiaries or as required by applicable law or regulation.

  Financing Activities

In October 2008, PPL Electric issued $400 million of 7.125% Senior Secured Bonds due 2013 (7.125% Bonds). The 7.125% Bonds were issued on the basis of an equal principal amount of first mortgage bonds issued under the 1945 First Mortgage Bond Indenture pledged to the Senior Secured Bond Indenture Trustee. The 7.125% Bonds may be redeemed any time prior to maturity at PPL Electric’s option at make-whole redemption prices. PPL Electric received proceeds of $397 million, net of a discount and underwriting fees, from the issuance of the 7.125% Bonds. The proceeds will be used to partially fund the repayment at maturity of approximately $486 million outstanding aggregate principal amount of PPL Electric’s Senior Secured Bonds, 6 1/4% Series, due August 2009. Prior to such use, the proceeds will be invested in short-term instruments and used for general corporate purposes.

In October 2008, the PEDFA issued $90 million aggregate principal amount of Pollution Control Revenue Refunding Bonds, Series 2008 (PPL Electric Utilities Corporation Project) due 2023 (PPL Electric Series 2008 Bonds) on behalf of PPL Electric in order to refund $90 million aggregate principal amount of Pollution Control Revenue Refunding Bonds, Series 2003, which were previously issued by the Lehigh County Industrial Development Authority on behalf of PPL Electric and matured on November 1, 2008. The PPL Electric Series 2008 Bonds are structured as variable-rate remarketable bonds. PPL Electric may convert the interest rate on the PPL Electric Series 2008 Bonds from time to time to a commercial paper rate, daily rate, weekly rate or a term rate of at least one year. The PPL Electric Series 2008 Bonds are subject to mandatory purchase under certain circumstances, including upon conversion to a different interest rate mode. PPL Electric acted as initial purchaser of the PPL Electric Series 2008 Bonds upon issuance.

In connection with the issuance of the PPL Electric Series 2008 Bonds by the PEDFA, PPL Electric entered into a loan agreement with the PEDFA pursuant to which it loaned PPL Electric the proceeds of the PPL Electric Series 2008 Bonds on payment terms that correspond to the PPL Electric Series 2008 Bonds. PPL Electric issued a note to the PEDFA to evidence its obligations under the loan agreement.

Concurrent with, and as a condition to, the issuance of the PPL Electric Series 2008 Bonds, PPL Electric issued to the Trustee of the PPL Electric Series 2008 Bonds, its Senior Secured Bonds,

Variable Rate Pollution Control Series 2008, which contain payment and redemption provisions that correspond to and bear the same interest as the PPL Electric Series 2008 Bonds. Such senior secured bonds were issued under the 2001 Senior Secured Bond Indenture.

In November 2008, PPL Electric remarketed the PPL Electric Series 2008 Bonds to unaffiliated investors and elected to change the interest rate mode from the weekly rate mode to a term rate mode. The bonds are currently in a term rate mode and bear interest at 4.85% until October 2010, at which time the bonds will be remarketed based upon the interest rate mode elected by PPL Electric.

PPL Electric’s senior secured bonds were secured by first mortgage bonds held by the Senior Secured Bond Indenture Trustee and the lien of the 2001 Senior Secured Bond Indenture, which was junior to the lien of the 1945 First Mortgage Bond Indenture. The 1945 First Mortgage Bond Indenture and the 2001 Senior Secured Bond Indenture created liens on substantially all of PPL Electric’s distribution properties and certain of its transmission properties, which liens may be released subject to certain circumstances and conditions, and subject to certain exceptions and exclusions.

In December 2008, PPL Electric completed an in-substance defeasance of its outstanding 7.70% First Mortgage Bonds (7.70% Bonds) due 2009 and 7.375% First Mortgage Bonds (7.375% Bonds) due 2014 by depositing $15 million with the trustee. The 7.70% Bonds and the 7.375% Bonds had been the only remaining bonds outstanding under the 1945 First Mortgage Bond Indenture, other than the bonds delivered to the Senior Secured Bond Indenture Trustee to secure Senior Secured Bonds. The $15 million deposit will be used solely to satisfy the principal and remaining interest obligations on the bonds and is recorded in “Restricted Cash and Cash Equivalents” on the Balance Sheet. See Note 15 for additional information.

In connection with the in-substance defeasance of the outstanding First Mortgage Bonds, PPL Electric discharged the lien under the 1945 First Mortgage Bond Indenture and cancelled the related first mortgage bonds delivered to the Senior Secured Bond Indenture Trustee as the basis for issuance of senior secured bonds in accordance with the terms of the 2001 Senior Secured Bond Indenture. The Senior Secured Bonds continue to be secured by the lien of the 2001 Senior Secured Bond Indenture, which has become a first lien, subject to certain permitted liens and exceptions, on substantially all of PPL Electric’s tangible electric distribution properties and certain of its transmission properties.

During 2008, PPL Transition Bond Company made principal payments on transition bonds of $305 million. No transition bonds remain outstanding.

  Distributions, Capital Contributions and Related Restrictions

PPL Electric’s 2001 Senior Secured Bond Indenture restricts dividend payments on its common stock in the event that PPL Electric fails to meet an interest coverage ratio test, as defined in the indenture, or fails to comply with certain requirements included in its Articles of Incorporation and Bylaws to maintain its separateness from PPL and PPL’s other subsidiaries. At December 31, 2008, PPL Electric was in compliance with the interest coverage ratio test. PPL Electric does not, at this time, expect that any of such limitations would significantly impact its ability to declare dividends.

As discussed in Note 4, PPL Electric may not pay dividends on its common stock, except in certain circumstances, unless full dividends have been paid on the Preference Shares for the then-current dividend period. The quarterly dividend rate for PPL Electric’s Preference Shares is $1.5625 per share. PPL Electric has declared and paid dividends on its outstanding Preference Shares since issuance. Dividends on the Preference Shares are not cumulative and future dividends, declared at the discretion of PPL Electric’s Board of Directors, will be dependent upon future earnings, cash flows, financial requirements and other factors.

PPL Electric is subject to Section 305(a) of the Federal Power Act, which makes it unlawful for a public utility to make or pay a dividend from any funds “properly included in capital account.” The meaning of this limitation has never been clarified under the Federal Power Act. PPL Electric believes, however, that this statutory restriction, as applied to its circumstances, would not be construed or applied by the FERC to prohibit the payment from retained earnings of dividends that are not excessive and are for lawful and legitimate business purposes.

During 2008, PPL Electric paid common stock dividends of $98 million to PPL.

6.	Development

PPL Electric continuously evaluates strategic options and, from time to time, PPL Electric is involved in negotiations with third parties regarding joint ventures and development projects, which may or may not result in definitive agreements. Any such transactions may impact future financial results.

In June 2007, PJM directed the construction of a new 130-mile, 500-kilovolt transmission line between the Susquehanna substation in Pennsylvania and the Roseland substation in New Jersey that has been identified as essential to long-term reliability of the mid-Atlantic electricity grid. PJM determined that the line is needed to prevent potential overloads that could occur in the next decade on several existing transmission lines in the interconnected PJM system. PJM has directed PPL Electric to construct the portion of the Susquehanna-Roseland line in Pennsylvania and has directed Public Service Electric & Gas Company (PSE&G) to construct the portion of the line in New Jersey by June 1, 2012. PPL Electric’s estimated share of the project costs at December 31, 2008 was $509 million. This project is pending certain regulatory approvals.

PPL Electric has identified the approximately 100-mile route for the Pennsylvania portion of the line, and in January 2009 filed an application with the PUC to site and construct the line. Review by the PUC is anticipated to be completed in one year.

In December 2007, PPL Electric and PSE&G filed a joint petition for a declaratory order with the FERC requesting approval of transmission rate incentives for the Susquehanna-Roseland transmission line. The companies requested (1) an additional 1.5% allowed rate of return on equity, (2) recognition of construction work in progress in rate base, (3) recovery of all costs if the project is cancelled and (4) an additional 0.5% allowed rate of return on equity for membership in PJM. In April 2008, the FERC approved the filing and granted all of the requested incentives except that the additional allowed rate of return on equity was approved at 1.25%.

7.	Leases

In September 2006, PPL’s subsidiaries terminated the master lease agreements under which they leased equipment, such as vehicles, computers and office equipment. In addition, PPL and its subsidiaries purchased the equipment from the lessors at a negotiated price. Prior to the buyout, PPL subsidiaries had been directly charged or allocated a portion of the rental expense related to the assets they utilized. In connection with the buyout, ownership of the purchased equipment was reviewed and attributed to the subsidiaries based on usage of the equipment.

PPL Electric’s rent expense for operating leases for 2006 was $11 million.

8.	Stock-Based Compensation

Under the PPL Incentive Compensation Plan (ICP) and the Incentive Compensation Plan for Key Employees (ICPKE) (together, the Plans), restricted shares of PPL common stock, restricted stock units, performance units and stock options may be granted to officers and other key employees of PPL Electric and other affiliated companies. Awards under the Plans are made by the Compensation Governance and Nominating Committee (CGNC) of the PPL Board of Directors, in the case of the ICP, and by the PPL Corporate Leadership Council (CLC), in the case of the ICPKE. The ICP limits the total number of awards that may be granted under it after April 23, 1999, to 15,769,430 awards, or 5% of the total shares of PPL common stock that were outstanding at April 23, 1999. The ICPKE limits the total number of awards that may be granted under it after April 25, 2003, to 16,573,608 awards, or 5% of the total shares of PPL common stock that were outstanding at January 1, 2003, reduced by outstanding awards of 2,373,812, for which PPL common stock was not yet issued as of April 25, 2003, resulting in a limit of 14,199,796. In addition, each Plan limits the number of shares available for awards in any calendar year to 2% of the outstanding common stock of PPL on the first day of such calendar year. The maximum number of options that can be awarded under each Plan to any single eligible employee in any calendar year is three million shares. Any portion of these options that has not been granted may be carried over and used in any subsequent year. If any award lapses, is forfeited or the rights of the participant terminate, the shares of PPL common stock underlying such an award are again available for grant. Shares delivered under the Plans may be in the form of authorized and unissued PPL common stock, common stock held in treasury by PPL or PPL common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

  Restricted Stock and Restricted Stock Units

Restricted shares of PPL common stock are outstanding shares with full voting and dividend rights. Restricted stock awards are granted as a retention award for key executives and vest when the recipient reaches age 60. The shares are subject to forfeiture or accelerated payout under Plan provisions for termination, retirement, disability and death of employees. Restricted shares vest fully if control of PPL changes, as defined by the plans.

The Plans allow for the grant of restricted stock units. Restricted stock units are awards based on the fair market value of PPL common stock. Actual PPL common shares will be issued upon completion of a vesting period, generally three years. Recipients of restricted stock units may also be granted the right to receive dividend equivalents through the end of the restriction period or until the award is forfeited. Restricted stock units are subject to forfeiture or accelerated payout under the Plan provisions for termination, retirement, disability and death of employees. Restricted stock units vest fully if control of PPL changes, as defined by the Plans.

Restricted stock and restricted stock unit activity for 2008 was:

		Weighted-
		Average
	Restricted	Grant Date
	Shares/Units	Fair Value

Nonvested at January 1, 2008	112,590	$33.45
Granted	46,900	45.92
Vested	(35,630)	29.59
Forfeited	(470)	42.70

Nonvested at December 31, 2008	123,390	39.09

Substantially all restricted stock and restricted stock unit awards are expected to vest.

The weighted-average grant date fair value of restricted stock and restricted stock units granted during 2007 and 2006 was $37.95 and $31.73.

At December 31, 2008, unrecognized compensation cost related to nonvested awards was $1 million and the weighted-average period for recognition was 1.2 years.

The total fair value of restricted shares/units vesting during 2008, 2007 and 2006 was $2 million, $4 million and $1 million.

  Performance Units

PPL began granting performance units in 2008. Performance units are intended to encourage and award future performance. Performance units represent a target number of shares (Target Award) of PPL’s common stock that the officer would receive upon PPL’s attainment of the applicable performance goal. Performance is determined based on total shareowner return during a three-year performance period. At the end of the period, payout is determined by comparing PPL’s performance to the total shareowner return of the companies included in an Index Group, in this case the S&P Electric Utilities Index. Awards are payable on a graduated basis within the following ranges: if PPL’s performance is at or above the 85th percentile of the Index Group, the award is paid at 200% of the Target Award; at the 50th percentile of the Index Group, the award is paid at 100% of the Target Award; at the 40th percentile of the Index Group, the award is paid at 50% of the Target Award; and below the 40th percentile, no award is payable. Dividends payable on performance units during the performance cycle accumulate and will be distributed in cash upon completion of the performance period. Under the Plan provisions, performance units are subject to forfeiture upon termination of employment except for retirement, disability or death of an employee, in which case the total performance units remain outstanding and eligible for vesting through the conclusion of the performance period. Performance units vest on a pro rata basis if control of PPL changes, as defined by the Plan.

Performance unit activity for 2008 was:

		Weighted-
		Average
		Grant Date
	Performance	Fair
	Units	Value

Nonvested at January 1, 2008
Granted	3,650	$48.57
Vested
Forfeited

Nonvested at December 31, 2008	3,650	48.57

Substantially all performance unit awards are expected to vest.

At December 31, 2008, PPL Electric’s unrecognized compensation cost was insignificant and the weighted-average period for recognition was 2.1 years.

The estimated fair value of each performance unit granted was calculated using a Monte Carlo pricing model that considers historic volatility over three years using daily stock price observations for PPL and all companies in the Index Group. Volatility over the expected term of the performance units is evaluated with consideration given to prior periods that may need to be excluded based on events not likely to recur that had impacted PPL and companies in the Index Group.

The weighted-average assumptions used in the model were:

2008

Risk-free interest rate	2.30%
Expected stock volatility	20.70%
Expected life	3 years

  Stock Options

Under the Plans, stock options may also be granted with an option exercise price per share not less than the fair market value of PPL’s common stock on the date of grant. The options are exercisable in installments beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary. Options outstanding at December 31, 2008, become exercisable in equal installments over a three-year period from the date of grant. The CGNC and CLC have discretion to accelerate the exercisability of the options, except that the exercisability of an option issued under the ICP may not be accelerated unless the individual remains employed by PPL or a subsidiary for one year from the date of grant. All options expire no later than ten years from the grant date. The options become exercisable immediately if control of PPL changes, as defined by the Plans.

Stock option activity under the Plans for 2008 was:

			Weighted-Average
			Remaining	Aggregate
	Number of	Weighted-Average	Contractual	Total Intrinsic
	Options	Exercise Price	Term	Value

Outstanding at January 1, 2008	183,030	$28.52
Granted	40,390	47.55
Exercised	(77,300)	24.17
Forfeited

Outstanding at December 31, 2008	146,120	36.09	8.3 years	$—
Options exercisable at December 31, 2008	60,025	29.78	8.1 years	—
Weighted-average fair value of options granted	$7.60

Substantially all stock option awards are expected to vest.

The total intrinsic value of stock options exercised for 2008 and 2007 was $2 million and $3 million, and for 2006 was insignificant.

At December 31, 2008, PPL Electric’s unrecognized compensation cost was insignificant and the weighted-average period for recognition was 1.7 years.

The estimated fair value of each option granted was calculated using a Black-Scholes option-pricing model. PPL uses historical volatility and exercise behavior to value its stock options. Volatility over the expected term of the options is evaluated with consideration given to prior periods that may need to be excluded based on events not likely to recur that had impacted PPL’s volatility in those prior periods. Management’s expectations for future volatility, considering potential changes to PPL’s business model and other economic conditions, are also reviewed in addition to the historical data to determine the final volatility assumption. The weighted-average assumptions used in the model were:

	2008	2007	2006

Risk-free interest rate	2.95%	4.85%	4.06%
Expected option life	5.41 years	6.00 years	6.25 years
Expected stock volatility	20.85%	21.61%	19.86%
Dividend yield	3.10%	3.31%	3.76%

Based on the above assumptions, the weighted-average grant date fair values of options granted during 2007 and 2006 were $7.08 and $4.86.

Compensation Costs

Compensation costs for restricted stock, restricted stock units, performance units and stock options accounted for as equity awards were as follows:

	2008	2007	2006

Compensation costs (a)	$6	$5	$4

(a)	Net of an income tax benefit of $2 million for each year.

9.	Retirement and Postemployment Benefits

  Defined Benefits

PPL and certain of its subsidiaries sponsor various defined benefit plans.

The majority of PPL Electric’s employees are eligible for pension benefits under non-contributory defined benefit pension plans sponsored by PPL Services, with benefits based on length of service and final average pay, as defined by the plans. Certain employees may also be eligible for pension enhancements in the form of special termination benefits under PPL’s separation plan. See “Separation Benefits” below for additional information regarding PPL’s separation plan.

PPL and certain of its subsidiaries also provide supplemental retirement benefits to directors, executives and other key management employees through unfunded nonqualified retirement plans.

The majority of employees of PPL Electric will become eligible for certain health care and life insurance benefits upon retirement through contributory plans. Postretirement benefits under the PPL Retiree Health Plan are paid from funded VEBA trusts sponsored by PPL Services and a 401(h) account established within the PPL Services pension master trust.

Net periodic defined benefit costs charged to operating expense, excluding amounts charged to construction and other non-expense accounts, were:

	2008	2007	2006

Pension benefits (a)	$5	$7	$6
Other postretirement benefits (a)	13	10	9

(a)	PPL Electric does not directly sponsor any defined benefit plans. PPL Electric was allocated these costs of defined benefit plans sponsored by PPL Services, based on its participation in those plans.

Although PPL Electric does not directly sponsor any defined benefit plans, it is allocated a portion of the funded status and costs of plans sponsored by PPL Services based on its participation in those plans. PPL Electric’s allocated share of the funded status of the pension plans resulted in a liability of $209 million at December 31, 2008. PPL Electric’s allocated share of the funded status of the pension plans resulted in a deferred asset of $12 million and a liability of $4 million at December 31, 2007. The balance for PPL Electric’s allocated share of other postretirement benefits was a liability of $69 million at December 31, 2008 and a liability of $91 million at December 31, 2007.

PPL Electric maintains a liability for the cost of health care of retired miners of former subsidiaries that had been engaged in coal mining, as required by the Coal Industry Retiree Health Benefit Act of 1992. PPL Electric accounts for this liability under EITF 92-13. In 2006, PPL Electric was able to fully offset the net liability, calculated at that time, of $36 million, with excess Black Lung Trust assets as a result of the passage of the Pension Protection Act of 2006. At December 31, 2008, the net liability continues to be fully offset with excess Black Lung Trust assets. See “Pension Protection Act of 2006” within this note for further discussion.

  Savings Plans

Substantially all employees of PPL Electric are eligible to participate in deferred savings plans (401(k)s). Employer contributions to the plan charged to operating expense approximated $4 million for 2008 and 2007, and $3 million for 2006.

  Employee Stock Ownership Plan

PPL sponsors a non-leveraged ESOP in which substantially all PPL Electric employees are enrolled on the first day of the month following eligible employee status. Dividends paid on ESOP shares are treated as ordinary dividends by PPL. Under existing income tax laws, PPL is permitted to deduct the amount of those dividends for income tax purposes and to contribute the resulting tax savings (dividend-based contribution) to the ESOP.

The dividend-based contribution is used to buy shares of PPL’s common stock and is expressly conditioned upon the deductibility of the contribution for federal income tax purposes. Contributions to the ESOP are allocated to eligible participants’ accounts as of the end of each year, based 75% on shares held in existing participants’ accounts and 25% on the eligible participants’ compensation.

Amounts allocated to and charged as compensation expense by PPL Electric for ESOP contributions were $2 million for 2008, 2007 and 2006.

  Postemployment Benefits

PPL Electric provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. PPL Electric follows the guidance of SFAS 112 when accounting for these benefits. Postemployment benefits charged to operating expenses were not significant for 2008, 2007 and 2006.

  Separation Benefits

PPL Electric provides separation benefits to eligible employees. These benefits may be provided in the case of separations due to performance issues, loss of job related qualifications or organizational changes. Certain employees separated are eligible for cash severance payments, outplacement services, accelerated stock award vesting, continuation of group health and welfare coverage, and enhanced pension and postretirement medical benefits. The type and amount of benefits provided is based upon age, years of service and the nature of the separation. Separation benefits are recorded when such amounts are probable and estimable.

Separation benefits were not significant in 2008, 2007 and 2006.

  Pension Protection Act of 2006

On August 17, 2006, the Pension Protection Act of 2006 (the Act) was signed by the President. The Act’s changes, which became effective in 2008, cover current pension plan legislation and funding rules for defined benefit pension plans. Based on the current funded status of PPL’s defined benefit pension plans, the Act is not expected to have a significant impact on the future funding of these plans or have a significant financial impact on PPL Electric in regard to these plans.

The Act does contain a provision that provides for excess assets held exclusively in Black Lung Trust funds to be used to pay for health benefits other than black lung disease for retired coal miners. Prior to recognition of this provision of the Act, PPL Electric had a net liability of $36 million for the medical costs of retirees of a PPL subsidiary represented by the United Mine Workers of America (UMWA). This subsidiary had a Black Lung Trust that was significantly overfunded. As a result of the Act and the ability to use the excess Black Lung Trust assets to make future benefit payments for the UMWA retiree medical costs, PPL Electric was able to fully offset the UMWA retiree medical liability on its Balance Sheet and record a one-time credit to PPL Electric’s “Other operation and maintenance” expense of $21 million (net of tax expense of $15 million) in 2006.

10.	Commitments and Contingencies

  Energy Purchase Commitments

In 2007, PPL Electric began to conduct competitive solicitations to purchase electricity generation supply in 2010, after its existing PLR contract expires, for customers who do not choose a competitive supplier. A total of six auctions are planned, with two occurring in each of the years 2007, 2008 and 2009. Each solicitation is for 850 MW of expected generation supply. Average generation supply prices (per MWh), including Pennsylvania gross receipts tax and an adjustment for line losses, for the first four solicitations were as follows:

		Small
		Commercial
		and Small
	Residential	Industrial

July 2007	$101.77	$105.11
October 2007	105.08	105.75
March 2008	108.80	108.76
October 2008	112.51	111.94
Average	107.04	107.89

The fifth competitive solicitation is scheduled for March 2009.

In August 2008, PPL Electric filed a request with the PUC to approve its plan to purchase the PLR electricity supply that PPL Electric will need for 2011 through mid-2014. Under the plan, PPL Electric proposed to buy this electricity for January 2011 through May 2014 four times a year, beginning in the third quarter of 2009, for 12- and 24- month periods. PPL Electric also would seek bids from other companies to manage its hourly purchases in the competitive electricity market. For residential and small-business customers, 90% of the supply would be acquired through fixed-price contracts of 12 or 24 months, and 10% through hourly purchases in the open market. All of the power for large commercial and industrial customers would be purchased on an hourly basis in the open market. An independent third party would administer the process of securing power supply contracts and, with PUC oversight, select the suppliers that would provide generation supply at the lowest cost to PPL Electric’s customers.

In November 2008, PPL Electric proposed several amendments to its plan to reflect passage of Pennsylvania Act 129 (Act 129). Act 129, among other things, creates an energy efficiency and conservation program. PPL Electric added provisions to purchase 5% of its default service supply through five-year contracts and an additional 5% through ten-year contracts. It reduced the term of its plan by one year, proposing that the plan end in May 2013, rather than in May 2014. Finally, PPL Electric provided support for several findings that the PUC was required to make under Act 129. PPL Electric cannot predict the outcome of this matter.

See Note 11 for additional information on PPL Electric’s existing PLR contracts with PPL EnergyPlus and the bids awarded to PPL EnergyPlus under PPL Electric’s Supply Master Agreement for 2010.

  Legal Matters

PPL Electric is involved in legal proceedings, claims and litigation in the ordinary course of business. PPL Electric cannot predict the outcome of such matters, or whether such matters may result in material liabilities.

  Regulatory Issues

  Pennsylvania Activities

In May 2007, the PUC approved final regulations regarding the obligation of Pennsylvania electric utilities to provide default electricity supply in 2011 and beyond. The regulations provide that default service providers will acquire electricity supply at prevailing market prices pursuant to procurement and implementation plans approved by the PUC. The regulations also address the utilities’ recovery of electricity supply costs. The final regulations became effective in September 2007. See “Energy Purchase Commitments” for details of PPL Electric’s competitive solicitations under the PUC regulations.

In June 2008, the Pennsylvania General Assembly (General Assembly) passed, and the Governor signed, a bill that would create a $650 million fund for clean energy projects, conservation and energy efficiency initiatives and pollution control projects to be funded through revenue bonds and gross receipts tax revenue, which will increase as rate caps expire.

For the past few years, PPL Electric has been working with Pennsylvania legislators, regulators and other stakeholders to develop constructive measures to help customers transition to market rates after 2009, including a variety of rate mitigation, educational and energy conservation programs, consistent with several initiatives being developed by the state administration and legislature. In this regard, in November 2007, PPL Electric requested the PUC to approve a plan under which its residential and small commercial customers could phase-in the impact of price increases when generation rate caps expire in 2010. The proposed phase-in plan provided that customers could pay additional amounts on their electric bills beginning in mid-2008 and continuing through 2009, and such additional amounts, plus accrued interest, would be applied to their 2010 and 2011 electric bills, mitigating the impact of the rate cap expiration. The phase-in plan is available on an “opt-in” basis (i.e., customers would have to affirmatively enroll) and is available to customers enrolled in budget billing. After approval by the PUC, the program was implemented in October 2008. In February 2009, PPL Electric asked the PUC for permission to offer customers a second option for reducing the potential initial impact of higher electricity prices resulting from expiration of the generation rate caps. If approved by the PUC, this option would enable eligible residential and eligible small-business customers to defer payment of any increase greater than 25% in their 2010 electric bills. The 25% will be calculated on an average rate schedule usage basis, and will be based on a comparison of currently estimated 2009 bills to currently estimated 2010 bills. Deferred amounts, plus interest of 6%, would be repaid by customers over a one- or two-year period, depending on their level of electricity use. All deferrals would be repaid by the end of 2012. Like the phase-in plan, the deferral option would be available on an “opt-in” basis. Pending PUC approval of this option, customers will be invited to enroll by December 15, 2009.

Also, the General Assembly passed and the Governor signed into law Act 129 in October 2008. The law creates an energy efficiency and conservation program and smart metering technology requirements, adopts new PLR electricity supply procurement rules, provides remedies for market misconduct, and makes changes to the existing Alternative Energy Portfolio Standard.

Under Act 129, Electric Delivery Companies (EDCs) must develop and file an energy efficiency and conservation plan with the PUC. EDCs must contract with a conservation service provider to implement all or a portion of the plan. Act 129 requires reduction in consumption of 1% by 2011 and 3% by 2013, and a reduction in peak demand of 4.5% by 2013. EDCs will be able to recover the costs of implementing an energy efficiency conservation plan. These costs are capped at 2% of the EDC’s annual revenue at December 31, 2006.

Act 129 also requires installation of smart meters under the following conditions: for new construction, upon the request of consumers at their cost, or on a depreciation schedule not exceeding 15 years. PPL Electric’s current advanced metering technology generally meets the definition of smart metering technology in Act 129 and does not need to be replaced. Under Act 129, EDCs will be able to recover the costs of providing smart metering technology.

Act 129 also requires the default service provider (DSP) to provide electric generation supply service to customers pursuant to a PUC-approved competitive procurement plan through auctions, requests for proposal and bilateral contracts at the sole discretion of the DSP. Act 129 requires a mix of spot market purchases, short-term contracts and long-term contracts (4 to 20 years, with long-term contracts limited to up to 25% of the load unless otherwise approved by the PUC). The DSP will be able to recover the costs associated with a competitive procurement plan.

Under Act 129, the DSP competitive procurement plan must also ensure adequate and reliable service “at least cost” over time. Act 129 also grants the PUC authority to extend long-term power contracts up to 20 years, if necessary, to achieve the “least cost” standard.

Act 129 also provides for market misconduct corrective actions. In the event that an EDC, its affiliate or a supplier from whom the EDC has purchased power, is found guilty of market manipulation, the PUC can direct an EDC to take any and all reasonable action to quantify the effect of the market misconduct on Pennsylvania ratepayers and seek recompense.

Act 129 also makes changes to the Alternative Energy Portfolio Standards by adding Pennsylvania biomass energy and small hydroelectric plants as Tier 1 alternative energy sources and requiring the PUC automatically to increase the Tier 1 requirements to account for increases in the additional resources.

Act 129 also requires the Pennsylvania Department of Conservation and Natural Resources to complete a study to identify suitable geological formations for the location of a state carbon sequestration network.

Act 129 does not address rate mitigation. The Governor, in his February 2009 budget address, called for a mandatory phase-in of electricity price increases over a three or four year period beginning when rate caps expire. The phase-in for PPL Electric will begin in 2010. In the last legislative session, certain Pennsylvania legislators introduced legislation to extend generation rate caps or otherwise limit cost recovery through rates for Pennsylvania utilities beyond their transition periods, which in PPL Electric’s case would be December 31, 2009. PPL Electric has expressed strong concern regarding the severe potential consequences of such legislation on customer service, system reliability, adequate future generation supply and PPL Electric’s financial viability. It is possible that similar legislation could be reintroduced. If such legislation or similar legislation were introduced and ultimately enacted, PPL Electric could experience substantial operating losses, cash flow shortfalls and other adverse financial impacts. In addition, continuing uncertainty concerning PPL Electric’s ability to recover its market supply and other costs of operation after 2009 could adversely impact its credit quality, financing costs and availability of credit facilities necessary to operate its business. PPL Electric believes that such an extension of rate caps, if enacted into law, would violate federal law and the U.S. Constitution. At this time, PPL Electric cannot predict the final outcome or impact of this legislative and regulatory process.

  FERC Transmission Rates

In August 2008, PPL Electric asked the FERC for a change in the way transmission rates are calculated to support continued investment in its transmission system by switching to formula-based rates. Under formula-based rates, a fixed earnings level is set for the utility, and the utility annually adjusts its transmission rates, subject to FERC review. The process offered an opportunity for public input. The proposed rate design would ensure that there is no over-recovery or under-recovery of the actual costs of providing transmission delivery service. The rate change request, if approved, would result in a monthly increase of $0.74 for an average PPL Electric residential customer. PPL Electric requested that the proposed rate take effect November 1, 2008. This request would not affect generation charges or distribution rates.

In October 2008, the FERC accepted the proposed rate for filing, effective November 1, 2008, subject to refund. The FERC did not adjust the requested return on equity of 12.84%, which included 50 basis points for membership in PJM. Finally, the FERC set the matter for hearing, but held the hearings in abeyance to provide time to establish settlement judge procedures. Settlement discussions are now underway among PPL Electric, FERC staff and several intervening parties. PPL Electric cannot predict the outcome of this matter.

  PJM RPM Litigation

In May 2008, a group of state public utility commissions, state consumer advocates, municipal entities and electric cooperatives, industrial end-use customers and a single electric distribution company (collectively, the RPM Buyers) filed a complaint before the FERC objecting to the prices for capacity under the PJM Reliability Pricing Model (RPM) that were set in the 2008-09, 2009-10 and 2010-11 RPM base residual auctions. The RPM Buyers request that the FERC reset the rates paid to generators for capacity in those periods to a significantly lower level. Thus, the complaint requests that generators be paid less for those periods through refunds and/or prospective changes in rates. The relief requested in the complaint, if granted, could have a material effect on PPL, PPL Energy Supply and PPL Electric. PJM, PPL and numerous other parties have responded to the complaint, strongly opposing the relief sought by the RPM Buyers. In September 2008, the FERC entered an order denying the complaint. PPL cannot predict the outcome of this proceeding.

In December 2008, the PJM submitted amendments to certain provisions governing its RPM capacity market. The amendments were intended to permit the compensation available to suppliers that provide capacity, like PPL Energy Supply, to increase. The PJM sought approval of the amendments in time for them to be implemented for the next capacity auction that will occur in May 2009 (for service in June 2012 through May 2013). Numerous parties, including PPL, protested the PJM’s filing. Certain of the protesting parties proposed changes to the capacity market auction that would result in a reduction in compensation to capacity suppliers. The changes proposed by the PJM and by other parties in response to the PJM proposals could significantly affect the compensation available to suppliers of capacity participating in future RPM auctions. PPL cannot predict the outcome of this proceeding.

  Energy Policy Act of 2005—Reliability Standards

In August 2005, the Energy Policy Act of 2005 (the 2005 Energy Act) was signed into law. The 2005 Energy Act is comprehensive legislation that substantially affects the regulation of energy companies. The Act amends federal energy laws and provides the FERC with new oversight responsibilities. Among the important changes that have been implemented under this legislation is the appointment of the NERC to establish and enforce mandatory reliability standards (Reliability Standards) regarding the bulk power system. The FERC will oversee this process and independently enforce the Reliability Standards.

The Reliability Standards have the force and effect of law and apply to certain users of the bulk power electricity system, including electric utility companies, generators and marketers. The FERC has indicated it intends to enforce vigorously the Reliability Standards using, among other means, civil penalty authority. Under the Federal Power Act, the FERC may assess civil penalties of up to $1 million per day, per violation, for certain violations. The first group of Reliability Standards approved by the FERC became effective in June 2007.

In September 2007, PPL Electric self-reported to the RFC that PPL Electric had identified a potential violation of certain reliability requirements and submitted an accompanying mitigation plan. In February 2008, the RFC notified PPL Electric that it had completed its investigation, accepted PPL Electric’s mitigation plan and issued a Notice of Alleged Violation. In September 2008, the RFC issued its Notice of Confirmed Violation concerning this matter. The RFC’s determination is subject to review and approval by the NERC and the FERC. At this time, PPL Electric cannot predict the outcome of these reviews.

  Environmental Matters

Due to the environmental issues discussed below or other environmental matters, PPL Electric may be required to modify, curtail, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PPL Electric also may incur capital expenditures or operating expenses in amounts which are not now determinable, but could be significant.

  Superfund and Other Remediation

PPL Electric is a potentially responsible party at several sites listed by the EPA under the federal Superfund program, including the Columbia Gas Plant Site and the Ward Transformer site. Clean-up actions have been or are being undertaken at all of these sites, the costs of which have not been significant to PPL Electric. However, should the EPA require different or additional measures in the future, or should PPL Electric’s share of costs at multi-party sites increase significantly more than currently expected, the costs to PPL Electric could be significant.

PPL Electric has been remediating several sites that were not being addressed under another regulatory program such as Superfund, but for which PPL Electric may be liable for remediation. These include a number of coal gas manufacturing facilities formerly owned or operated by a predecessor to PPL Electric.

Depending on the outcome of investigations at sites where investigations have not begun or have not been completed, the costs of remediation and other liabilities could be substantial. PPL Electric also could incur other non-remediation costs at sites included in the consent orders or other contaminated sites, the costs of which are not now determinable, but could be significant.

The EPA is evaluating the risks associated with naphthalene, a chemical by-product of coal gas manufacturing. As a result of the EPA’s evaluation, individual states may establish stricter standards for water quality and soil cleanup. This could require several PPL subsidiaries, including PPL Electric, to take more extensive assessment and remedial actions at former coal gas manufacturing facilities. The costs to PPL Electric of complying with any such requirements are not now determinable, but could be significant.

Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs for PPL Electric that cannot be estimated at this time.

  Electric and Magnetic Fields

Concerns have been expressed by some members of the public regarding potential health effects of power frequency EMFs, which are emitted by all devices carrying electricity, including electric transmission and distribution lines and substation equipment. Government officials in the U.S. and the U.K. have reviewed this issue. The U.S. National Institute of Environmental Health Sciences concluded in 2002 that, for most health outcomes, there is no evidence that EMFs cause adverse effects. The agency further noted that there is some epidemiological evidence of an association with childhood leukemia, but that the evidence is difficult to interpret without supporting laboratory evidence. The U.K. National Radiological Protection Board (part of the U.K. Health Protection Agency) concluded in 2004 that, while the research on EMFs does not provide a basis to find that EMFs cause any illness, there is a basis to consider precautionary measures beyond existing exposure guidelines. In April 2007, the Stakeholder Group on Extremely Low Frequency EMF, set up by the U.K. Government, issued its interim assessment which describes a number of options for reducing public exposure to EMFs. This assessment is being considered by the U.K. Government. PPL Electric believes the current efforts to determine whether EMFs cause adverse health effects should continue and is taking steps to reduce EMFs, where practical, in the design of new transmission and distribution facilities. PPL Electric is unable to predict what effect, if any, the EMF issue might have on its operations and facilities, and the associated cost, or what, if any, liabilities it might incur related to the EMF issue.

Guarantees and Other Assurances

In the normal course of business, PPL Electric enters into agreements that provide financial performance assurance to third parties on behalf of certain subsidiaries. Such agreements include, for example, guarantees, stand-by letters of credit issued by financial institutions and surety bonds issued by insurance companies. These agreements are entered into primarily to support or enhance the creditworthiness attributed to a subsidiary on a stand-alone basis or to facilitate the commercial activities of PPL Electric.

PPL Electric and its subsidiaries provide miscellaneous guarantees through contracts entered into in the normal course of business. These guarantees are primarily in the form of indemnification or warranties related to services or equipment and vary in duration. The amounts of these guarantees often are not explicitly stated, and the overall maximum amount of the obligation under such guarantees cannot be reasonably estimated. Historically, PPL Electric and its subsidiaries have not made any significant payments with respect to these types of guarantees and the probability of payment/performance under these guarantees is remote. At December 31, 2008, the aggregate fair value of the indemnities related to arrangements entered into subsequent to December 31, 2002 was insignificant. Among these guarantees are:

•	In connection with its issuances of securities, PPL Electric engages underwriters, purchasers and purchasing agents to whom they provide indemnification for damages incurred by such parties arising from PPL Electric’s material misstatements or omissions in the related offering documents. In addition, in connection with these securities offerings and other financing transactions, PPL Electric also engages trustees or custodial, escrow or other agents to act for the benefit of investors or to provide other agency services. PPL Electric typically provides indemnification to these agents for liabilities or expenses incurred by them in performing their obligations.

•	In connection with certain of their credit arrangements, PPL Electric provides the creditors or credit arrangers with indemnification that is standard for each particular type of transaction. For instance, under the credit agreement for the asset-backed commercial paper program, PPL Electric and its special purpose subsidiary have agreed to indemnify the commercial paper conduit, the sponsoring financial institution and the liquidity banks for damages incurred by such parties arising from, among other things, a breach by PPL Electric or the subsidiary of their various representations, warranties and covenants in the credit agreement, PPL Electric’s activities as servicer with respect to the pledged accounts receivable and any dispute by PPL Electric’s customers with respect to payment of the accounts receivable.

•	As a participant in the PJM, PPL Electric has exposure to other participants’ failure to pay under the indemnification provision of PPL Electric’s agreement with PJM, which allocates the loss to other participants.

PPL, on behalf of itself and certain of its subsidiaries, including PPL Electric, maintains insurance that covers liability assumed under contract for bodily injury and property damage. The coverage requires a $4 million deductible per occurrence and provides maximum aggregate coverage of $150 million. This insurance may be applicable to certain obligations under the contractual arrangements discussed above.

11.	Related Party Transactions

  PLR Contracts

PPL Electric has power sales agreements with PPL EnergyPlus, effective July 2000 and January 2002, in which PPL EnergyPlus will supply all of PPL Electric’s PLR load through December 31, 2009. Under these contracts, PPL EnergyPlus provides electricity at the predetermined capped prices that PPL Electric is authorized to charge its PLR customers. These purchases totaled $1.8 billion in 2008 and 2007 and $1.7 billion in 2006. These purchases include nuclear decommissioning recovery and amortization of an up-front contract payment and are included in the Statements of Income as “Energy purchases from affiliate.’’

Under one of the PLR contracts, PPL Electric is required to make performance assurance deposits with PPL EnergyPlus when the market price of electricity is less than the contract price by more than its contract collateral threshold. Conversely, PPL EnergyPlus is required to make performance assurance deposits with PPL Electric when the market price of electricity is greater than the contract price by more than its contract collateral threshold. PPL Electric estimated that at December 31, 2008, the fair value of the contract was approximately $917 million. Accordingly, at December 31, 2008, PPL Energy Supply was required to provide PPL Electric with performance assurance of $300 million, the maximum amount required under the contract. PPL Energy Supply’s deposit with PPL Electric was $300 million at both December 31, 2008 and 2007. This deposit is shown on the Balance Sheets as “Collateral on PLR energy supply from affiliate.” PPL Electric pays interest equal to the one-month LIBOR plus 0.5% on this deposit, which is included in “Interest Expense with Affiliate” on the Statements of Income. Interest related to this deposit was $10 million in 2008 and $17 million in 2007 and 2006.

In 2001, PPL Electric made a $90 million up-front payment to PPL EnergyPlus in connection with the PLR contracts. The up-front payment is being amortized by both parties over the term of the PLR contracts. The unamortized balance of this payment and other payments under the contract was $12 million and $24 million at December 31, 2008 and 2007. These balances are reflected on the Balance Sheets as “Prepayment on PLR energy supply from affiliate.” These balances will be fully amortized during 2009.

Under Pennsylvania law and PUC regulations, PPL Electric is required to buy electricity generation supply for customers who do not choose a competitive supplier. PPL Electric has conducted four of its six planned competitive solicitations for generation supply in 2010, after its existing PLR contract expires. Competitive bids have been solicited for 3,400 MW of generation supply, or two-thirds of PPL Electric’s expected supply requirements for these customers in 2010. An independent company, NERA Economic Consulting (NERA), is managing this competitive solicitation process. NERA compiles the results and presents them to the PUC. See Note 10 for additional information on the results of the completed solicitations. Additional bids will be sought twice in 2009 to secure the remainder of supply needed to serve PPL Electric’s customers in 2010.

PPL EnergyPlus was one of the successful bidders in the first competitive solicitation process and has entered into an agreement with PPL Electric to supply up to 671 MW of total peak load in 2010, at an average price of $91.42 per MWh.

Under the standard Supply Master Agreement for the bid solicitation process, PPL Electric requires all suppliers to post collateral once credit exposures exceed defined credit limits. In no instance is PPL Electric required to post collateral to suppliers under these supply contracts. PPL EnergyPlus is required to post collateral with PPL Electric: (a) when the market price of electricity to be delivered by PPL EnergyPlus exceeds the contract price for the forecasted quantity of electricity to be delivered and (b) this market price exposure exceeds a contractual credit limit. Based on the current credit rating of PPL Energy Supply, as guarantor, this credit limit is $35 million. At December 31, 2008, PPL Energy Supply provided PPL Electric with an insignificant letter of credit as performance assurance.

At December 31, 2008, PPL Electric had credit exposure to PPL EnergyPlus under the PLR contracts and the solicitation discussed above, of $917 million. As a result of netting and collateral arrangements, PPL Electric’s credit exposure was reduced to $445 million.

PPL Energy Supply has credit exposure to PPL Electric under PLR contracts. At December 31, 2008, PPL Energy Supply’s credit exposure with PPL Electric was $171 million, excluding the effects of netting arrangements. As a result of netting arrangements, PPL Energy Supply’s credit exposure was reduced to zero.

  NUG Purchases

PPL Electric has a reciprocal contract with PPL EnergyPlus to sell electricity purchased under contracts with NUGs. PPL Electric purchases electricity from the NUGs at contractual rates and then sells the electricity at the same price to PPL EnergyPlus. These purchases totaled $108 million in 2008, $156 million in 2007 and $157 million in 2006. These amounts are included in the Statements of Income as “Wholesale electric to affiliate.”

  Allocations of Corporate Service Costs

PPL Services provides corporate functions such as financial, legal, human resources and information services. PPL Services charges the respective PPL subsidiaries for the cost of such services when they can be specifically identified. The cost of these services that is not directly charged to PPL subsidiaries is allocated to certain of the subsidiaries based on an average of the subsidiaries’ relative invested capital, operation and maintenance expenses, and number of employees. PPL Services allocated the following amounts, which PPL management believes are reasonable, to PPL Electric, including amounts applied to accounts that are further distributed between capital and expense.

	2008	2007	2006

Direct/Allocated Costs	$116	$112	$130

  Intercompany Borrowings

In August 2004, a PPL Electric subsidiary issued a $300 million demand note to an affiliate. There was a balance outstanding of $300 million at December 31, 2008, and $277 million at December 31, 2007. Interest is due quarterly at a rate equal to the 3-month LIBOR plus 1% in 2008 and 2007 and 1.25% in 2006. This note is shown on the Balance Sheets as “Note receivable from affiliate.” Interest earned on the note is included in “Interest Income from Affiliate” on the Statements of Income, and was $9 million, $19 million and $20 million for 2008, 2007 and 2006.

  Intercompany Insurance

PPL Power Insurance Ltd. (PPL Power Insurance) is a subsidiary of PPL that provides insurance coverage to PPL and its subsidiaries, including PPL Electric, for property damage, general/public liability and workers’ compensation.

PPL Power Insurance charged premiums to PPL Electric of $9 million, $8 million and $5 million for 2008, 2007 and 2006.

During 2008, 2007 and 2006, PPL Power Insurance also charged premiums, primarily for worker compensation of $3 million for 2008 and $4 million for 2007 and 2006. These premiums are allocated to certain PPL subsidiaries, including PPL Electric, based on direct labor costs.

Recoveries on various insurance claims with PPL Power Insurance, which were primarily included as offsets to “Other operation and maintenance” on the Statements of Income, were $7 million and $12 million for 2008 and 2007. There were no insurance recoveries in 2006.

Transmission

PPL Energy Supply owns no domestic transmission or distribution facilities, other than facilities to interconnect its generation with the electric transmission system. Therefore, PPL EnergyPlus and other PPL Generation subsidiaries must pay PJM, the operator of the transmission system, to deliver the energy these subsidiaries supply to retail and wholesale customers in PPL Electric’s franchised territory in eastern and central Pennsylvania. PJM in turn pays PPL Electric for the use of its transmission system.

Other

See Note 1 for discussions regarding the intercompany tax sharing policy and intercompany allocations of stock-based compensation expense. See Note 5 for a discussion regarding capital transactions between PPL and its affiliates. See Note 9 for discussions regarding intercompany allocations of defined benefits.

12.	Other Income—Net

The breakdown of “Other Income—net” was:

	2008	2007	2006

Other Income
Interest income	$7	$9	$12
Gain on sales of real estate		4
Miscellaneous		1	1

Total	7	14	13
Other Deductions	2	2	2

Other Income—net	$5	$12	$11

13.	Fair Value Measurements

Adoption of SFAS 157

Effective January 1, 2008, PPL Electric adopted SFAS 157. SFAS 157 provides a definition of fair value as well as a framework for measuring fair value. In addition, SFAS 157 expands the fair value disclosure requirements of other accounting pronouncements to require, among other things, disclosure of the methods and assumptions used to measure fair value as well as the earnings impact of certain fair value measurement techniques.

As defined by SFAS 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Consistent with the valuation techniques identified in SFAS 157, PPL Electric uses, as appropriate, a market approach (generally, data from market transactions), an income approach (generally, present value techniques), and/or a cost approach (generally, replacement cost) to measure the fair value of an asset or liability. These valuation approaches incorporate inputs such as observable, independent market data and/or unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability. These inputs may incorporate, as applicable, certain risks such as nonperformance risk, which includes credit risk.

SFAS 157 established a fair value hierarchy that prioritizes the inputs used to measure fair value into three broad levels. The hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The level in the fair value hierarchy within which the fair value measurement in its entirety is classified is determined based on the lowest level input that is significant to the fair value measurement in its entirety. SFAS 157 recognizes that assessing the significance of a particular input requires judgment that considers factors specific to the asset or liability. As such, PPL Electric’s assessment of the significance of a particular input may affect the placement of assets and liabilities within the fair value hierarchy.

The three levels of the fair value hierarchy as specified by SFAS 157 are:

•	Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date. Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 - inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for substantially the full term of the asset or liability.

•	Level 3 - unobservable inputs that management believes are predicated on the assumptions market participants would use to measure the asset or liability at fair value.

The assets measured at fair value in accordance with SFAS 157 at December 31, 2008 were:

		Fair Value Measurements Using
	Total	Level 1	Level 2	Level 3

Assets
Cash and cash equivalents	$483	$483
Restricted cash and cash equivalents	15	15

	$498	$498

Cash and Cash Equivalents and Restricted Cash and Cash Equivalents

PPL Electric uses the market approach to determine the fair value of cash and cash equivalents and restricted cash and cash equivalents. Such fair value measurements are classified as Level 1.

14.	Credit Concentration

PPL Electric enters into contracts with many entities for the purchase and sale of energy. Many of these contracts are considered a normal part of doing business and, as such, the fair value of these contracts is not reflected in the financial statements. However, the fair value of these contracts is considered when committing to new business from a credit perspective.

PPL Electric has credit exposure to energy trading partners. The majority of these exposures are the fair value of multi-year contracts for energy sales and purchases. Therefore, if these counterparties fail to perform their obligations under such contracts, PPL Electric would not experience an immediate financial loss but would experience lower revenues or higher costs in future years to the extent that replacement sales or purchases could not be made at the same prices as those under the defaulted contracts.

PPL and its subsidiaries have credit policies to manage its credit risk, including the use of an established credit approval process, daily monitoring of counterparty positions, and the use of master netting agreements. These agreements include credit mitigation provisions, such as margin, prepayment or collateral requirements. PPL Electric may request the additional credit assurance in the event that the counterparties’ credit ratings fall below investment grade or their exposures exceed an established credit limit.

At December 31, 2008, PPL Electric had no credit exposure as a result of its two solicitation bids in 2007 and two solicitation bids in 2008 for the 2010 PLR supply. The successful bidders were nine suppliers, all of which had an investment grade credit rating from S&P. PPL EnergyPlus was one of the successful bidders in the first competitive solicitation process.

Additionally, PPL Electric has credit exposure to PPL Energy Supply under the PLR contracts. This exposure is excluded from the exposure discussed above. See Note 11 for additional information on the related party credit exposure.

PPL Electric’s accounts receivable and revenues are primarily from customers in eastern and central Pennsylvania; as a result, there is a concentration of credit risk associated with this geographic concentration. PPL Electric requires deposits from customers deemed to have higher credit risk. This credit risk is also mitigated by the high number of customers and relatively low balances on an individual customer basis. The net credit exposure at December 31, 2008 and 2007 was $405 million and $385 million.

15.	Restricted Cash and Cash Equivalents

The following table details the components of restricted cash and cash equivalents by type.

	December 31,
	2008	2007

Current:
Funds deposited with Trustee to defease First Mortgage Bonds (a)	$1
Collateral for letters of credit (b)		$41
Miscellaneous		1

Total current	1	42

Noncurrent:
Funds deposited with Trustee to defease First Mortgage Bonds (a)	14
PPL Transition Bond Company Indenture reserves (c)		42

Total noncurrent	14	42

	$15	$84

(a)	See Note 5 for discussion of the in-substance defeasance.

(b)	Includes a deposit with a financial institution of funds from the asset-backed commercial paper program to fully collateralize letters of credit.

(c)	Credit enhancement for PPL Transition Bond Company’s $2.4 billion Series 1999-1 Bonds to protect against losses or delays in scheduled payments.

16.	Intangible Assets

The gross carrying amount and the accumulated amortization of intangible assets were:

	December 31, 2008		December 31, 2007
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Subject to amortization:
Land and transmission rights	$203	$89	$192	$86
Not subject to amortization due to indefinite life:
Land and transmission rights	16		15

	$219	$89	$207	$86

Intangible assets are shown as “Intangibles” on the Balance Sheets.

Amortization expense was $3 million for 2008 and $2 million for 2007 and 2006 and is estimated to be $3 million per year for 2009 through 2013. The annual provision for amortization has been computed principally in accordance with a 65-year weighted-average asset life. The weighted average rate of amortization was 1.28% and 1.22% at December 31, 2008 and 2007.

17.	Asset Retirement Obligations

PPL Electric has identified legal retirement obligations for the retirement of certain transmission assets that could not be reasonably estimated due to indeterminable settlement dates. These assets are located on rights-of-way that allow the grantor to require PPL Electric to relocate or remove the assets. Since this option is at the discretion of the grantor of the right-of-way, PPL Electric is unable to determine when these events may occur.

18.	Available-for-Sale Securities

In accordance with SFAS 115, PPL Electric classifies certain short-term investments as available-for-sale. Available-for-sale securities are carried on the balance sheet at fair value. Unrealized gains and losses on these securities are reported, net of tax, in OCI or are recognized currently in earnings when a decline in fair value is determined to be other-than-temporary. The specific identification method is used to calculate realized gains and losses on debt securities.

PPL Electric held no available-for-sale securities at December 31, 2008 and 2007. Proceeds from the sale of available-for-sale securities were $90 million, $57 million and $143 million in 2008, 2007 and 2006. PPL Electric did not incur any unrealized or realized gains (losses) during 2008, 2007 or 2006 as cost approximated fair value.

In October 2008, the PEDFA issued $90 million aggregate principal amount of Pollution Control Revenue Refunding Bonds, Series 2008 (PPL Electric Utilities Corporation Project) due 2023 (PPL Electric Series 2008 Bonds) on behalf of PPL Electric. PPL Electric acted as the initial purchaser of the PPL Electric Series 2008 Bonds upon issuance. PPL Electric remarketed the PPL Electric Series 2008 Bonds to unaffiliated investors in November 2008. No realized or unrealized gains (losses) were recorded in 2008 on these securities, as the carrying value represented or approximated fair value.

19.	New Accounting Standards Pending Adoption

EITF 08-5

In September 2008, the FASB issued EITF 08-5. EITF 08-5 applies to liabilities issued with an inseparable third-party credit enhancement when the liability is measured or disclosed at fair value on a recurring basis. An issuer shall disclose the existence of a third-party credit enhancement, and the fair value measurement of the liability shall not include the effect of this third-party credit enhancement.

PPL Electric will adopt EITF 08-5, prospectively, effective January 1, 2009. While this guidance will impact PPL Electric’s fair value disclosure of certain credit-enhanced debt instruments, it will not have a material impact on the financial statements.

SFAS 141(R)

In December 2007, the FASB issued SFAS 141(R), which replaces SFAS 141. PPL Electric will adopt SFAS 141(R), prospectively, effective January 1, 2009. The most significant changes to business combination accounting pursuant to SFAS 141(R) includes requirements or amendments to:

•	recognize with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed, and noncontrolling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity;

•	measure acquirer shares issued in consideration for a business combination at fair value on the acquisition date;

•	recognize contingent consideration arrangements at the acquisition-date fair values, with subsequent changes in fair value generally reflected through earnings;

•	recognize pre-acquisition loss and gain contingencies at their acquisition-date fair values, with certain exceptions;

•	capitalize in-process research and development assets acquired;

•	expense, as incurred, acquisition-related transaction costs;

•	capitalize acquisition-related restructuring costs only if the criteria in SFAS 146 are met as of the acquisition date;

•	recognize changes that result from a business combination transaction in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals as adjustments to income tax expense;

•	recognize changes in unrecognized tax benefits acquired in a business combination, including business combinations that have occurred prior to January 1, 2009, in income tax expense rather than in goodwill; and

•	provide guidance on the impairment testing of acquired research and development intangible assets and assets that the acquirer intends not to use.

The adoption of SFAS 141(R) will impact the accounting for business combinations for which the acquisition date is on or after January 1, 2009. As noted above, it will also impact all changes to tax uncertainties and income tax valuation allowances established for business combinations that have occurred prior to January 1, 2009. Early adoption is prohibited. The January 1, 2009 adoption of SFAS 141(R) is not expected to have a significant impact on PPL Electric; however, the impact in periods subsequent to adoption could be material.

SFAS 157

See Note 1 for information regarding PPL Electric’s election to defer the application of SFAS 157 for eligible nonfinancial assets and liabilities.

SFAS 161

In March 2008, the FASB issued SFAS 161, which applies to all derivative instruments, including bifurcated derivative instruments and nonderivative instruments that are designated and qualify as hedging instruments pursuant to SFAS 133, as well as related hedged items accounted for under SFAS 133. SFAS 161 requires entities to expand its disclosures to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows.

PPL Electric will adopt SFAS 161, prospectively, effective January 1, 2009. SFAS 161 permits early adoption and encourages, but does not require, comparative disclosures for earlier periods at initial adoption. SFAS 161 was issued to provide greater transparency by enhancing existing disclosures; therefore, the adoption is not expected to have a material impact on PPL Electric’s financial statements.

20.	Cost Reduction Initiative

On February 24, 2009, PPL announced that a cost reduction initiative has resulted in the elimination of approximately 200 management and staff positions across PPL’s domestic operations, or approximately 6% of PPL’s non-union, domestic workforce. Most of the affected employees have been separated.

As a result of the workforce reduction, PPL Electric will record a one-time after-tax charge of between $5 and $6 million for the three months ended March 31, 2009. Included in the charge is an allocation of the costs associated with the elimination of positions at PPL Services.

SELECTED FINANCIAL AND OPERATING DATA
PPL Electric Utilities Corporation (a)(b)

	2008	2007	2006	2005	2004

Income Items - millions
Operating revenues	$3,401	$3,410	$3,259	$3,163	$2,847
Operating income	375	350	418	377	259
Net income	176	163	194	147	76
Income available to PPL	158	145	180	145	74
Balance Sheet Items - millions (c)
Property, plant and equipment—net	3,152	3,021	2,880	2,716	2,657
Recoverable transition costs	281	574	884	1,165	1,431
Total assets	5,416	4,986	5,315	5,537	5,526
Long-term debt	1,769	1,674	1,978	2,411	2,544
Shareowner’s equity	1,646	1,586	1,559	1,375	1,323
Short-term debt	95	41	42	42	42
Total capital provided by investors	3,510	3,301	3,579	3,828	3,909
Financial Ratios
Return on average common equity—%	12.00	11.35	14.33	11.20	5.95
Embedded cost rates (c)
Long-term debt—%	6.36	6.01	6.46	6.56	6.86
Preferred securities—%	6.18	6.18	6.18	5.14	5.14
Times interest earned before income taxes	3.45	2.77	2.96	2.19	1.45
Ratio of earnings to fixed charges (d)	3.4	2.7	2.9	2.1	1.4
Ratio of earnings to combined fixed charges and preferred stock dividends (e)	2.7	2.3	2.5	2.1	1.4
Sales Data
Customers (thousands) (c)	1,394	1,387	1,377	1,365	1,351
Electric energy delivered—millions of kWh
Residential	14,419	14,411	13,714	14,218	13,441
Commercial	13,942	13,801	13,174	13,196	12,610
Industrial	9,508	9,547	9,638	9,777	9,620
Other	189	191	157	167	163

Retail electric sales	38,058	37,950	36,683	37,358	35,834
Wholesale electric sales (f)					72

Total electric energy delivered	38,058	37,950	36,683	37,358	35,906

Electric energy supplied as a PLR—millions of kWh	38,043	37,919	36,577	36,917	34,841

(a)	Earnings for the years 2007, 2006 and 2005 were affected by several special items that management considers significant. See “Earnings” in Management’s Discussion and Analysis of Financial Condition and Results of Operations for a description of special items in 2007 and 2006.

(b)	See Note 10 to the Financial Statements for uncertainties that could affect PPL Electric’s future financial condition.

(c)	As of each respective year-end.

(d)	Computed using earnings and fixed charges of PPL Electric and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, amortization of debt discount, expense and premium—net, and the estimated interest component of operating rentals.

(e)	Computed using earnings and fixed charges of PPL Electric and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, amortization of debt discount, expense and premium—net, the estimated interest component of operating rentals and preferred stock dividend requirements.

(f)	The contracts for wholesale sales to municipalities expired in January 2004.

QUARTERLY FINANCIAL DATA (Unaudited)
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	For the Quarters Ended (a)
	March 31	June 30	Sept. 30	Dec. 31

2008
Operating revenues	$908	$800	$842	$851
Operating income	111	78	87	99
Net income	56	36	41	43
Income available to PPL	51	32	36	39

2007
Operating revenues	$902	$798	$855	$855
Operating income	111	78	82	79
Net income	57	34	40	32
Income available to PPL	52	30	35	28

(a)	PPL Electric’s business is seasonal in nature, with peak sales periods generally occurring in the winter and summer months. In addition, earnings in 2007 were affected by a special item. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.

EXECUTIVE OFFICERS OF PPL ELECTRIC UTILITIES CORPORATION

Officers of PPL Electric are elected annually by its Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, nor is there any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.

Listed below are the executive officers at December 31, 2008.

Name	Age	Positions Held During the Past Five Years	Dates

David G. DeCampli	51	President	April 2007—present
		Senior Vice President-Transmission and Distribution Engineering and Operations	December 2006—April 2007
		Vice President-Asset Investment Strategy and Development-Exelon Energy Delivery-Exelon Corp.	April 2004—December 2006
		Vice President and Chief Integration Officer-Exelon Energy Delivery-Exelon Corp.	June 2003—March 2004
James E. Abel	57	Treasurer	July 2000—present

J. Matt Simmons, Jr.	43	Vice President and Controller	January 2006—present
		Vice President-Finance and Controller-Duke Energy Americas	October 2003—January 2006

SHAREOWNER AND INVESTOR INFORMATION

Annual Meeting:  The 2009 annual meeting of shareowners of PPL Electric will be held on Thursday, May 21, 2009, at the offices of the company at Two North Ninth Street, Allentown, Pennsylvania.

Information Statement Material:  An information statement and notice of PPL Electric’s annual meeting is mailed to all shareowners of record as of February 27, 2009.

Dividends:  Subject to the declaration of dividends on PPL Electric preferred stock and preference stock by the PPL Electric Board of Directors, dividends are paid on the first day of April, July, October and January. The 2009 record dates for dividends are expected to be June 10, September 10, and December 10.

Direct Deposit of Dividends:  Shareowners may choose to have their dividend checks deposited directly into their checking or savings account.

PPL Shareowner Information Line (1-800-345-3085):  Shareowners can get detailed corporate and financial information 24 hours a day using the PPL Shareowner Information Line. They can hear timely recorded messages about earnings, dividends and other company news releases; request information by fax; and request printed materials in the mail. Other PPL Electric publications, such as the annual and quarterly reports to the Securities and Exchange Commission (Forms 10-K and 10-Q), will be mailed upon request, or write to:

Manager—PPL Investor Services
Two North Ninth Street (GENTW13)
Allentown, PA 18101

FAX: 610-774-5106
Via email: invserv@pplweb.com

PPL’s Web Site (www.pplweb.com):  Shareowners can access PPL Electric Securities and Exchange Commission filings, corporate governance materials, news releases, PPL Corporation stock quotes and historical performance of PPL Corporation common stock. Visitors to our Web site can provide their e-mail address and indicate their desire to receive future earnings or news releases automatically.

Shareowner Inquiries:

Wells Fargo Shareowner Servicessm
PPL Corporation Plan
161 North Concord Exchange
South St. Paul, MN 55075-1139

Toll Free: 1-800-345-3085
Outside U.S.: 651-453-2129
FAX: 651-450-4085
www.wellsfargo.com/shareownerservices

Online Account Access:  Registered shareowners can access account information by visiting www.shareowneronline.com.

Dividend Reinvestment Plan:  Shareowners may choose to have dividends on their PPL Electric preferred and preference stock reinvested in PPL common stock instead of receiving the dividend by check.

Direct Registration System:  PPL Electric participates in the Direct Registration System (DRS). Shareowners may choose to have their preferred stock certificates deposited into the DRS.

Listed Securities: New York Stock Exchange PPL Corporation: Common Stock (Code: PPL) PPL Electric Utilities Corporation: 4 1/2% Preferred Stock (Code: PPLPRB) 4.40% Series Preferred Stock (Code: PPLPRA)	Fiscal Agents:

Stock Transfer Agent and Registrar;
Dividend Reinvestment Plan Agent
Wells Fargo Bank, N.A.
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

Toll Free: 1-800-345-3085
Outside U.S.: 651-453-2129

Dividend Disbursing Office
PPL Investor Services
Two North Ninth Street (GENTW13)
Allentown, PA 18101
FAX: 610-774-5106
Via email: invserv@pplweb.com
Or call the PPL Shareowner Information Line

Toll Free: 1-800-345-3085

Mortgage Bond Trustee
Transfer and Bond Interest Paying Agent
Deutsche Bank Trust Company Americas
648 Grassmere Park Road
Nashville, TN 37211

Toll Free: 1-800-735-7777
FAX: 615-835-2727

Indenture Trustee
The Bank of New York Mellon
101 Barclay Street
New York, NY 10286

PPL Electric Utilities Corporation, PPL Corporation and PPL Energy Supply, LLC file a joint Annual Report on Form 10-K with the Securities and Exchange Commission. The Form 10-K for 2008 is available without charge by writing to the Investor Services Department at Two North Ninth Street (GENTW13), Allentown, PA 18101, by calling 1-800-345-3085, or by accessing it through the Investor Center page of PPL Corporation’s Internet Web site identified below.

For the latest information on PPL Electric Utilities Corporation and PPL Corporation,
visit our location on the Internet at
http://www.pplweb.com

Admission Ticket

PPL Electric Utilities Corporation

April 28, 2009

Annual Meeting of Shareowners
9 a.m., May 21, 2009
PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, Pennsylvania

Dear Shareowner of Preferred or Series Preferred Stock:

It is a pleasure to invite you to attend the 2009 Annual Meeting of Shareowners, which will be held at 9 a.m. on Thursday, May 21, 2009, at the offices of PPL Electric Utilities Corporation, Two North Ninth Street, Allentown. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Information Statement.

The accompanying Notice of Annual Meeting and Information Statement is being provided to you for information purposes only.

As detailed in the Information Statement, votes from holders of Preferred and Series Preferred Stock can have no effect on the outcome of matters under consideration at the Annual Meeting. This is because PPL Corporation owns all of the outstanding shares of common stock of PPL Electric Utilities Corporation, which represents 99% of the voting shares. Consequently, in an effort to avoid unnecessary expense, we are not soliciting proxies from such holders. Preferred and Series Preferred holders are, of course, welcome to attend the meeting on May 21.

We hope you will be able to attend in person. If you plan to attend the meeting, please bring this admission ticket with you to the meeting.

Sincerely,

James H. Miller
Chairman of the Board

PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, PA 18101
I-78
US 22
EXIT 33
PA TURNPIKE
RTE 9
US 222
RTE 309
CEDAR CREST BLVD
15th STREET
WALNUT STREET
HAMILTON BLVD
LINDEN STREET
TURNER STREET
TILGHMAN ST
10th STREET
WASHINGTON
FOUNTAIN ST
9th STREET
8th STREET
7th STREET
MacARTHUR ROAD
6th STREET
4th STREET
FRONT STREET
FULLERTON AVE
ONE WAY
Lehigh River
HANOVER AVE
UNION BLVD
US 22
Airport Terminal
AIRPORT ROAD
IRVING ST
TO Bethlehem